Exhibit 10.5

EXECUTION COPY

$1,300,000,000

TERM LOAN CREDIT AGREEMENT

among

ADVANCEPIERRE FOODS HOLDINGS, INC.,

PIERRE HOLDCO, INC.,

ADVANCEPIERRE FOODS, INC.,

VARIOUS LENDERS

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as ADMINISTRATIVE AGENT and SECURITY AGENT

Dated as of June 2, 2016

MORGAN STANLEY SENIOR FUNDING, INC.	DEUTSCHE BANK SECURITIES INC.

BARCLAYS BANK PLC	CREDIT SUISSE SECURITIES (USA) LLC	MACQUARIE CAPITAL (USA) INC.	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as JOINT LEAD ARRANGERS and JOINT BOOK-RUNNING MANAGERS

DEUTSCHE BANK SECURITIES INC., as DOCUMENTATION AGENT	DEUTSCHE BANK SECURITIES INC., as SYNDICATION AGENT

5.11	Intercreditor Agreement	68
5.12	Security Agreements	68
5.13	ABL Credit Agreement	69
5.14	Financial Statements	69
5.15	Solvency Certificate; Insurance Certificates	69

SECTION 6.	Additional Conditions Precedent to the Incurrence of Loan	70
6.01	No Default; Representations and Warranties	70
6.02	Notice of Borrowing	70

SECTION 7.	Representations, Warranties and Agreements	70
7.01	Company Status	70
7.02	Power and Authority	70
7.03	No Violation	71
7.04	Approvals	71
7.05	Financial Statements; Financial Condition; Projections	71
7.06	Litigation	72
7.07	True and Complete Disclosure	72
7.08	Use of Proceeds; Margin Regulations	72
7.09	Tax Returns and Payments	72
7.10	Compliance with ERISA	73
7.11	Security Documents	73
7.12	Properties	73
7.13	OFAC	73
7.14	Patriot Act/FCPA	74
7.15	Compliance with Statutes, etc.	74
7.16	Investment Company Act	74
7.17	Environmental Matters	74
7.18	Employment and Labor Relations	75
7.19	Intellectual Property, etc.	75

SECTION 8.	Affirmative Covenants	75
8.01	Information Covenants	75
8.02	Books, Records and Inspections; Conference Calls	78
8.03	Maintenance of Property; Insurance	79
8.04	Existence; Franchises	79
8.05	Compliance with Statutes, etc.	79
8.06	Compliance with Environmental Laws	80
8.07	ERISA	80
8.08	End of Fiscal Years	81
8.09	Ratings	81
8.10	Payment of Taxes	81
8.11	Use of Proceeds	81
8.12	Additional Security; Further Assurances; etc.	81
8.13	Change of Name	83

SECTION 9.	Negative Covenants	83
9.01	Liens	83
9.02	Consolidation, Merger, Sale of Assets, etc.	86
9.03	Dividends	89
9.04	Indebtedness	91

9.05	Advances, Investments and Loans	96
9.06	Transactions with Affiliates	99
9.07	[Reserved]	100
9.08	[Reserved]	100
9.09	[Reserved]	100
9.10	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Prepayments of Junior Indebtedness	100
9.11	Negative Pledge	101
9.12	Business; etc.	102

SECTION 10.	Events of Default and Remedies	102
10.01	Upon the occurrence of any of the following specified events (each, an “Event of Default”):	102
10.02	Application of Funds	105

SECTION 11.	The Administrative Agent	105
11.01	Appointment	105
11.02	Nature of Duties	106
11.03	Lack of Reliance on the Administrative Agent; Etc.	106
11.04	Certain Rights of the Agents	107
11.05	Reliance	107
11.06	Indemnification	107
11.07	The Administrative Agent in its Individual Capacity	107
11.08	Holders	108
11.09	Resignation by the Administrative Agent	108
11.10	Collateral Matters	109
11.11	Delivery of Information	110
11.12	Withholding	110

SECTION 12.	Miscellaneous	110
12.01	Payment of Expenses; Indemnification, etc.	110
12.02	Right of Set-off	112
12.03	Notices	113
12.04	Benefit of Agreement; Assignments; Participations	114
12.05	No Waiver; Remedies Cumulative	118
12.06	Payments Pro Rata	118
12.07	Computations	119
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	119
12.09	Counterparts	120
12.10	[Reserved]	120
12.11	Headings Descriptive	120
12.12	Amendment or Waiver; etc.	120
12.13	Survival	123
12.14	Domicile of Loans	123
12.15	Register	123
12.16	Confidentiality	124
12.17	Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States	125
12.18	Patriot Act	125

12.19	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	125
12.20	Interest Rate Limitation	126
12.21	Post-Closing Actions	126
12.22	Revival and Reinstatement of Obligations	126
12.23	Lender Action	127
12.24	Hedging Creditors	127
12.25	Contractual Recognition of Bail-in	127

SCHEDULE 1.01	Commitments

SCHEDULE 7.12	Real Property
SCHEDULE 8.12	Mortgaged Properties
SCHEDULE 9.01	Existing Liens
SCHEDULE 9.04	Existing Indebtedness
SCHEDULE 12.03	Notice Addresses
SCHEDULE 12.21	Post-Closing Actions

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Note
EXHIBIT C-1	Form of U.S. Tax Compliance Certificate
EXHIBIT C-2	Form of U.S. Tax Compliance Certificate
EXHIBIT C-3	Form of U.S. Tax Compliance Certificate
EXHIBIT C-4	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Officer’s Certificate
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Security Agreement
EXHIBIT G	Form of Solvency Certificate
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Assignment and Assumption Agreement
EXHIBIT J	Form of Intercompany Note
EXHIBIT K-1	Form of Intercreditor Agreement
EXHIBIT K-2	Form of Pari Passu Intercreditor Agreement
EXHIBIT K-3	Form of Restated Intercreditor Agreement
EXHIBIT L	Auction Procedures

TERM LOAN CREDIT AGREEMENT, dated as of June 2, 2016, among AdvancePierre Foods Holdings, Inc., a Delaware corporation (“Parent”), Pierre Holdco, Inc., a Delaware corporation (“Holdings”), AdvancePierre Foods, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time and Morgan Stanley Senior Funding, Inc. (acting through such Affiliates and/or branches as it deems appropriate, “MSSF”), as Administrative Agent and as Security Agent.  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on or prior to the date hereof, the Borrower intends to consummate the Refinancing (as defined in Section 5.07(a) hereof);

WHEREAS, in order to finance, in part, the transactions described in the first recital to this Agreement and to pay certain fees and expenses in connection with the Transaction, the Borrower has requested that the Joint Lead Arrangers arrange, and the Lenders provide, a senior secured first-lien term loan facility as set forth in this Agreement; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Joint Lead Arrangers have arranged, and the Lenders are willing to make available to the Borrower, the senior secured first-lien term loan facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.                            Definitions and Accounting Terms.

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ABL Agent” shall mean Wells Fargo Capital Finance, LLC and any successor or replacement agent under the ABL Credit Agreement or any other ABL Loan Document.

“ABL Credit Agreement” shall mean the Second Amended and Restated ABL Credit Agreement, dated as October 10, 2012, by and among Holdings, the Borrower, certain of its Subsidiaries from time to time party thereto, the lenders party thereto from time to time and the ABL Agent, providing for the making of ABL Loans and the issuance of ABL Letters of Credit, as amended by Joinder No. 1 to Second Amended and Restated Security Agreement dated as of January 30, 2015, as further amended by Amendment Number One to Second Amended and Restated Credit Agreement dated as of January 29, 2015, as further amended by the Effective Date ABL Amendment, and as it may be further amended, restated, amended and restated, amended and extended, supplemented, modified, restructured, replaced or refinanced from time to time in accordance with the terms hereof and thereof and the Intercreditor Agreement.  Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Letters of Credit” shall mean the “Letters of Credit” as defined in the ABL Credit Agreement.

“ABL Loan Documents” shall mean the “Loan Documents” as defined in the ABL Credit Agreement, including any amendments, amendment and restatements, supplements, modifications, or replacements thereto entered into in connection with any restructuring, refinancing or replacement to the extent same are permitted hereby and by the Intercreditor Agreement.

“ABL Loans” shall mean the “Advances” as defined in the ABL Credit Agreement or any equivalent term used to describe loans made thereunder.

“ABL Obligations” shall mean the “Obligations” as such term is defined in the ABL Credit Agreement.

“ABL Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“ABL Secured Parties” shall mean the “Lender Group” and “Bank Product Providers” each as defined in the ABL Credit Agreement or any equivalent term used to describe secured parties thereunder.

“Acquired Entity or Business” shall mean either (a) all or substantially all of the assets constituting a business, division or product line of any Person not already a Subsidiary of Parent, or (b) 50.1% or more of the Equity Interests of any such Person (including by way of merger or consolidation), which Person shall, as a result of the acquisition of such Equity Interests or as a result of a merger or consolidation, become a Subsidiary of Parent that is a Restricted Subsidiary (or shall be merged with and into a Subsidiary of Parent that is a Restricted Subsidiary, with such Restricted Subsidiary being the surviving or continuing Person).

“Additional Lender” shall have the meaning provided in Section 2.14(a).

“Additional Security Documents” shall have the meaning provided in Section 8.12(a).

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits (excluding accruals in the ordinary course) which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time.  For purposes of calculating Adjusted Consolidated Working Capital for any period in which a Permitted Acquisition occurs, the “consolidated current assets” and “consolidated current liabilities” of any Acquired Entity or Business (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) as of the date such Permitted Acquisition is consummated shall be added to Consolidated Current Assets or Consolidated Current Liabilities, as the case may be, as of the first day of the applicable period.

“Administrative Agent” shall mean MSSF, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Advance Shareholders” shall mean the “Shareholders” as defined in the Foods Acquisition Agreement, their successors, assigns and affiliates, including Maine Street Holdings, Inc. (formerly Advance Food Company Holdings, Inc.), any family members thereof, and any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender (other than an Affiliated Person or Sponsor Debt Fund in such capacity) or any of their respective Affiliates shall be considered an Affiliate of Parent or any Subsidiary thereof.

“Affiliated Borrower Lender” shall have the meaning provided in Section 2.15(a).

“Affiliated Lender” shall have the meaning provided in Section 2.15(a).

“Affiliated Non-Debt Fund Lender” shall mean each Affiliated Lender that is not a Sponsor Debt Fund.

“Affiliated Person” shall have the meaning provided in Section 2.15(a).

“Agents” shall mean and include the Administrative Agent and the Security Agent.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (a) the aggregate amount of all cash paid (or to be paid) by Parent, Holdings or any of their respective Restricted Subsidiaries in connection with such Permitted Acquisition (other than payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price, earn-out, non-compete and other similar cash-pay obligations of Parent, Holdings or any of their respective Restricted Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower or Parent), (b) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced (by Parent or any of its Restricted Subsidiaries on behalf of the respective Acquired Entity or Business) and/or issued by Parent and its Restricted Subsidiaries in connection with such Permitted Acquisition to the extent permitted by Section 9.04 (including Permitted Acquired Debt) and (c) the Fair Market Value of all other consideration (excluding Qualified Equity Interests and any Net Cash Proceeds thereof) paid (or to be paid) by Parent, Holdings or their respective Restricted Subsidiaries in connection with such Permitted Acquisition; provided that any future payment that is subject to a contingency shall be considered Aggregate Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Parent or any of its Restricted Subsidiaries.

“Agreement” shall mean this Term Loan Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Margin” shall mean a percentage per annum equal to (a) until the delivery of the compliance certificate for the financial statements for the first Fiscal Quarter ending after the Effective Date pursuant to Section 8.01, in the case of Effective Date Loans maintained as (i) Base Rate Loans, 2.75%, and (ii) LIBOR Loans, 3.75%, and (b) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as follows:

Pricing Level	Total Net Leverage Ratio	Base Rate Loans	LIBOR Loans
1	< 4.00:1.00	2.50%	3.50%
2	> 4.00:1.00	2.75%	3.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 8.01; provided, however, that if a compliance certificate is not delivered when due in accordance with such Section, then, Pricing Level 2 shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 8.01, whereupon the Applicable Margin shall be adjusted based upon the calculation of the Total Net Leverage Ratio contained in such compliance certificate; provided, further, that if at any time the Borrower (or the Parent, if the Parent then receives public entity-level credit ratings and the Borrower does not receive public entity-level credit ratings) shall fail to maintain both (x) a public corporate family rating of at least “B1” from Moody’s and (y) a public corporate rating of at least “B+” from S&P (together, receiving “Floor Ratings”), then Pricing Level 2 shall automatically apply, effective as of the first day when a rating is downgraded, withdrawn or otherwise changed such that Floor Ratings are no longer maintained (and for the avoidance of doubt, if the Borrower (or the Parent, if applicable) shall receive Floor Ratings after a period wherein it failed to do so, then the Pricing Level will again be determined based on the Total Net Leverage Ratio, in accordance with the preceding clauses of this sentence).  If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of providing corporate entity ratings, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the ratings of the other rating agency (or, if the circumstances referred to in this sentence shall affect both rating agencies, the ratings most recently in effect prior to such changes or cessations).

“Asset Sale” shall mean any sale, transfer or other disposition by Parent or any of its Restricted Subsidiaries to any Person other than to Parent or any of its Restricted Subsidiaries of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person) pursuant to Section 9.02(e), but excluding any sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $15,000,000.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I.

“Auction Manager” shall have the meaning provided in Section 2.15(a).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” shall mean the auction procedures with respect to Dutch Auction Purchase Offers set forth in Exhibit L hereto.

“Authorized Officer” shall mean, with respect to (a) delivering the Notice of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors (or similar governing body) of the Borrower to deliver such notices and that has or have appropriate signature cards or incumbency certificates on file with the Administrative Agent, (b) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Parent or the Borrower, and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Parent or the Borrower.

“Available Amount” shall mean, at any time (the “Reference Date”), an amount equal to, without duplication:

(a)                                 the sum of:

(i)                                     $25,000,000; plus

(ii)                                  an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) of Parent and its Restricted Subsidiaries for the Available Amount Reference Period (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any Fiscal Year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 8.01(b) for such Fiscal Year, and the related compliance certificate required to be delivered pursuant to Section 8.01(d) for such Fiscal Year, has been received by the Administrative Agent) minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 4.02(f); plus

(iii)                               Eligible Equity Proceeds; plus

(iv)                              the Net Cash Proceeds received by Parent from the sale or issuance of any Indebtedness or Disqualified Equity Interest, in each case, of Parent or any Restricted Subsidiary of Parent sold or issued after the Effective Date (other than Indebtedness or such Disqualified Equity Interests issued to Parent or any of its Restricted Subsidiaries or any Contribution Indebtedness), which has been converted into or exchanged for Equity Interests of the Borrower, Holdings, Parent or any other direct or indirect parent of the Borrower that do not constitute Disqualified Equity Interests; plus

(v)                                 the Net Cash Proceeds received by Parent or any of its Restricted Subsidiaries in connection with the sale or other disposition to a Person (other than Holdings or any of its Restricted Subsidiaries) of any Investment made pursuant to Section 9.05(r) (in an amount not to exceed the original amount of such Investments); plus

(vi)                              the Net Cash Proceeds (including, for purposes of this clause (vi) proceeds received in the form of Cash Equivalents) received by Parent or any of its Restricted Subsidiaries in connection with the returns, interest, profits, distributions and similar amounts, in each case received in respect of any Investment made pursuant to Section 9.05(r); plus

(vii)                           in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Parent or any of its Restricted Subsidiaries, the Fair Market Value (as determined by the Borrower in good faith) of the Investments of Parent or any of its Restricted

Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments were originally made using the Available Amount pursuant to Section 9.05(r); plus

(viii)                        the amount of any Declined Proceeds; minus

(b)                                 an amount equal to the sum of (i) Dividends made pursuant to Section 9.03(i), plus (ii) repayments of Indebtedness made pursuant to Section 9.10(a)(x)(2), plus (iii) repayments of Indebtedness made pursuant to Section 9.10(a)(x)(3) with the Net Cash Proceeds of the issuance of Qualified Equity Interests (solely to the extent such amounts are included in clause (a)(iii) above), plus (iv) Investments made pursuant to 9.05(r), in each case, made after the Effective Date and prior to such time.

“Available Amount Reference Period” shall mean, with respect to any Reference Date, the period commencing on the January 1, 2017 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 8.01(b), and the related compliance certificate required to be delivered pursuant to Section 8.01(d), have been received by the Administrative Agent (commencing with the fiscal year ending on December 30, 2017).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean with respect to any EEA Member Country implementing Article 55 of the Directive 2014/59/EU of the European Parliament and of the council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule from time to time.

“Bankruptcy Code” shall have the meaning provided in Section 10.01(e).

“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Effective Rate at such time and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month Interest Period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, respectively.

“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrower Materials” shall have the meaning provided in Section 12.03(c).

“Borrowing” shall mean the borrowing of one Type of Loan from all applicable Lenders on a given date (or resulting from a conversion or conversions on such date) having, in the case of LIBOR Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank market.

“Calculation Period” shall mean, as of any date of determination, the period of four consecutive Fiscal Quarters most recently ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 8.01(a) or (b), as applicable; provided that, with respect to any calculation in respect of an event that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the Fiscal Quarter ended on July 2, 2016, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters ended April 2, 2016.

“Capital Expenditures” shall mean, with respect to any Person, for any period, all expenditures by such Person during such period which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person in such period.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP as in effect on the Effective Date, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or any recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above at the time of acquisition, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above at the time of acquisition.

“Cash Management Obligations” shall mean any and all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Cash Management Services.

“Cash Management Services” shall mean any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payable services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean that (a) (i) at any time prior to an IPO, the Permitted Holders fail to beneficially own (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate, more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent and (ii) at any time on or after the consummation of an IPO, any person or “group” (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act) (other than any direct or indirect holding company of Parent or one or more of the Permitted Holders) owns and controls, directly or indirectly, Equity Interests of Parent representing more than 40.0% of the aggregate voting power of the issued and outstanding Equity Interests of Parent and the percentage of aggregate voting power so held is greater than the percentage of the aggregate voting power represented by the issued and outstanding Equity Interests of Parent beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, (b) Parent ceases to own and control, directly or indirectly, 100% of the Equity Interests of the Borrower, or (c) a “change of control” or similar event shall occur as provided in the ABL Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), or any Junior Financing Documentation or other definitive documentation governing any other Indebtedness for borrowed money with an outstanding principal amount equal to or greater than $50,000,000.

“Claims” shall have the meaning provided in the definition of “Environmental Claims”.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Term Lenders, Additional Lenders or Extending Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Loan Commitments, Incremental Loan Commitments, Other Loan Commitments or Extended Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans or Borrowings are Loans or Borrowings thereof, as applicable, under this Agreement as originally in effect or made, extended or refinanced pursuant to Section 2.14, 2.16 or 2.17.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or are purported to be granted) pursuant to any Security Document, including, without limitation, all Security Agreement Collateral and all Mortgaged Properties.

“Commitment” shall mean, for each Lender, the Initial Loan Commitment of such Lender, the Incremental Loan Commitment of such Lender, the Extended Term Commitment of such Lender, or the Other Loan Commitment of such Lender.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 12.03(a).

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Parent and its Restricted Subsidiaries at such time.

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Parent and its Restricted Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement, the ABL Credit Agreement and the current portion of any other long-term Indebtedness or obligation which would otherwise be included therein (including Capitalized Lease Obligations), current interest and current taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (a) any extraordinary gains, (b) any non-cash income (excluding accrual of income in the ordinary course), and (c) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees, commitment fees, underwriting fees, arrangement fees, fees or premiums or other amounts paid in connection with the issuance or repayment or termination of Indebtedness and amounts paid in respect of Interest Rate Protection Agreements or Other Hedging Agreements)) of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period, (iv) all other non-cash losses or non-cash charges or expenses of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period (including, without limitation, the write up of inventory in excess of manufacturing cost in accordance with SFAS 141R, other purchase accounting adjustments, other write-offs or write-downs, non-cash accruals taken in respect of product delivered to and processed by Parent and its Restricted Subsidiaries pursuant to its contracts with the U.S.D.A. and those incurred in connection with the granting of, or accretion on, options, warrants and any other Equity Interests, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period which the Borrower elects not to add back in the current period), (v) all management fees and expenses paid to the Sponsor, the Advance Shareholders and their Affiliates pursuant to Sections 9.06(g) and (h) for or during such period, (vi) the amount of all fees and expenses incurred in connection with the Transaction during the applicable period, (vii) the amount of all fees and expenses incurred after the Effective Date in connection with any amendment to this Agreement, the ABL Credit Agreement, or any other Indebtedness, in each case, whether or not successful, (viii) restructuring, integration and business optimization costs and expenses incurred during such period, including any severance costs, costs associated with office or plant openings or closings and consolidation, systems integration and optimization, relocation or integration costs (including expenses related to training and product test runs), fees of restructuring or business optimization consultants and other business optimization or restructuring charges and expenses, (ix) transaction costs, fees and expenses (whether or not any transaction is actually consummated) incurred in connection with any Permitted Acquisition, incurrence of Indebtedness, issuance of Equity Interests (including with respect to any direct or indirect parent of Borrower and any IPO) or any asset sale during such period (whether or not successful), (x) extraordinary, unusual or non-recurring charges or expenses to the extent that they reduced Consolidated Net Income in such period, including, without limitation, related costs or expenses and payments of legal settlements, fines, judgments and orders, (xi) amounts paid in respect of commodities forward purchase contracts to which hedge accounting treatment does not apply, (xii) (a) Permitted Acquisition Additional Cost Savings and Permitted Disposition Additional Cost Savings and (b) expected pro forma cost savings, operating expense reductions and synergies related to restructurings, cost savings initiatives and other similar initiatives which the Borrower has taken steps to initiate during the applicable period (net of the amount of benefits actually realized during the relevant period to the extent such are already included in the determination of Consolidated Net Income for the applicable period), reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrower) within 12 months after such period, in an aggregate amount for this clause (b) not to exceed 20% of Consolidated EBITDA in any Calculation Period of Parent and its Restricted Subsidiaries (calculated after adjustment pursuant to this clause (xii)); provided that any such adjustments are (x) estimated on a good faith basis by the Borrower and (y) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent, (xiii) adjustments and add-backs specifically identified in the Model, (xiv) proceeds of business interruption insurance to the extent not included in determining Consolidated Net Income for such period, (xv) charges incurred in establishing compliance with public company reporting requirements (including the Sarbanes Oxley Act), (xvi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or a Guarantor or the net proceeds of an issuance of Equity Issuances of Borrower or any Guarantor, solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount (including any payment of dividend equivalent rights to option holders), (xvii) any deductions (less any additions) attributable to non-controlling interests except, in each case, to the extent of cash paid, (xviii) any net loss from disposed or discontinued operations and (xix) unrealized net losses on the fair market value of any non-speculative hedge agreements and the net costs of implementation of any non-speculative hedge agreements and losses, charges and expenses attributable to the early extinguishment or conversion of indebtedness, hedge agreements or other derivative instruments (including deferred financing expenses written off and premiums paid), and (y) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by Parent or any of its Restricted Subsidiaries during such period on account of any non-cash losses or non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (x)(iv) in a previous period and (ii) amounts added back to Consolidated EBITDA in a prior period under sub-clause (x)(xi) above as and when such amounts would have been expensed had the applicable forward purchase contract received hedge accounting treatment.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated First Lien Indebtedness” shall mean, as at any date of determination, the aggregate principal amount of Consolidated Indebtedness outstanding on such date constituting debt for borrowed money that is secured by a first priority Lien on any asset or property of Parent or its Restricted Subsidiaries (including, for purposes of calculating the First Lien Net Leverage Ratio, any Indebtedness incurred hereunder (including pursuant to Section 2.14) and any Indebtedness incurred under the ABL Credit Agreement, any Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness, in

each case that is secured on a pari passu basis with the Loans and any Permitted Refinancing thereof that is secured on a pari passu basis with the Loans incurred on or prior to such date and then outstanding).

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Parent and its Restricted Subsidiaries (on a consolidated basis) constituting debt for borrowed money and (ii) all Contingent Obligations of Parent and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clause (i).

“Consolidated Interest Expense” shall mean, for any Calculation Period, with respect to Parent and its Restricted Subsidiaries on a consolidated basis, total cash interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) net of cash interest income, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments and (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Parent and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than Parent and its Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Parent and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary which is not a Guarantor to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary.

“Consolidated Total Secured Indebtedness” shall mean, as at any date of determination, the aggregate principal amount of Consolidated Indebtedness outstanding on such date constituting debt for borrowed money that is secured by a Lien on any asset or property of Parent or its Restricted Subsidiaries.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” shall have the meaning provided in Section 9.11.

“Contribution Indebtedness” shall mean Indebtedness of Parent or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Equity Interests or contributions by Parent or any Restricted Subsidiary) made to the capital of Parent or such Restricted Subsidiary after the Effective Date (whether through the issuance or sale of Equity Interests or otherwise); provided that such Contribution Indebtedness is (a) incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent on the date of incurrence thereof.

“Control Agreement” shall mean a control agreement, in form and substance reasonably satisfactory to the Security Agent, executed and delivered by the Borrower or a Guarantor, the Security Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), subject to the terms of the Intercreditor Agreement.

“Copyright Security Agreement” has the meaning specified in the Security Agreement.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) the aggregate principal amount of such Credit Agreement Refinancing Indebtedness shall not exceed the aggregate principal amount of such Refinanced Debt plus the amount of any unpaid accrued interest and premium thereon and any make-whole payments applicable thereto in respect of the Refinanced Debt plus other amounts paid and related fees and expenses in connection with such Credit Agreement Refinancing Indebtedness, (ii) any Credit Agreement Refinancing Indebtedness consisting of notes is not subject to any amortization prior to the Latest Maturity Date then in effect and is not subject to mandatory redemption or prepayment (other than customary prepayments from proceeds of asset sales and in connection with change of control provisions) prior to the Latest Maturity Date then in effect, (iii) such Credit Agreement Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of such Refinanced Debt and the Weighted Average Life to Maturity of such Credit Agreement Refinancing Indebtedness shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Debt at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (iv) Credit Agreement Refinancing Indebtedness constituting Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Loans) shall be pari passu or junior (provided, that any Permitted Junior Priority Refinancing Debt shall be pari passu with all other Permitted Junior Priority Refinancing Debt and other Junior Lien Debt) in right of payment and/or with respect to the Collateral with the remaining portion of the Loans and the Obligations (provided that, if pari passu or junior as to payment or Collateral, such replacement Indebtedness shall be subject to the Intercreditor Agreement and, if applicable, an Other Intercreditor Agreement), or be unsecured, (v) if any such Credit Agreement Refinancing Indebtedness is secured, it shall not be secured by any assets other than the Collateral, (vi) a Credit Party shall be the issuer or borrower of such Credit Agreement Refinancing Indebtedness, and if any such Credit Agreement Refinancing Indebtedness is guaranteed, it shall not be guaranteed by any Person other than the Guarantors and the Borrower, (vii) any Credit Agreement Refinancing Indebtedness may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata) in any voluntary or mandatory repayments or prepayments in respect of the Loans, in each case as agreed by the Borrower and the Lenders providing the relevant Credit Agreement Refinancing Indebtedness, and (viii) all other terms applicable to such Credit Agreement Refinancing Indebtedness (excluding pricing, premiums and optional prepayment or redemption terms) are customary market terms for loans or securities of such type and, in any event, when taken as a whole, are not materially more favorable to the lenders or investors providing such Credit Agreement Refinancing Indebtedness than those applicable to such Refinanced Debt, except with respect to any terms (including covenants) and conditions contained in such Credit Agreement Refinancing Indebtedness that are applicable only after the then Latest Maturity Date in effect immediately prior to such refinancing (it being understood that this clause (viii) shall not restrict the addition of any financial maintenance covenant to such Credit Agreement Refinancing Indebtedness to the extent such financial maintenance covenant shall be added to or benefit the Loans remaining outstanding after the issuance or incurrence of such Credit Agreement Refinancing Indebtedness); provided that a certificate of an officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (viii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within five Business Days of receipt of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Credit Documents” shall mean this Agreement, the Guaranty, each Security Document, the Intercreditor Agreement, the Intercompany Subordination Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Other Intercreditor Agreement, each Note and each Mortgage.

“Credit Party” shall mean Parent, Holdings, the Borrower and each Subsidiary Guarantor.

“DBSI” shall mean Deutsche Bank Securities Inc.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning provided in Section 4.02(j).

“Default” shall mean any event, act or condition which solely with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account” shall mean any deposit account (as the term is defined in the UCC).

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent, Holdings, the Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent, Holdings, the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Disqualified Lender” shall mean, on any date, (a) any Person designated by the Borrower as a “Disqualified Lender” and identified by name in a written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a competitor of Parent or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Lender” and identified by name in writing to the Administrative Agent from time to time and, in each case, any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (i) identified by name in writing by the Borrower to the Administrative Agent from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name.

“Dividend” shall mean, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of such Person.

“Documentation Agent” shall mean Deutsche Bank Securities Inc.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia (other than any Pass-Through Foreign Holding Company).

“Dutch Auction Purchase Offer” shall have the meaning provided in Section 2.15(a).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean June 2, 2016.

“Effective Date ABL Amendment” shall mean Amendment Number Three to Second Amended and Restated Credit Agreement, dated as of the Effective Date, by and among the Borrower, the lenders party thereto and the ABL Agent.

“Effective Date Loans” shall have the meaning provided in Section 2.01.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, which shall include (a) interest rate margin and interest rate floors (subject to the proviso set forth below), (b) any amendment to the relevant interest rate margins and interest rate floors that became effective after the Effective Date but prior to the applicable date of determination and (c) original issue discount and upfront or similar fees paid by the Borrower (based on, to the extent applicable, an assumed four-year average life to maturity) but shall exclude any arrangement, commitment, ticking, structuring, underwriting and similar fees that are not generally shared with the relevant Lenders and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided, however, that if any such Indebtedness includes any interest rate floor applicable to LIBOR Loans or Base Rate Loans that is greater than that applicable to the applicable then-existing Loans and such floor is applicable to the applicable then-existing Loans on the date of determination, such excess amount shall be equated to interest rate margin for determining the increase.

“Eligible Equity Proceeds” shall mean the Net Cash Proceeds received by the Borrower, Holdings, Parent or any other direct or indirect parent of the Borrower from the sale or issuance of any Qualified Equity Interests or from any capital contribution in respect of any Qualified Equity Interests to the extent such Net Cash Proceeds or capital contributions are actually received by the Borrower as cash common equity, but excluding any Net Cash Proceeds from an IPO.

“Eligible Transferee” shall mean and include (w) a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (x) Affiliated Persons to the extent expressly provided for under Section 2.15 and (y) Sponsor Debt Funds (which shall be permitted if in compliance with Section 2.15 or 12.04(e), as applicable, regardless of whether such Person otherwise satisfies the criteria of Eligible Transferee), and shall exclude (i) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender and (ii) any Disqualified Lender.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings arising under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, regulation and ordinance, and any legally binding code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety as such matters relate to Hazardous Materials or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (as it relates to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Parent or a Subsidiary of Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a)(i) the occurrence of a Reportable Event; or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Parent, Holdings, Borrower, a Restricted Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (f) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any other successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 10.01.

“Excess Cash Flow” shall mean, for any Excess Cash Payment Period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iii) the aggregate amount of cash payments received during such period in respect of non-cash income or gains included in prior periods, and (iv) the aggregate amount deducted in the calculation of Excess Cash Flow pursuant to clause (b)(i)(B) below in the immediately preceding Excess Cash Payment Period not used to make Capital Expenditures by the end of the following Excess Cash Payment Period, minus (b) the sum of, without duplication, (i) (A) the aggregate amount of all Capital Expenditures made by Parent and its Restricted Subsidiaries during such period and (B) amounts designated by the Borrower as being committed during such period to be used to make Capital Expenditures no later than the end of the immediately succeeding Excess Cash Payment Period which have been actually made or consummated or for which a binding agreement exists as of the time of determination, in the case of both clause (A) and (B), other than Capital Expenditures to the extent (x) financed with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or long-term Indebtedness (other than revolving Indebtedness), (y) made as tenant in leasehold improvements to the extent reimbursed by landlords or (z) related to sale-leaseback transactions, (ii) the aggregate amount of permanent principal payments, redemptions or repurchases of Indebtedness of Parent and its Restricted Subsidiaries (other than voluntary prepayments of the Loans and other term Indebtedness secured on a pari passu basis with the Loans or constituting a Permitted Refinancing of the Loans, and, to the extent accompanied by a permanent reduction of the Commitments under the ABL Credit Agreement, the ABL Loans) and the permanent repayment of the principal component of Capitalized Lease Obligations of Parent and its Restricted Subsidiaries (and the aggregate amount of any premium or penalty actually paid in cash that is required to be paid in connection with either of the foregoing) during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments made with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or long-term Indebtedness (other than revolving Indebtedness) and (3) payments of Loans or ABL Loans, provided that (x) repayments of Loans shall be deducted in determining Excess Cash Flow to the extent such payments were required as a result of a Scheduled Initial Repayment pursuant to Section 4.02(a) or a mandatory prepayment of Loans pursuant to Section 4.02(d) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (y) repayments of ABL Loans shall be deducted in determining Excess Cash Flow to the extent such repayments were accompanied by a like permanent reduction in the commitments under the ABL Credit Agreement, unless in the case of clause (y) such repayments were financed with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or Indebtedness), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) fees and expenses paid in cash in connection with any Permitted Acquisition, incurrence of Indebtedness, issuance of Equity Interests or asset sale (whether or not consummated) during such period, (v) purchase price adjustments paid in cash in connection with any Permitted Acquisition or asset sale during such period, (vi) the Aggregate Consideration paid in cash by Parent or any of its Restricted Subsidiaries in respect of all Permitted Acquisitions during such period (other than Aggregate Consideration to the extent financed with proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or Indebtedness (other than ABL Loans)), (vii) the aggregate amount of cash used by Parent or any of its Restricted Subsidiaries to make Investments pursuant to Section 9.05(e), (i), (p), (q) and (s) during such period (other than intercompany Investments made in Parent or any of its Restricted Subsidiaries and Investments to the extent financed with proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance (other than business interruption insurance to the extent included in Consolidated Net Income) or Indebtedness (other than ABL Loans)), (viii) the aggregate amount of cash payments made during such period in respect of non-cash charges or non-cash losses taken in prior periods, (ix) Dividends paid by Parent in such period (or, at the option of the Borrower, with respect to Dividends anticipated in good faith to be paid under Section 9.03(f)) under Sections 9.03(c), (d), (e), (f), (h) and (j) to the extent not expensed and (x) cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities of Parent and its Restricted Subsidiaries other than Indebtedness.

“Excess Cash Payment Date” shall mean the date that is 95 days after the last day of the Fiscal Year ending December 30, 2017 and each date that is 95 days after the last day of each subsequent Fiscal Year of the Parent.

“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from January 1, 2017 to the last day of Parent’s Fiscal Year ending December 30, 2017 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding Fiscal Year of the Parent.

“Excluded Subsidiary” shall mean (i) any Immaterial Subsidiary, (ii) any Domestic Subsidiary that is prohibited by law, regulation or contractual obligation from providing the Guaranty or that would require the consent, approval, license or authorization of a governmental authority (including the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government) in order to provide the Guaranty, (iii) any Pass-Through Foreign Holding Company, (iv) any Foreign Subsidiary or Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (v) any Domestic Subsidiary to the extent that the cost of obtaining the Guaranty by such Domestic Subsidiary outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent, (vi) any Unrestricted Subsidiary or (vii) any Domestic Subsidiary that is a registered 501c-3 non-profit organization.

“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee by such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation but for such Credit Party’s failure to constitute an “eligible contract participant” at such time. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Obligation is guaranteed by such Credit Party or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case,

(i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in the Loan (or any fees hereunder) pursuant to a law in effect on the date on which (i) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) in the case of a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing First-Lien Term Loan Credit Agreement” shall mean the First-Lien Credit Agreement, dated as of October 10, 2012, among Holdings, the Borrower, Deutsche Bank Trust Company Americas, as agent, and the lenders party thereto, as amended, supplemented or otherwise modified prior to the date hereof, to be repaid in full on the Effective Date.

“Existing Second-Lien Term Loan Credit Agreement” shall mean the Second-Lien Credit Agreement, dated as of October 10, 2012, among Holdings, the Borrower, Deutsche Bank Trust Company Americas, as agent, and the lenders party thereto, as amended, supplemented or otherwise modified prior to the date hereof, to be repaid in full on the Effective Date.

“Extended Loans” shall have the meaning provided in Section 2.16(a).

“Extended Term Commitments” shall mean one or more Classes of term loan commitments hereunder that result from an Extension.

“Extending Term Lender” shall have the meaning provided in Section 2.16(a).

“Extension” shall have the meaning provided in Section 2.16(a).

“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements (and related legislation, administrative rules or official interpretations thereof) with respect to the foregoing.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01 and 4.01(c).

“First Lien Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) the sum of the outstanding Consolidated First Lien Indebtedness (including, without limitation, any Indebtedness incurred under this Agreement and the ABL Credit Agreement) as of such date (calculated net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date; provided that for purposes of any calculation of the First Lien Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated First Lien Indebtedness shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis”.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document (but excluding Permitted Liens on Term Loan Priority Collateral as described in clause (y) of Section 9.01(d) and Permitted Liens as described in clause (z) of Section 9.01(d)).

“Fiscal Quarter” shall mean, for any Fiscal Year, (i) for the first Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Year and ending on the date that is thirteen weeks after such date, (ii) for the second Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Quarter and ending on the date that is thirteen weeks after such date, (iii) for the third Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Quarter and ending on the date that is thirteen weeks after such date and (iv) for the fourth Fiscal Quarter of each Fiscal Year, the fiscal period commencing on the day after the last day of the preceding Fiscal Quarter and ending on the Saturday closest to December 31 of each calendar year.

“Fiscal Year” shall mean the fiscal year of the Parent and its Subsidiaries ending on the Saturday closest to December 31 of each calendar year.

“Fixed Amounts” shall have the meaning provided in Section 1.03.

“Flood Hazard Property” shall have the meaning provided in Section 8.12(d).

“Flood Hazard Notice” shall have the meaning provided in Section 8.12(d).

“Foods Acquisition Agreement” shall mean that certain Stock Purchase Agreement, dated as of July 27, 2010, by and among the Borrower, Advance Food Company Holdings, Inc., Advance Food Company, Inc., and the Shareholders (as defined therein) party thereto, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Foreign Disposition” shall have the meaning provided in Section 4.02(k).

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is (i) treated as a corporation for U.S. federal income tax purposes that is formed or incorporated outside of the United States, (ii) a Domestic Subsidiary substantially all of whose assets consist, directly or indirectly, of Subsidiaries described in clause (i) of this definition or (iii) treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting Equity Interests of a Subsidiary described in clauses (i) or (ii) of this definition (and that does not own more than an immaterial amount of other assets); provided, however, that if any Subsidiary described in clause (ii) or (iii) executes and delivers, at its election, a Guaranty and all applicable Security Documents contemplated to be entered into by a new Wholly-Owned Domestic Subsidiary pursuant to Section 8.12(f), such Subsidiary shall cease to constitute a Foreign Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in loans, bonds and other extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of Parent, Holdings, the Borrower or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower, Holdings or Parent has elected to report under international accounting standards as promulgated by the International Accounting Standards Board as in effect from time to time (“IFRS”) the financial statements required to be delivered pursuant to this Agreement, following such change from GAAP to IFRS, (i) the Borrower shall furnish to the Administrative Agent and the Lenders a reconciliation between such financial statements before and after giving effect to such change from GAAP to IFRS for one full Fiscal Year and (ii) any reference in this Agreement to “GAAP” shall mean generally accepted accounting principles pursuant to IFRS (it being understood that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal

Quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP).

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean each of Parent, Holdings and each Subsidiary Guarantor.

“Guaranty” shall have the meaning provided in Section 5.09.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.

“Hedging Creditors” shall mean, collectively, each Lender Counterparty party to a Secured Hedging Agreement.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary of Parent (other than Holdings and the Borrower) that (a) did not, as of the last day of the Fiscal Quarter of the Parent most recently ended, have assets with a value in excess of 2.5% of the total assets or revenues representing in excess of 2.5% of total revenues of Parent and its Subsidiaries, in each case, on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Borrower most recently ended, did not have assets with a value in excess of 5.0% of total assets or revenues representing in excess of 5.0% of total revenues of Parent and its Subsidiaries, in each case, on a consolidated basis as of such date.

“Incremental Amendment” shall have the meaning provided in Section 2.14(a).

“Incremental Equivalent Debt” shall have the meaning provided in Section 9.04(p).

“Incremental Facility” shall mean (i) each Incremental Loan and (ii) the Incremental Equivalent Debt.

“Incremental Facility Effective Date” shall have the meaning provided in Section 2.14(a).

“Incremental Loan Commitment” shall mean, as to any Lender, its obligation to make an Incremental Loan to the Borrower pursuant to Section 2.14 in the principal amount set forth in the applicable Incremental Amendment.

“Incremental Loans” shall have the meaning provided in Section 2.14(a).

“Incurrence Based Amounts” shall have the meaning provided in Section 1.03.

“Indebtedness” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (c) all indebtedness of the types described in clause (a), (b), (d), (e) or (f) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of the amount secured and the Fair Market Value of the property to which such Lien relates), (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (d) above and clause (f) below and (f) all obligations under any Interest Rate Protection Agreement or any Other Hedging Agreement.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in the ordinary course of business of such Person.

“Indemnified Person” shall have the meaning provided in Section 12.01(a).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Loan Commitment” shall mean, as to each Term Lender, its obligation to make its portion of the Loans to the Borrower on the Effective Date pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 1.01. The aggregate principal amount of Initial Loan Commitments on the Effective Date is $1,300,000,000.

“Initial Maturity Date” shall mean June 2, 2023.

“Intercompany Loans” shall have the meaning provided in Section 9.05(h).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be reasonably satisfactory to the Administrative Agent).

“Intercompany Subordination Agreement” shall mean that certain Intercompany Subordination Agreement, dated as of the date hereof, among Parent, Holdings, the Borrower, the Restricted Subsidiaries of Parent from time to time party thereto, and the Administrative Agent, as it may be amended, restated, amended and restated, amended and extended, supplemented, modified, restructured or replaced from time to time in accordance with its terms.

“Intercreditor Agreement” shall have the meaning provided in Section 5.11.

“Interest Coverage Ratio” shall mean, for any Calculation Period, the ratio of (a) Consolidated EBITDA for such Calculation Period to (b) Consolidated Interest Expense for such Calculation Period; provided that for purposes of any calculation of the Interest Coverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis”.

“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean inventory (as that term is defined in the UCC).

“Investments” shall have the meaning provided in Section 9.05.

“IPO” shall mean a bona fide underwritten sale to the public of common stock of Holdings or Parent (or any parent holding company thereof) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Parent, Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Book-Running Managers” shall mean MSSF, DBSI, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacity as Joint Book-Running Managers and any successor thereto.

“Joint Lead Arrangers” shall mean MSSF, DBSI, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Macquarie Capital (USA) Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacity as Joint Lead Arrangers and any successor thereto.

“Junior Financing” shall mean, collectively, any Permitted Junior Priority Refinancing Debt, any other Junior Lien Debt and any other Indebtedness that is contractually subordinated to the Obligations.  The ABL Credit Agreement and the ABL Loans (and any Permitted Refinancing of the ABL Credit Agreement and the ABL Loans) shall not be considered to be “Junior Financing”.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Junior Lien Debt” shall mean, collectively, secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Guarantor in the form of one or more series of second lien secured notes or second lien secured loans; provided that (i) such Indebtedness (x) is secured by the Term Loan Priority Collateral on a second-priority basis with the Obligations and in priority to the ABL Obligations, and (y) is secured by the ABL Priority Collateral on a third-priority basis with the ABL Obligations and on a second-priority basis with the Obligations, (ii) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness is not secured by any assets of Parent or any of its Restricted Subsidiaries other than the Collateral, (iv) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, or prepayments of the type applicable to the Loans, to the extent the amounts subject to such prepayments are applied first, to the Loans, and second, to such Indebtedness), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the

Loans at the time of such incurrence (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), and (v) the holders of such Indebtedness (or their representative agents) and the Administrative Agent shall be party to the Intercreditor Agreement (provided, that if the Borrower or any Guarantor shall incur Junior Lien Debt, then the Intercreditor Agreement shall be amended, or amended and restated, in substantially the form of the Restated Intercreditor Agreement, with such modifications thereto as may be reasonably agreed by the Administrative Agent, the Security Agent, the ABL Agent (if any) and the holders of such Indebtedness (or their representative agents)) and, if applicable, the holders of such Indebtedness (or their representative agents) shall be a party to a Second Lien Intercreditor Agreement with the holders of other Junior Lien Debt (or their representative agents).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, Other Loans, or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“LCA Election” shall have the meaning provided in Section 1.03.

“LCA Test Date” shall have the meaning provided in Section 1.03.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14, 2.17 or 12.04(b), in each case, for so long as such Person holds Loans or Commitments hereunder.

“Lender Affiliate” shall mean (a) any Affiliate of any Lender, (b) any person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is the Administrative Agent, a Lender, a Joint Lead Arranger or an Affiliate of the Administrative Agent, a Joint Lead Arranger or a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason), so long as (i) the Administrative Agent, such Lender or such Affiliate participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement and (ii) such Person is designated as a “Lender Counterparty” under this Agreement in a written notice delivered to the Administrative Agent by the Borrower.

“Lender Default” shall mean (a) the wrongful refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing that is required to be funded hereunder, (b) a Lender having notified in writing to the Borrower and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01, Section 2.04 or Section 2.14 to the extent such Lender has agreed to make Incremental Loans thereunder or has made a public statement to that effect, (c) a Lender having failed, within three Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender Default shall cease to exist upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) a Lender or any parent company of such having become the subject of a bankruptcy or insolvency proceeding, or having a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or having taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (e) such Lender becomes subject the subject of a Bail-In Action.

“LIBO Rate” shall mean:

(i) with respect to any Borrowing of LIBOR Loans for any Interest Period, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is 2 Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) (as set forth by (1) the Intercontinental Exchange Group, (2) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (3) any publicly available service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent in consultation with the Borrower, multiplied by (b) the Statutory Reserves; and

(ii) with respect to any interest calculation with respect to any Base Rate Loans, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such date by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) (as set forth by (1) the Intercontinental Exchange Group, (2) any publicly available successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (3) any publicly available service selected by the Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period of one month, multiplied by (b) the Statutory Reserves;

provided that in the case of clauses (i) and (ii) above, the LIBO Rate with respect to Effective Date Loans shall not be less than 1.00% per annum.

“LIBOR Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment in the nature of a security interest, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capitalized Lease Obligations having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall have the meaning provided in Section 1.03.

“Loans” shall mean Effective Date Loans, Incremental Loans, Other Loans and Extended Loans.

“Management Agreements” shall mean all material management agreements between or among Parent or any of its Restricted Subsidiaries, on the one hand, and the Sponsor or the Advance Shareholders, on the other hand.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of Equity Interests of Parent or any direct or indirect parent company on the date of declaration of the relevant Dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such Equity Interests on the New York Stock Exchange (or, if the primary listing of such Equity Interests is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such Dividend.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of Parent, Holdings, the Borrower and their respective Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Security Agent under the Credit Documents or (ii) on the ability of the Credit Parties to perform their payment obligations to the Lenders, the Administrative Agent or the Security Agent under the Credit Documents.

“Material Asset Sale” shall mean any sale, transfer or other disposition of any asset, or any series of related sales, transfers and/or other dispositions of assets (i.e., separate assets being sold, transferred and/or otherwise disposed of as part of an identifiable group of related assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $10,000,000.

“Material Real Property” shall mean any owned Real Property located in the United States owned by any Credit Party other than such Real Property the Fair Market Value of which is less than $5,000,000 or any Leasehold unless, in either case, a Mortgage is granted (or required to be granted) in respect of such Real Property pursuant to the terms of either the ABL Credit Documents or the documents governing any secured Indebtedness incurred or issued in reliance on Section 9.04(l), Section 9.04(p) or Section 9.04(t).

“Maturity Date” shall mean, (w) with respect to the Effective Date Loans, the Initial Maturity Date, (x) with respect to Other Loans, the final maturity date as specified in the applicable Refinancing Amendment, (y) with respect to Extended Loans, the final maturity date as specified in the applicable Extension Offer, and (z) with respect to Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, that if any such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (i) an unlimited amount if, after giving effect to the incurrence of such additional amount, the First Lien Net Leverage Ratio shall not exceed 4.70:1.00, (x) calculated as if (A) any junior lien or unsecured Incremental Equivalent Debt (or any permitted Refinancing thereof) or (B) any Refinanced Debt or any other Credit Agreement Refinancing Indebtedness in respect of any Incremental Loans that is junior lien or unsecured Indebtedness, in each case constitutes Consolidated First Lien Indebtedness, (y) determined on a Pro Forma Basis as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of the Incremental Facility, as if such Incremental Facility had been incurred (and, if incurred to finance a Permitted Acquisition or other Investment permitted hereunder, such Permitted Acquisition or other Investment permitted hereunder had been consummated) on the first day of such Calculation Period and (z) calculated not to include the cash proceeds of any such Incremental Facility in the amount of Unrestricted cash and Cash Equivalents to be netted in calculating such ratio plus (ii) (x) $200,000,000 minus (y) the sum of (A) the aggregate principal amount of Incremental Loans made in reliance on this clause (ii) pursuant to Section 2.14(a) prior to such date and (B) the aggregate principal amount of all Indebtedness incurred or issued in reliance on this clause (ii) pursuant to Section 9.04(p) prior to such date plus (iii) the amount of all voluntary prepayments of Loans or Incremental Equivalent Debt, in each case to the extent not funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) or with the proceeds of issuances of Equity Interests prior to such date (it being understood that (I) the Borrower shall be deemed to have used amounts under clause (iii) prior to utilization of amounts under clause (i) and (ii), (II) the Borrower shall be deemed to have used amounts under clause (i) (to the extent compliant therewith) prior to utilization of amounts under clause (ii), and (III) Loans may be incurred under each of clauses (i), (ii) and/or (iii), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (iii) above, then calculating the incurrence under clause (i) above, and then calculating the incurrence under clause (ii) above). In connection with any Incremental Loan or Incremental Equivalent Debt, the Borrower may elect to incur such Incremental Loans or Incremental Equivalent Debt pursuant to clause (i), (ii) or (iii) of the preceding sentence.

“Maximum Rate” shall have the meaning provided in Section 12.20.

“Minimum Borrowing Amount” shall mean $5,000,000.

“Minimum Extension Condition” shall have the meaning provided in Section 2.16(b).

“Model” shall mean the model prepared by the Borrower and delivered to the Joint Lead Arrangers on or prior to May 10, 2016.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, debenture or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Policy” shall mean an ALTA Lender’s title insurance policy (Form 2006).

“Mortgaged Property” shall mean any Real Property owned by the Borrower or any of the Guarantors that is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement or any Security Document.

“MSSF” shall have the meaning provided in the introductory paragraph of this Agreement.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is contributed to by (or to which there is an obligation to contribute of) Holdings or Subsidiary of Holdings or an ERISA Affiliate.

“Net Cash Proceeds” shall mean, the gross cash proceeds received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents, solely with respect to Collateral constituting Term Loan Priority Collateral and any ABL Loan Documents) which is secured by the respective assets the subject of such Recovery Event).

“Net Sale Proceeds” shall mean (a) in connection with any sale or other disposition of assets, the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such sale or other disposition of assets (other than any Lien pursuant to a Security Document), (iii) taxes paid and the Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Parent or any of its Restricted Subsidiaries in connection with such sale or other disposition of assets, (iv) reserves for any liabilities attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such sale or other disposition of assets owing by Parent or any of its Restricted Subsidiaries in connection therewith (including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (fixed or contingent) associated with such transaction) and that are reasonably determined by the Borrower in good faith as a reserve in accordance with GAAP; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Sale Proceeds, (v) cash escrows to Parent or any of its Restricted Subsidiaries from the sale price for such sale or other disposition of assets; provided that any cash released from such escrow shall constitute Net Sale Proceeds upon such release and (vi) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: Agency team, Telecopier No.: (212) 507-6680, Telephone: (917) 260-0588, and Email: AGENCY.BORROWERS@morganstanley.com and (ii) for operational notices, the office of the Administrative Agent located at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: Agency team, Telecopier No.: (212) 507-6680, Telephone: (917) 260-0588, and

Email: AGENCY.BORROWERS@morganstanley.com, or (in either case) such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Security Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Loans and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by Parent and its Subsidiaries hereunder), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Market Purchase Offer” shall have the meaning provided in Section 2.15(a).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements (including commodity futures or forward purchase contracts), or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Intercreditor Agreements” shall mean any Second Lien Intercreditor Agreement, Pari Passu Intercreditor Agreement or other intercreditor in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and the Security Agent.

“Other Loan Commitments” shall mean one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Loans” shall mean one or more Classes of Loans that result from a Refinancing Amendment.

“Other Taxes” shall mean all present or future stamp, excise, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Pari Passu Intercreditor Agreement” shall mean a “pari passu” intercreditor agreement substantially in the form of Exhibit K-2 to be entered into as required pursuant to the terms hereof.

“Participant Register” shall have the meaning provided in Section 12.04(g).

“Pass-Through Foreign Holding Company” shall mean any Subsidiary that qualifies as a Foreign Subsidiary pursuant to clause (ii) or (iii) of the definition thereof (after giving effect to the proviso therein).

“Patent Security Agreement” has the meaning specified in the Security Agreement.

“Patriot Act” shall have the meaning provided in Section 12.18.

“Payment Office” shall mean the office of the Administrative Agent located at Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: Agency team, Telecopier No.: (212) 507-6680, Telephone: (917) 260-0588, and Email: AGENCY.BORROWERS@morganstanley.com or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquired Debt” shall have the meaning provided in Section 9.04(g).

“Permitted Acquisition” shall mean the acquisition by Parent or a Restricted Subsidiary of Parent of an Acquired Entity or Business; provided that (in each case) (a) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 9.12 and (b) all requirements of Sections 8.12 applicable to such Permitted Acquisition are satisfied within the time periods required thereby.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Acquisition Additional Cost-Savings” shall mean, in connection with any Permitted Acquisition or other Investment permitted hereunder, those expected pro forma cost savings, operating expense reductions and synergies projected (in each case not included pursuant to subclause (x) of clause (ii) of the definition of Pro Forma Basis contained herein) in good faith by the Borrower to be realized as a result of specified actions taken within the 12 month period following the consummation of such Permitted Acquisition or other Investment permitted hereunder or committed or expected to be taken (in either case, whether or not actually taken in such period) within such 12 month period, net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period, in each case in connection with the combination of the operations of the respective Acquired Entity or Business acquired pursuant to such Permitted Acquisition or other Investment permitted hereunder with the operations of Parent and its Subsidiaries, which cost-savings adjustments shall be (i) estimated on a good faith basis by the Borrower, (ii) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent and (iii) net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period.

“Permitted Disposition Additional Cost-Savings” shall mean, in connection with any Material Asset Sale, those expected pro forma cost savings, operating expense reductions and synergies projected (in each case not included pursuant to subclause (x) of clause (iii) of the definition of Pro Forma

Basis contained herein) in good faith by the Borrower to be realized as a result of specified actions taken within the 12 month period following the consummation of such Material Asset Sale or committed or expected to be taken (in either case, whether or not actually taken in such period) within such 12 month period, which cost-savings adjustments shall be (i) estimated on a good faith basis by the Borrower, (ii) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent, and (iii) net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, easements, zoning restrictions, right-of-way restrictions and other similar encumbrances permitted under Section 9.01(h), and such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto.

“Permitted Holders” shall mean (i) the Sponsor, (ii) the Advance Shareholders, (iii) any current or subsequently appointed members of management of Parent, Borrower or Holdings and family members thereof, (iv) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the immediately preceding clauses (i), (ii) or (iii), (v) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act), which is controlled by any of the Persons referred to in the immediately preceding clauses (i), (ii), (iii) and (iv), or which Persons specified in such clauses beneficially own (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) a majority of the Equity Interests held by such group (but without giving effect to the existence of such group), and (vi) any Affiliates of any of the Persons referenced in clauses (i), (ii), (iii), (iv) or (v).

“Permitted Junior Priority Refinancing Debt” shall mean Junior Lien Debt which constitutes Credit Agreement Refinancing Indebtedness.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Pari Passu Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Guarantor in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness (x) is secured by the Term Loan Priority Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and in priority to the ABL Obligations and (y) is secured by the ABL Priority Collateral on a second-priority basis with the ABL Obligations and on a pari passu basis with the Obligations, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (iii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement and the Pari Passu Intercreditor Agreement, as applicable.

“Permitted Ratio Debt” shall mean Indebtedness of the Borrower, any Guarantor or any Restricted Subsidiary; provided that (a) such Indebtedness is unsecured Indebtedness, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred and the Weighted Average Life to Maturity of such Indebtedness is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Loans and (c) immediately after giving effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall exist or result therefrom and (ii) on a Pro Forma Basis giving effect to the occurrence of such Indebtedness, the Interest Coverage Ratio is no less than 2.00:1.00 as of the last day of the most recently ended Calculation Period prior to the incurrence of such Indebtedness.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) except as otherwise permitted under Section 9.04, the aggregate principal amount (or accreted value, if applicable) of the Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees, expenses and premium thereon and any make-whole payments applicable thereto and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness) (provided, that with respect to a modification, refinancing, replacement, refunding, renewal or extension of any Junior Financing, at the time such modification, refinancing, replacement, refunding, renewal or extension occurs, and after giving effect thereto, the final stated maturity date of such Junior Financing shall be no earlier than the date that is 91 days after the Latest Maturity Date, and the Weighted Average Life to Maturity of such Junior Financing is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Loans), (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (in each case other than any additional guarantor or obligor that is also a Credit Party or any security that constitutes Collateral), (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that a certificate of an officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (f) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within five Business Day of such certificate that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (g) such Indebtedness incurred pursuant to such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person or Persons who are the obligors of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, together with any other obligor that is also a Credit Party and (h) in the case of any Permitted Refinancing in respect of (x) the ABL Obligations or (y) any Permitted Pari Passu Refinancing Debt or any Permitted Junior Priority Refinancing Debt, in each case, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements or mortgages permitted by and subject to the Intercreditor Agreement and, to the extent applicable, in the case of any Permitted Pari Passu Refinancing Debt, a Pari Passu Intercreditor Agreement or, in the case of any Permitted Junior Priority Refinancing Debt, to the extent applicable, a Second Lien Intercreditor Agreement.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness implemented pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Guarantor in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA which is maintained or contributed to by (or to which there is an obligation to contribute of) Parent or a Subsidiary of Parent or an ERISA Affiliate and is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Platform” shall have the meaning provided in Section 12.03(c).

“Prime Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes.  The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term or financial ratio (such as Total Net Leverage Ratio, First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or Interest Coverage Ratio), the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness after the last day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Calculation Period (b) the repayment of any Indebtedness on or after the last day of the relevant Calculation Period as if such Indebtedness had been retired or repaid on the first day of such Calculation Period, (c) any Specified Transaction then being consummated as well as any other Specified Transaction if consummated after the first day of the relevant Calculation Period, and on or prior to the date of the respective Specified Transaction then being effected or being effected on or prior to the applicable date of determination, as if such Specified Transaction had been consummated on the first day of such Calculation Period, and (d) the re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”, as well as any other such re-designation if consummated after the first day of the relevant Calculation Period, and on or prior to the date of the respective designation, as the case may be, then being effected or being effected on or prior to the applicable date of determination, as if such designation had occurred on the first day of such Calculation Period, with the following rules to apply in connection therewith:

(i)                                     all Indebtedness (A) incurred or issued on or after the last day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Calculation Period and remain outstanding through the date of determination (unless otherwise repaid on or prior to the applicable date of determination) and (B) retired, repaid or redeemed on or after the last day of the relevant Calculation Period shall be deemed to have been retired, repaid or redeemed on the first day of such Calculation Period and remain retired through the date of determination; and

(ii)                                  in making any determination of Consolidated EBITDA on a Pro Forma Basis (including with respect to any ratio determined on a Pro Forma Basis for which Consolidated EBITDA is a component (provided that with respect to calculations of the Total Net Leverage Ratio pursuant to Section 4.02(f), such pro forma effect shall be given only to such Specified Transactions and redesignations during the applicable Excess Cash Payment Period)), pro forma effect shall be given to any Specified Transactions or any re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary if effected on or prior to the applicable date of determination as if same had occurred on the first day of the respective Calculation Period and taking into account, in the case of any Permitted Acquisition or other Investment permitted hereunder, adjustments that are (x) factually supportable and identifiable cost and expense savings or (y) Permitted Acquisition Additional Cost-Savings, and, in the case of any Material Asset Sale, adjustments that are (x) factually supportable and identifiable cost and expense savings or (y) Permitted Disposition Additional Cost-Savings, in each case as if such cost or expense savings were realized on the first day of the respective period.  For the avoidance of doubt, the applicable date of determination shall be the date on which the applicable calculation is made in connection with the incurrence of Indebtedness, Permitted Acquisitions, Dividends or other action or event being tested or subject to satisfaction or compliance with a particular ratio and not the last day of the most recent Calculation Period.

“Projections” shall mean the projections that were prepared by or on behalf of the Borrower in connection with this Agreement and delivered to the Administrative Agent prior to the Effective Date.

“Public Lender” shall have the meaning provided in Section 12.03(c).

“Purchase Offers” shall have the meaning provided in Section 2.15(a).

“Qualified Credit Party” shall mean Parent, Holdings, the Borrower and each Wholly-Owned Subsidiary Guarantor.

“Qualified Equity Interests” shall mean any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent and (b) any Lender, as applicable.

“Recovery Event” shall mean the receipt by Parent or any of its Restricted Subsidiaries of any cash insurance proceeds (other than business interruption insurance proceeds) or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Parent or any of its Restricted Subsidiaries.

“Reference Date” shall have the meaning provided in the definition of “Available Amount”.

“Refinanced Debt” shall have the meaning provided in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” shall have the meaning provided in the Section 5.07(a).

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, Parent and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.17.

“Register” shall have the meaning provided in Section 12.15(a).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefore pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning provided in Section 4.02(j).

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Reinvestment Period” shall mean, with respect to any Asset Sale or Recovery Event, the earlier of the dates referred to in clauses (a) and (b) below occurring after the receipt of Net Sale Proceeds or Net Insurance Proceeds by Parent or any of its Restricted Subsidiaries, as the case may be, from such Asset Sale or Recovery Event: (a) (x) 12 months following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be or (y) if Parent or any of its Restricted Subsidiaries have contractually committed to reinvest such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, within 12 months of the date of receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, 18 months following the receipt of such Net Sale Proceeds or Net Insurance Proceeds, as the case may be, and (b) the date upon which Parent or the relevant Restricted Subsidiary formally determines not to reinvest the Net Sale Proceeds or Net Insurance Proceeds, as the case may be, from the respective Asset Sale or Recovery Event, as the case may be.

“Replaced Lender” shall have the meaning provided in Section 2.13(a).

“Replacement Lender” shall have the meaning provided in Section 2.13(a).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period under Section 4043 of ERISA or the PBGC Regulations thereunder is waived.

“Repricing Transaction” shall mean (x) any prepayment of Effective Date Loans under this Agreement with the proceeds of any secured term loan Indebtedness (including, without limitation, any new or additional secured term loans under this Agreement) having an Effective Yield that is less than the Effective Yield for the Effective Date Loans or (y) any effective reduction in the Effective Yield for the Effective Date Loans by way of amendment or waiver to this Agreement; provided that “Repricing Transaction” shall not include any prepayment, refinancing or repricing of the Loans in connection with a transaction constituting a Change of Control or the incurrence of any Indebtedness the proceeds of which are used to finance an acquisition or merger (including the repayment of Indebtedness (including the Loans) and the payment of fees, expenses and other payments related thereto) involving aggregate consideration of at least $100,000,000.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders (other than Affiliated Non-Debt Fund Lenders) the sum of whose outstanding Loans at such time represents at least a majority of the sum of all outstanding Loans of Non-Defaulting Lenders that are not Affiliated Non-Debt Fund Lenders at such time.

“Restated Intercreditor Agreement” shall mean the form of “first-lien, second-lien and ABL” intercreditor agreement attached hereto as Exhibit K-3.

“Restricted Subsidiary” of any Person shall mean any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, as used herein, the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Parent.

“Returns” shall have the meaning provided in Section 7.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale/Leaseback Transaction” shall mean an arrangement relating to property now owned or hereafter acquired by Parent or a Restricted Subsidiary thereof whereby Parent or such Restricted Subsidiary transfers such property to a Person and Parent or such Restricted Subsidiary leases it from such Person, other than leases between Parent or a Restricted Subsidiary or between Restricted Subsidiaries.

“Scheduled Initial Repayment” shall have the meaning provided in Section 4.02(a).

“Scheduled Initial Repayment Date” shall have the meaning provided in Section 4.02(a).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean any intercreditor agreement between or among lenders (or the representative agents for such lenders) providing Junior Financing to any Loan Party, made in accordance with the provisions of the applicable Junior Financing Documentation and the Intercreditor Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Secured Creditors” shall mean collectively, the Administrative Agent, the Security Agent, the Lenders and each Hedging Creditor.

“Secured Hedging Agreements” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreement entered into by a Credit Party with any Lender Counterparty; provided that (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that (x) it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents and (y) does not constitute a “Bank Product Agreement” for purposes of the ABL Loan Documents or any guaranties relating to the ABL Credit Agreement, and (ii) the Borrower and the other parties thereto shall have delivered to the Security Agent a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement (x) constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (y) does not constitute a “Bank Product Agreement” for purposes of the ABL Loan Documents or any guaranties relating to the ABL Credit Agreement and (z) in the case of the Borrower, that such Interest Rate Protection Agreement and/or Other Hedging Agreement and the obligations of Credit Parties thereunder have been, and will be, incurred in compliance with this Agreement.

“Secured Obligations” shall mean all (x) amounts owing to the Administrative Agent, the Security Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document and (y) obligations of any Credit Party arising under any Secured Hedging Agreement, including, in each of clauses (x) and (y), without limitation, all amounts in respect of any principal, interest (including any interest accruing following maturity of the Loans and interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees (including all legal fees and disbursements required to be paid by the Borrower and its Subsidiaries hereunder), expenses, indemnifications, reimbursements and other liabilities, and guarantees of the foregoing amounts; provided, however, that “Secured Obligations” shall not include any Excluded Swap Obligations.

“Securities Account” shall mean a securities account (as that term is defined in the UCC).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agent” shall mean MSSF, in its capacity as Security Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Security Agent appointed pursuant to Section 11.09.

“Security Agreement” shall have the meaning provided in Section 5.12.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Document” shall mean and include each of the Security Agreement, each Control Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which any Credit Party grants, perfects or continues a security interest in favor of the Security Agent for the benefit of the Secured Creditors.

“Seller Debt” shall have the meaning provided in Section 9.04(n).

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all the financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Specified Transaction” shall mean (i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any Permitted Acquisition, (iii) Material Asset Sale, and (iv) any Investment in, acquisition of or disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person (in each case to the extent permitted hereunder).

“Sponsor” shall mean Oaktree Capital Management L.P. and investment funds managed thereby and their Affiliates.

“Sponsor Debt Fund” shall mean any Affiliate of the Sponsor (other than Parent and its Subsidiaries) that is an Eligible Transferee and invests in commercial bank loans in the ordinary course of business at the time of the relevant sale or assignment thereto pursuant to Section 12.04(d) and so long as the individuals who are employees, officers or directors of the Sponsor and who are responsible for the advisement or management of such Affiliate do not include any individuals who are responsible for the advisement or management of Parent and its Subsidiaries, and the individuals who are employees, officers or directors of Sponsor and who are responsible for the advisement or management of Parent and its Subsidiaries do not have the right to direct or influence the credit decisions of such Affiliate or directly or indirectly appoint (or have the right to appoint) any individual at such Affiliate with responsibility for reviewing or approving any decisions with respect to the transactions contemplated by any of the Credit Documents (including any amendments or waivers).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States (the “Board”) and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty).

“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Parent (other than Holdings, the Borrower or any Excluded Subsidiary (unless such Subsidiary is party to the Guaranty)), whether existing on the Effective Date or established, created or acquired after the Effective Date, unless and until such time as the respective Domestic Subsidiary is released from all of its obligations under the Guaranty in accordance with the terms and provisions thereof.

“Successor Company” shall have the meaning provided in Section 9.02(a).

“Syndication Agent” shall mean Deutsche Bank Securities Inc.

“Tax Receivable Agreement” shall mean an agreement to be dated on or about the date of the IPO between Parent (or its direct or indirect parent) and a representative of pre-initial public offering holders of Equity Interests of Parent (or its direct or indirect parent), relating to payment by Parent to such holders of Equity Interests of tax benefits relating to net operating losses, tax basis and other tax attributes attributable to periods prior to the IPO, and having terms and conditions that are either (i) not materially less favorable to the Credit Parties than those set forth in the draft tax receivable agreement disclosed to the Administrative Agent prior to the Effective Date or (ii) not materially less favorable to the Credit Parties than those commonly found in tax receivable agreements for similarly-situated taxpayers that have been publicly filed with the SEC.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or similar liabilities applicable thereto.

“Term Lender” shall mean, at any time, any Lender that has a Commitment or a Loan at such time.

“Term Loan Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Indebtedness on such date (net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” and (ii) notwithstanding the foregoing, for purposes of Section 4.02(f), Consolidated EBITDA shall be determined for the Calculation Period ending as of the last day of the applicable Excess Cash Payment Period.

“Total Secured Net Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated Total Secured Indebtedness as of such date (calculated net of the Unrestricted Cash Amount as of such date) to (b) Consolidated EBITDA for the Calculation Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Secured Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Consolidated Total Secured Indebtedness shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis”.

“Trademark Security Agreement” has the meaning specified in the Security Agreement.

“Transaction” shall mean, collectively, (a) the consummation of the Refinancing, (b) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Effective Date and the use of proceeds thereof, (c) the execution, delivery and performance by each Credit Party of the Effective Date ABL Amendment, the incurrence of ABL Loans on the Effective Date, if any, and the use of proceeds thereof, and (d) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of Parent or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) does not appear (and is not required to appear) as “restricted” on a consolidated balance sheet of Parent or of any such Subsidiary (unless such appearance is related to the Credit Documents (or Liens created thereunder) or the ABL Loan Documents (or Liens created thereunder)), and (ii) are not subject to any Lien in favor of any Person (other than (x) the Security Agent or the ABL Agent pursuant to the Security Documents or the ABL Loan Documents, as the case may be, (y) Liens permitted by Section 9.01(p) and (z) Liens securing Consolidated Indebtedness which Liens are pari passu or junior to Liens securing the Credit Documents).

“Unrestricted Cash Amount” shall mean, as of any date of determination, the aggregate amount of Unrestricted cash and Cash Equivalents of Parent and its Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of Parent (including any Subsidiary of Parent that is acquired or formed after the Effective Date), provided that the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent; provided that (w) such designation as an Unrestricted Subsidiary shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) Parent’s direct or indirect equity ownership percentage of the net worth of such designated Subsidiary immediately prior to such designation (such net worth to be calculated without regard to any guarantee of Indebtedness of Parent or its Restricted Subsidiaries provided by such designated Subsidiary) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to Parent or any other Restricted Subsidiary immediately after such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP, (x) both immediately before and immediately after giving pro forma effect thereto, no Event of Default is continuing or would result from such designation, (y) no Subsidiary may be designated an Unrestricted Subsidiary to the extent such Subsidiary or any of its Subsidiaries is a restricted subsidiary for purposes of the ABL Credit Agreement and (z) the Total Net Leverage Ratio, calculated as of the date of designation on a Pro Forma Basis, does not exceed 4.70:1.00, and (b) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if at the time of any such re-designation the Borrower is in compliance with clauses (x) and (z) of the preceding sentence.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning provided to such term in Section 4.04(f)(ii)(B).

“Voidable Transfer” shall have the meaning provided in Section 12.22.

“Voluntary Prepayment” shall have the meaning provided in Section 9.10(a).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness; by (b) the sum of all such payments.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Parent with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Parent and its Subsidiaries under applicable law).

“Wholly-Owned Subsidiary Guarantor” shall mean, any Wholly-Owned Subsidiary of Parent which is a Subsidiary Guarantor.

“Withholding Agent” shall mean the Credit Parties and the Administrative Agent.

“Write-down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” shall have the meaning provided in Section 2.14(a).

1.02                        Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                     As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, and (vii) references to agreements (including this Agreement) or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.  For the avoidance of doubt, it is acknowledged and agreed that references to or requirements to enter into any Other Intercreditor Agreement shall only be applicable to the extent there are multiple classes of Indebtedness (issued under multiple debt instruments) secured by the Collateral on a pari passu basis.

(c)                      The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.03                        Limited Condition Acquisition.  Notwithstanding anything to the contrary in this Agreement, for purposes of (i) determining compliance with any provision of this Agreement that requires the calculation of the Interest Coverage Ratio, First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio or the Total Net Leverage Ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth herein (including baskets measured as a percentage of Consolidated EBITDA) (including, in each case with respect to the incurrence of debt under an Incremental Facility incurred in connection therewith), in each case, in connection with a Permitted Acquisition or other Investment by one or more of Parent and its Restricted Subsidiaries, in each case whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such Limited Condition Acquisition is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Calculation Period ending prior to the LCA Test Date, Parent or its applicable Restricted Subsidiary could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with for such Limited Condition Acquisition.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.  If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

SECTION 2.                            Amount and Terms of Credit.

2.01                        The Commitments.  Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Loan Commitment severally agrees to make a term loan (each, an “Effective Date Loan” and, collectively, the “Effective Date Loans”) to the Borrower, which Loans (i) shall be incurred pursuant to a single drawing on the Effective Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Loan Commitment of such Lender on the Effective Date.  Once repaid, Loans incurred hereunder may not be reborrowed.

2.02                        Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Class shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight Borrowings of LIBOR Loans in the aggregate for all Classes of Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent).

2.03                        Notice of Borrowing.  (a) When the Borrower desires to incur the Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office (i) at least one Business Day’s prior notice thereof in the case of LIBOR Loans and (ii) at least one Business Day’s prior notice thereof in the case of Base Rate Loans; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day.  Such notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (A) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (B) the date of such Borrowing (which shall be a Business Day) and (C) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto.  The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)                     Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation.  In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of the Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04                        Disbursement of Funds.  No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of the Borrowing requested to be made on such date.  All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office, or to such other account or accounts as the Borrower may specify in writing to the Administrative Agent, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of any such Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall repay such corresponding amount to the Administrative Agent within three Business Days.  The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Effective Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make

Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05                        Notes.  (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b)                     Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c)                      Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to the Borrower shall affect, or in any manner impair, the obligations of the Borrower to repay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document.  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall reasonably promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06                        Conversions and Continuations.  The Borrower shall have the option, on any Business Day, to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings of one or more Types of Loans into a Borrowing of another Type of Loan or to continue all or any portion equal to at least the Minimum Borrowing Amount of any outstanding LIBOR Loans as the same Type of Loan; provided that, (a) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) Base Rate Loans may not be converted into LIBOR Loans and LIBOR Loans may not be continued as such if an Event of Default has occurred and is continuing on the date of the conversion or continuation, as applicable, and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion or continuation, and (c) no conversion or continuation pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans or continuations of LIBOR Loans, three Business Days’ prior notice and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted or continued, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans or continued as such, the Interest Period to be initially applicable thereto after giving effect to such election.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion or continuation affecting any of its Loans.

2.07                        Pro Rata Borrowings.  All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Commitments in respect of the applicable Class.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08                        Interest.  (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)                     The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate.

(c)                      Overdue amounts (i) of principal and interest on any Loan shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws), to the extent permitted by law, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loan, in the case of principal, and, in the case of interest, the rate then borne by the applicable Loan to which such interest relates and (ii) constituting other amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d)                     Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (A) quarterly in arrears on each Quarterly Payment Date, (B) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (C) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan, (A) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (B) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)                      Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09                        Interest Periods.  At the time the Borrower gives the Notice of Borrowing or any Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three or six month period, or to the extent agreed to by all Lenders with Loans under the relevant Class, a twelve month period or (y) if agreed by each Lender with Loans under the relevant Class, such other period not to exceed one-month; provided that (in each case):

(a)                     [Reserved];

(b)                     the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(c)                      if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d)                     if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e)                      no Interest Period may be selected at any time when an Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit conversion to a LIBOR Loan or a continuation as a LIBOR Loan; and

(f)                       no Interest Period in respect of any Borrowing of any Class of Loans shall be selected which extends beyond the Maturity Date for such Class of Loans.

If by 11:00 A.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert or continue, as applicable, such LIBOR Loans as LIBOR Loans with an Interest Period of one month. If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into Base Rate Loans.

2.10                        Increased Costs, Illegality, etc.  (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent):

(i)                         on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii)                      at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Effective Date (or the date such Lender became a Lender hereunder, if later) in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate, or (2) any change subjecting any Recipient to any Taxes (except for Excluded Taxes and any Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                   at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any request from a Governmental Authority (whether or not having force of law) or (C) impracticable as a result of a contingency, other than with respect to a tax matter not otherwise provided for in this Section 2.10, occurring after the Effective Date or since the date such Person becomes a Lender, if later, which materially and adversely affects the London interbank market generally;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall not be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and the Notice of Borrowing or any Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, within 10 Business Days after written demand by such Lender setting forth in reasonable detail such increased cost or reduction, such additional amounts as will compensate such Lender for such increased cost or reduction in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, and stating that such Lender is charging such costs to its borrowers generally pursuant to its internal policies submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as reasonably possible and, in any event, within the time period required by law.

(b)                     At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c)                      If any Lender determines that after the Effective Date (or the date such Lender became a Lender hereunder, if later) the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, within 10 Business Days after written demand by such Lender setting forth in reasonable detail such increased cost or reduction in the rate of return, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided, further, that, notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

(d)                     Notwithstanding the foregoing, in making its determination regarding any increase described in Section 2.10(a)(ii) or Section 2.10(c), each Lender shall treat the Borrower the same as all similarly situated borrowers, as determined by such Lender in its reasonable discretion.  Each Lender agrees that it will not claim, and that it shall not be entitled to claim, from the Borrower the payment of any of the amounts referred to in this section (i) if it is not generally claiming similar compensation from its other similar customers in similar circumstances and (ii) unless the relevant introduction or change affects all banks and other financial institutions substantially similar to such Lender having regard to the size, business activities and regulatory capital of such banks and other financial institutions, but excluding differences based solely on the residency of Persons controlling such banks or other financial institutions.

(e)                      It is understood that this Section 2.10 shall not apply to Excluded Taxes or Indemnified Taxes.

(f)                       With respect to any Lender’s claim for compensation under this Section 2.10, the Borrower shall not be required to compensate such Lender for any amount incurred if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11                        Compensation.  The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender sustains: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in the Notice of Borrowing or in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn or rescinded pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (d)

as a consequence of (i) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).

2.12                        Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13                        Replacement of Lenders.  (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs or (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which expressly requires the consent of such Lender and which has been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower shall have the right, in accordance with Section 12.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 12.04(b)); provided that:

(i)                         at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender; and

(ii)                      all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 and 4.01(c)) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is hereby authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 12.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 12.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such Replaced Lender.

2.14                        Incremental Credit Extensions.  (a) The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request the establishment of one or more additional term loans, which may be of the same Class as any existing Loans or a separate Class of Loans (the “Incremental Loans”); provided that (i) (x) if the proceeds of such Indebtedness are being used to finance a Permitted Acquisition or other Investment permitted hereunder, no Event of Default under Section 10.01(a) or (e) shall have occurred and be continuing or would exist after giving effect to such Indebtedness, or (y) if otherwise, no Event of Default shall have occurred at the time of the incurrence of such Incremental Loans and be continuing or would result therefrom, (ii) no Lender shall be obligated to provide any Incremental Loans as a result of any such request by the Borrower, and until such time, if any, as such Lender has agreed in writing in its sole discretion to provide an Incremental Loan and executed and delivered to the Administrative Agent an Incremental Amendment as provided below in this Section 2.14, such Lender shall not be obligated to fund any Incremental Loans, and (iii) unless otherwise agreed by the Administrative Agent, each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $10,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Loans shall not exceed the Maximum Incremental Facilities Amount.  Incremental Loans shall be secured by the Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and guaranteed under the Guaranty and shall be treated substantially the same as the existing Loans (in each case, including with respect to mandatory and voluntary prepayments); provided, however, that (i) the interest rate applicable to the Incremental Loans may differ from that applicable to the Effective Date Loans or any other tranche of Incremental Loans, but, if the Effective Yield applicable to a given tranche of Incremental Loans determined as of the initial funding date for such Incremental Loans exceeds the Effective Yield of any Effective Date Loans by more than 0.50% (the amount of such excess over 0.50% being the “Yield Differential”), the Applicable Margin for such Effective Date Loans shall automatically be increased by the Yield Differential effective upon the making of the applicable Incremental Loans, (ii) the final stated maturity date for a given tranche of Incremental Loans may be later than or the same as (but not sooner than) the Initial Maturity Date, (iii) the amortization requirements for a given tranche of Incremental Loans may differ, so long as the Weighted Average Life to Maturity of such Incremental Loans is no shorter than the remaining Weighted Average Life to Maturity applicable to the then outstanding Loans (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (iv) except as otherwise required or as permitted in clauses (i) through (iii) above, the other terms of a given tranche of Incremental Loans shall be on terms and pursuant to documentation substantially identical to the terms applicable to the Effective Date Loans or shall be reasonably satisfactory to the Administrative Agent; provided that such terms may differ with respect to (x) covenants or other provisions applicable only to periods after the Latest Maturity Date as in effect immediately prior to the making of such Incremental Loans, (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the Lenders under any applicable existing Loans, which shall not require the consent of the Administrative Agent or any Lender, and (z) the Incremental Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Loans hereunder, as specified in the applicable Incremental Amendment, and (v) the proceeds of Incremental Loans may be utilized by Parent, Holdings, the Borrower or any of their respective Subsidiaries for general corporate purposes.

Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Loans.  Incremental Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented to such Additional Lender’s making such Incremental Loans (to the extent such consent would be required under Section 12.04(b)) (such consent not to be unreasonably withheld or delayed).  Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including, in the case of Incremental Loans structured as a separate Class, the incorporation of class voting rights that prevent Lenders from agreeing to modifications that would allocate (or reallocate) payments to the Lenders in a non-pro rata manner unless such modifications are agreed to by a majority of the Lenders holding the Loans whose payment rights are being modified).  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Effective Date”) of such conditions as the parties thereto shall agree; provided that, with respect to any Incremental Loans the Net Cash Proceeds of which all or a portion thereof are to be used to fund a Permitted Acquisition or other Investment permitted hereunder notwithstanding anything to the contrary in this Agreement, if the Lenders providing such Incremental Loans so agree, the availability thereof shall be subject to customary “SunGard” or “certain funds” conditionality.  No Lender shall be obligated to provide any Incremental Loans, unless it so agrees.

(b)                     This Section 2.14 shall supersede any provisions in Sections 6, 12.06 or 12.12 to the contrary.

2.15                        Loan Repurchases.  (a) Subject to the terms and conditions set forth or referred to below, (x) each of (i) Sponsor and the Advance Shareholders and any of their respective Affiliates (other than Parent, Holdings or any of its Subsidiaries) (each, an “Affiliated Lender”, and collectively, the “Affiliated Lenders”) and (ii) Parent, Holdings, the Borrower, and any Subsidiary of Parent (each, an “Affiliated Borrower Lender”, and collectively, the “Affiliated Borrower Lenders”, and together with the Affiliated Lenders, the “Affiliated Persons”) may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase Loans (each, a “Dutch Auction Purchase Offer”), each such Dutch Auction Purchase Offer to be managed by MSSF or another financial institution or advisor selected by the Borrower (in such capacity, the “Auction Manager”), and (y) each Affiliated Person may from time to time purchase Loans on the open market (each, an “Open Market Purchase Offer” and together with a Dutch Auction Purchase Offer, the “Purchase Offers”), so long as in each case the following conditions (to the extent applicable) are satisfied:

(i)                         each Dutch Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.15 and the Auction Procedures;

(ii)                      in the case of any Dutch Auction Purchase Offer or Open Market Purchase Offer by any Affiliated Borrower Lender, no Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice, as applicable, and at the time of purchase of any Loans in connection with any Dutch Auction Purchase Offer or Open Market Purchase Offer, as applicable;

(iii)                   each Dutch Auction Purchase Offer shall be open and offered to all Lenders (or all Lenders of a particular Class) on a pro rata basis;

(iv)                  the maximum principal amount (calculated on the face amount thereof) of Loans that the Affiliated Non-Debt Fund Lenders offer to purchase in any such Dutch

Auction Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(v)                     the aggregate principal amount (calculated on the face amount thereof) of all Loans purchased by Parent, Holdings or the Borrower pursuant to a Purchase Offer shall automatically be cancelled and retired by Parent, Holdings or the Borrower, as applicable, on the settlement date of the relevant purchase (and may not be resold);

(vi)                  notwithstanding anything to the contrary contained in this Agreement, the Affiliated Non-Debt Fund Lenders shall not be permitted to hold an aggregate principal amount of outstanding Loans that represents more than 25% of the aggregate principal amount of all outstanding Loans, calculated as of the date of such purchase (excluding any amounts subject to cancellation pursuant to clause (v) above); and

(vii)               Affiliated Persons will not be required to represent or warrant that they are not in possession of non-public information with respect to Parent, Holdings, the Borrower and/or any Subsidiary thereof and/or their respective securities in connection with any Purchase Offer permitted by this Section 2.15.

(b)                     The relevant Affiliated Person must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Loans pursuant to such Purchase Offer.  Such Affiliated Person shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such termination shall not, in and of itself, result in any Default or Event of Default hereunder. With respect to all purchases of Loans made by any Affiliated Person pursuant to this Section 2.15, (x) the applicable Affiliated Person shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents or assignment documents relating to such Purchase Offer), if any, on the purchased Loans up to the settlement date of such purchase, (y) such purchases (and the payments made by such Affiliated Person and any cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments under Section 4.01 or Section 4.02 hereof and (z) any Affiliated Non-Debt Fund Lender may elect to forgive or cancel Loans, whether through a capital contribution to Parent or Holdings (which is, in turn, substantially concurrently, contributed to the Borrower for the purpose of immediate cancellation of such Loans) or otherwise.

(c)                      The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.15 (provided that no Lender shall have an obligation to participate in any such Purchase Offer).  For the avoidance of doubt, it is understood and agreed that the provisions of Section 12.04 and Section 12.06 will not apply to the purchases of Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.15 or any forgiveness or cancellation of Loans provided for in paragraph (b) above. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 11 and Section 12.02 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d)                     Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, Parent, Holdings, the Borrower and each Affiliated Non-Debt Fund Lender becoming a Lender hereby agree that (i) each Affiliated Non-Debt Fund Lender’s voting rights as a Lender in respect of the Credit Documents are limited as, and to the extent, set forth herein (including in the definition of “Required Lenders” appearing in Section 1.01); provided no amendment, modification, waiver or consent in respect of Sections 10.02 or 12.06, to the extent that such amendment, modification, waiver or consent disproportionately, directly and adversely affects such Affiliated Non-Debt Fund Lender, shall be effective without the consent of such Affiliated Non-Debt Fund Lender, (ii) each Affiliated Non-Debt Fund Lender waives its right in its capacity as a Lender to receive information (other than administrative information such as notifications under Section 2 hereof) not prepared by (or on behalf of) Parent, Holdings or Borrower from the Administrative Agent, the Security Agent or any other Lender under or in connection with the Credit Documents otherwise delivered or required to be delivered to each Lender (and not delivered to Holdings or the Borrower) and attend any meeting or conference call with the Administrative Agent, the Security Agent or any Lender in respect of the Credit Documents but in which none of Parent, Holdings nor the Borrower participates and to receive advice of counsel to the Administrative Agent or the Lenders or challenge any related attorney-client privilege, (iii) at the time of each assignment to an assignee that is an Affiliated Non-Debt Fund Lender, such assignee shall identify itself as an Affiliate Lender by notifying the Administrative Agent thereof in writing, (iv) no Affiliated Non-Debt Fund Lender shall make or bring any claim, in its capacity as a Lender, against the Administrative Agent, the Security Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents (except for gross negligence, bad faith or willful misconduct or failure to deliver distributions (including principal and interest) to an Affiliated Non-Debt Fund Lender in accordance with the terms of the Credit Documents or breach of provisions specifically impacting such Affiliated Non-Debt Fund Lender in its capacity as such under the Credit Documents), and (v) if a case under the Bankruptcy Code is commenced against any Credit Party, such Credit Party shall seek (and the Affiliated Non-Debt Fund Lenders shall consent) to provide that the vote of the Affiliated Non-Debt Fund Lenders with respect to any plan of reorganization of such Credit Party shall be counted in the same proportion as all other Lenders except that Affiliated Non-Debt Fund Lenders’ vote may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by Affiliated Non-Debt Fund Lenders in a manner that is less favorable in any material respect to the Affiliated Non-Debt Fund Lenders than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Non-Debt Fund Lenders or would deprive the Affiliated Non-Debt Fund Lenders of their pro rata share of any payments to which all Lenders are entitled.

2.16                        Extensions of Loans.

(a)                     Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Loans with a like Maturity Date of the same Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans with a like Maturity Date of the same Class, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Loans and otherwise modify the terms of such Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Loans (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension”, and each group of Loans, as applicable, in each case as so extended, as well as the original Loans (in each case not so extended), being a “tranche”; any Extended Loans shall constitute a separate tranche of Loans from the tranche of Loans from which they were converted), so long as the following terms are satisfied:  (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans of any Term Lender that agrees to an Extension with respect to such Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Loans”) shall be substantially identical to, or (taken as a whole) not materially more favorable to the Extending Term Lenders than those applicable to the Loans subject to such Extension Offer (except for (x) covenants or other provisions applicable only to periods after the Latest Maturity Date as in effect immediately prior to the time of the Extension Offer or (y) any financial maintenance covenant to the extent such covenant is also added for the benefit of the Lenders under any applicable existing Loans), (iii) the final maturity date of any Extended Loans shall be no earlier than the then Latest Maturity Date hereunder as in effect immediately prior to the time of the Extension Offer and the Scheduled Initial Repayment for periods prior to the Initial Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Loans extended thereby that do not accept such Extension Offer (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (v) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower, and (ix) as a condition precedent to the effectiveness of any such Extension, the Borrower shall have re-complied with the flood insurance requirements set forth in Sections 8.03(c) and 8.12(d).

(b)                     With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4 and 12.06) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c)                      No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans (or a portion thereof). All Extended Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent and Security Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower and any other Credit Party as may be necessary in order to establish new tranches or sub-tranches in respect of Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16.

(d)                     In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

(e)                      This Section 2.16 shall supersede any provisions in Section 12.06 or 12.12 to the contrary.

2.17                        Refinancing Amendments.

(a)                     At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Loans, Other Loan Commitments and Incremental Loans), in the form of Other Loans or Other Loan Commitments under this Agreement pursuant to a Refinancing Amendment.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 6 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements.  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.17 shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $1,000,000 in excess thereof (unless such Credit Agreement Refinancing Indebtedness is incurred to refinance all outstanding Loans with respect to a Class).

(b)                     The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Loan Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Loan Commitments).  Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to reflect the provisions of this Section.

(c)                      This Section 2.17 shall supersede any provisions in Section 12.06 or 12.12 to the contrary.

SECTION 3.                            Fees; Reductions of Commitment.

3.01                        Fees.  The Borrower agrees to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.

3.02                        Mandatory Reduction of Commitments.  The Initial Loan Commitments (and the Initial Loan Commitment of each Lender) shall terminate permanently in its entirety on the Effective Date (after giving effect to the incurrence of Loans on such date).

SECTION 4.                            Prepayments; Payments; Taxes.

4.01                        Voluntary Prepayments.  (a) The Borrower shall have the right to prepay the Loans, without premium or penalty (except as provided below in Section 4.01(c)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 1:00 PM (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as constitutes a single Borrowing or is otherwise reasonably acceptable to the Administrative Agent); provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (iv) each prepayment of Loans pursuant to this Section 4.01(a) shall be applied to reduce the then remaining Scheduled Initial Repayments as directed by the Borrower or, absent such direction, in direct order of maturity thereof.  A notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied.

(b)                     In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender, together with accrued and unpaid interest and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) and terminate all Commitments of such Lender in accordance with, and subject to the requirements of Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Initial Repayments in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(c)                      If, prior to the six-month anniversary of the Effective Date, in connection with any Repricing Transaction, (x) the Borrower makes any prepayment of Effective Date Loans with the proceeds of any secured term loan Indebtedness referred to in clause (x) of the definition of “Repricing Transaction”, or (y) the Borrower effects any amendment of this Agreement resulting in a Repricing Transaction referred to in clause (y) of the definition of “Repricing Transaction”, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, (I) in the case of clause (x), a prepayment premium of 1% of the aggregate principal amount of the Effective Date Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate principal amount of the Effective Date Loans subject to such Repricing Transaction.

4.02                        Mandatory Repayments. (a) In addition to any other mandatory repayments required pursuant to this Section 4.02, on each date set forth below (each, a “Scheduled Initial Repayment Date”), the Borrower shall be required to repay that principal amount of the Effective Date Loans, to the extent then outstanding, as is set forth opposite each such date below (each such repayment, as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(g), a “Scheduled Initial Repayment”):

Scheduled Initial Repayment Date	Amount

September 30, 2016	$3,250,000
December 31, 2016	$3,250,000
March 31, 2017	$3,250,000
June 30, 2017	$3,250,000
September 30, 2017	$3,250,000
December 31, 2017	$3,250,000
March 31, 2018	$3,250,000
June 30, 2018	$3,250,000
September 30, 2018	$3,250,000
December 31, 2018	$3,250,000
March 31, 2019	$3,250,000
June 30, 2019	$3,250,000
September 30, 2019	$3,250,000
December 31, 2019	$3,250,000
March 31, 2020	$3,250,000
June 30, 2020	$3,250,000
September 30, 2020	$3,250,000
December 31, 2020	$3,250,000
March 31, 2021	$3,250,000
June 30, 2021	$3,250,000
September 30, 2021	$3,250,000
December 31, 2021	$3,250,000
March 31, 2022	$3,250,000
June 30, 2022	$3,250,000
September 30, 2022	$3,250,000
December 31, 2022	$3,250,000
March 31, 2023	$3,250,000
Initial Maturity Date	Remaining outstanding principal.

(b)                     [Reserved].

(c)                      In addition to any other mandatory repayments required pursuant to this Section 4.02, within five Business Days after each date on or after the Effective Date upon which Parent or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04), an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h).

(d)                     In addition to any other mandatory repayments required pursuant to this Section 4.02, within five Business Days after each date on or after the Effective Date upon which Parent or any of its Restricted Subsidiaries receives any Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as an amount equal to such Net Sale Proceeds shall be used in the business of Parent or any of its Restricted Subsidiaries, including to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of Parent or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition or Investments not prohibited by this Agreement within the Relevant Reinvestment Period, and provided, further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(d) are not so reinvested within such Relevant Reinvestment Period, an amount equal to such remaining portion shall be applied within three Business Days of the last day of such Relevant Reinvestment Period as otherwise provided above in this Section 4.02(d) without regard to the preceding proviso.

(e)                      In addition to any other mandatory repayments pursuant to this Section 4.02, within five Business Days after each date on or after the Effective Date upon which Parent or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $15,000,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that such Net Insurance Proceeds shall not be required to be so applied on such date so long as an amount equal to such Net Insurance Proceeds shall be used in the business of Parent or any of its Restricted Subsidiaries, including to acquire, maintain, develop, construct, improve, upgrade or repair any asset used or useful in the business of Parent or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition or Investments not prohibited by this Agreement within the Relevant Reinvestment Period, and provided, further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the Relevant Reinvestment Period, an amount equal to such remaining portion shall be applied within three Business Days of the end the last day of such Relevant Reinvestment Period as provided above in this Section 4.02(e) without regard to the immediately preceding proviso.

(f)                       In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to 50% of the Excess Cash Flow for the related Excess Cash Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 4.02(g) and (h); provided, however, that so long as the Total Net Leverage Ratio as of the last day of the respective Excess Cash Payment Period does not exceed (x) 3.95:1.00, the foregoing percentage shall be reduced to 25% of such Excess Cash Flow or (y) 3.45:1.00, the foregoing percentage shall be reduced to 0% of such Excess Cash Flow; provided, further, that any amount required to be applied pursuant to this Section 4.02(f) shall be reduced dollar-for-dollar by (x) the amount of any voluntary prepayments of the Loans and other term Indebtedness secured on a pari passu basis with the Loans or constituting a Permitted Refinancing of the Loans, and, to the extent accompanied by a permanent reduction of the commitments under the ABL Credit Agreement, the ABL Loans, in each case made during the applicable Fiscal Year pursuant to Section 4.01 or the corresponding provisions of the ABL Credit Agreement or other relevant agreement governing the applicable Indebtedness (except to the extent made with the proceeds of long-term Indebtedness (other than revolving Indebtedness)) and (y) the amount of all payments in cash paid by Parent or any of its Restricted Subsidiaries in connection with repurchases and purchases of Loans pursuant to Section 2.15 (except to the extent made with the proceeds of long-term Indebtedness (other than revolving Indebtedness)).

(g)                      Except with respect to Loans incurred in connection with, and as provided in, any Extension Offer, Refinancing Amendment or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms) each amount required to be applied pursuant to Sections 4.02 (c), (d), (e) and (f) in accordance with this Section 4.02(g) shall be applied to repay the outstanding principal amount of Loans; provided, however, if as part of any Asset Sale or Recovery Event, any ABL Priority Collateral is being sold or has been damaged or taken (as the case may be), then an amount equal to the amount of the Net Sale Proceeds from such Asset Sale or the Net Insurance Proceeds from such Recovery Event (as the case may be) that is attributable to such ABL Priority Collateral shall first be applied to the outstanding ABL Loans to the extent required by the ABL Credit Agreement before any portion of an amount equal to such Net Sale Proceeds or Net Insurance Proceeds is applied as provided above in this Section 4.02(g) without regard to this proviso (and any such application to outstanding ABL Loans shall reduce the mandatory repayment required hereunder dollar-for-dollar); provided further, that notwithstanding the foregoing, if any Indebtedness has been incurred that is secured by Liens subject to the Pari Passu Intercreditor Agreement, then any such prepayments referenced in clauses (d), (e) and (f) above may, at the election of the Borrower, be allocated ratably to the Loans and such Indebtedness. The amount of each principal repayment of Loans made as required by this Section 4.02(g) shall be applied to reduce the then remaining Scheduled Initial Repayments as directed by the Borrower or, absent such direction, in direct order of maturity thereof.

(h)                     With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made; provided that: (i) repayments of LIBOR Loans pursuant to this Section 4.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) except for repayments made pursuant to Section 2.15, each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, apply such repayment, first, to Base Rate Loans and, second, if there are no Base Rate Loans outstanding at such time, to LIBOR Loans (applied first to such Borrowings as would result in the least amount owed by the Borrower under Section 2.11).

(i)                         In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Loans of a respective Class shall be repaid by the Borrower in full on the Maturity Date for such Class of Loans.

(j)                        The Borrower shall use commercially reasonable efforts to notify the Administrative Agent in writing of any mandatory repayment of Loans required to be made pursuant to Section 4.02(c), (d), (e) or (f) at least three Business Days prior to the date of such repayment.  Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment.  The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment.  Other than in the case of any repayment of the Loans in full or with the proceeds of any Credit Agreement Refinancing Indebtedness, each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Sections 4.02(c), (d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans to which such Lender is otherwise entitled.  Any Declined Proceeds, subject to any repayment requirements under the ABL Credit Agreement, shall be retained by the Borrower.

(k)                     Notwithstanding any other provisions of this Section 4.02, (A) to the extent that any or all of the Net Sale Proceeds of any Asset Sale or the Net Insurance Proceeds of any Recovery Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 4.02(d) or (e) (a “Foreign Disposition”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 4.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and such repatriated Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow will be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 4.02 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Sale Proceeds, Net Insurance Proceeds of any Foreign Disposition or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit that is anticipated in connection with such repatriation) with respect to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow, the Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount without incurring such material adverse tax consequences (at which time such amount shall be repatriated to the Borrower and promptly applied to repay the Term Loans in accordance with this Section 4.02).

4.03                        Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 PM (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Except as provided in Section 2.09, whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04                        Net Payments.  (a) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any

Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                     The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Tax.

(c)                      The Credit Parties shall, without duplication of Section 4.04(a) or (b) above, jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                      As soon as reasonably practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.04, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                       (i)                         Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the

Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.04(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if (x) a change in treaty, law or regulation has occurred prior to the date on which such delivery would otherwise be required that renders any such form or certificate inapplicable or would prevent the Lender from duly completing and delivering any such form or certificate with respect to it and such Lender so advises Borrower and (y) in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                      Without limiting the generality of the foregoing,

(A)                       any Lender that is a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                      executed originals of IRS Form W-8ECI;

(iii)                   in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(iv)                  to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-

8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such partner;

(C)                       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D)                       if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA and any regulations promulgated thereunder after the date of this Agreement; and

(E)                        each Agent that is entitled to an exemption from or reduction of withholding tax with respect to any payment under this Agreement made by the Borrower to such Agent under the law of the jurisdiction in which Borrower is located shall deliver to Borrower or Administrative Agent, as applicable, on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, as applicable), any such properly completed and executed documentation prescribed by applicable law as may permit such payments to be made without withholding or at a reduced rate of withholding tax.  Without limiting the generality of the foregoing, each Agent that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (or, in the case of the Administrative Agent, the Borrower) on or prior to the date on which such Agent becomes an Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or Administrative Agent, as applicable) two copies of U.S. Internal Revenue Service Form W-9 (or successor form) certifying that such Agent is exempt from United States federal backup withholding tax and such other documentation as will enable the Borrower and the Administrative Agent, as applicable, to determine whether or not such Agent is subject to United States federal backup withholding tax or information reporting requirements.

Each Lender and Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                      If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.04 (including by the payment of additional amounts pursuant to this Section 4.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)                     Each party’s obligations under this Section 4.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 5.                            Conditions Precedent to the Effective Date.  The obligation of each Lender to make the Effective Date Loans on the Effective Date is subject at the time of the making of such Effective Date Loans to the satisfaction of the following conditions:

5.01                        Effective Date; Notes.  On or prior to the Effective Date, (a) Parent, Holdings, the Borrower, the Administrative Agent, the Security Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same in writing at least three (3) Business Days prior to the Effective Date, the appropriate Notes executed by the Borrower.

5.02                        Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of the Borrower, certifying on behalf of the Borrower that all of the conditions in Section 6.01 have been (or will be concurrently with the funding of the Effective Date Loans on the Effective Date) satisfied on such date.

5.03                        Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received (a) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Security Agent and the Lenders and dated the Effective Date in customary form reasonably acceptable to the Administrative Agent and (b) without duplication, from local Maine, Ohio, and Oklahoma counsel, reasonably acceptable to the Administrative Agent, in each case, an opinion in customary form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Security Agent and each of the Lenders and dated the Effective Date covering such customary matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

5.04                        Company Documents; Proceedings; etc.  (a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit D with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b)                     On the Effective Date, the Administrative Agent shall have received a good standing certificate (to the extent such concept exists and delivery is customary in the applicable jurisdiction) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation.

5.05                        [Reserved].

5.06                        [Reserved].

5.07                        Consummation of the Refinancing; Amendment of the ABL Credit Agreement.  (a) On the Effective Date, and substantially concurrently with the incurrence of the Effective Date Loans, the proceeds of such Effective Date Loans shall be used to (x) prepay in full all obligations outstanding under the Existing First-Lien Term Loan Credit Agreement, together with all fees and other amounts owing thereon, and (y) prepay in full all obligations outstanding under the Existing Second-Lien Term Loan Credit Agreement, together with all fees and other amounts owing thereon (collectively, the “Refinancing”).  In addition, the applicable Credit Parties shall have entered into the Effective Date ABL Amendment.

(b)                     On the Effective Date and substantially concurrently with the incurrence of the Effective Date Loans, the use of the proceeds of such Effective Date Loans to finance the Refinancing and the effectiveness of the Effective Date ABL Amendment (x) all security interests and guarantees in respect of, and Liens securing the Existing First-Lien Term Loan Credit Agreement created pursuant to the security and guaranty documentation relating thereto shall have been terminated and released (or arrangements for such terminations and releases reasonably satisfactory to the Administrative Agent shall have been made), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent, and (y) all security interests and guarantees in respect of, and Liens securing the Existing Second-Lien Term Loan Credit Agreement created pursuant to the security and guaranty documentation relating thereto shall have been terminated and released (or arrangements for such terminations and releases reasonably satisfactory to the Administrative Agent shall have been made), and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent (i) proper termination statements requested by the

Administrative Agent for filing under the UCC or equivalent statute or regulation of each relevant jurisdiction where a financing statement or application for registration was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Indebtedness under each of the Existing First-Lien Term Loan Credit Agreement and the Existing Second-Lien Term Loan Credit Agreement, (ii) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made, in each case, to secure the obligations under each of the Existing First-Lien Term Loan Credit Agreement and the Existing Second-Lien Term Loan Credit Agreement, and (iii) terminations or reassignments of all mortgages, leasehold mortgages, hypothecs, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt, debentures or similar security instruments created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations in respect of each of the Existing First-Lien Term Loan Credit Agreement and the Existing Second-Lien Term Loan Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

5.08                        [Reserved].

5.09                        Guaranty; Intercompany Subordination Agreement.  (a) On the Effective Date, each Guarantor shall have duly authorized, executed and delivered the Guaranty in the form of Exhibit E (the “Guaranty”), and the Guaranty shall be in full force and effect.

(b)                     On the Effective Date, each Credit Party shall have duly authorized, executed and delivered  the Intercompany Subordination Agreement, and the Intercompany Subordination Agreement shall be in full force and effect.

5.10                        Fees, etc. (a) The Administrative Agent shall have received, for the account of each Lender, substantially concurrently with the funding of the Effective Date Loans, an initial yield payment equal to 0.50% of such Lender’s Initial Loan Commitment on the Effective Date (as in effect immediately before giving effect to the termination thereof pursuant to Section 3.02), with such payment to be earned by, and payable to, each such Lender on the Effective Date (which amounts may, at the Borrower’ option, be offset against the proceeds of the Effective Date Loans).  The parties hereto acknowledge that for tax purposes only the initial yield payment shall be treated as a payment described in Treas. Reg. Section 1.1273-2(g)(2).

(b)                     On the Effective Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates), the Security Agent and the Joint Lead Arrangers all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses to the extent invoiced at least two Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower)) and other compensation contemplated hereby payable by the Borrower to the Administrative Agent (and/or its relevant affiliates), the Security Agent or any Joint Lead Arranger to the extent then due on the Effective Date.

5.11                        Intercreditor Agreement.  On the Effective Date the Administrative Agent and the Security Agent (for and on behalf of the Secured Creditors) and the ABL Agent (for and on behalf of the ABL Secured Parties) shall have duly authorized, executed and delivered the Amended & Restated Intercreditor Agreement in the form of Exhibit K-1 (the “Intercreditor Agreement”), each Credit Party shall have acknowledged and agreed to the Intercreditor Agreement, and the Intercreditor Agreement shall be in full force and effect.

5.12                        Security Agreements.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered (a) the Security Agreement in the form of Exhibit F (the “Security

Agreement”) covering all of such Credit Party’s Security Agreement Collateral, (b) the Copyright Security Agreements to which such Credit Party is a party, (c) the Patent Security Agreements to which such Credit Party is a party and (d) the Trademark Security Agreements to which such Credit Party is a party, and each such Security Document shall be in full force and effect, together with:

(i)                         proper financing statements for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Security Agent, desirable, to perfect the security interests purported to be created by the foregoing Security Documents;

(ii)                      (x) any certificates representing Pledged Interests (as defined in the Security Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes (to the extent required to be delivered pursuant to the Security Agreement) endorsed in blank, provided that not more than 65% of the total outstanding voting stock in or of any Excluded Subsidiary of the type referred to in clauses (iii) and (iv) of the definition thereof shall be pledged; and

(iii)                   certified copies of requests for information or copies, or equivalent reports as of a recent date, listing all effective financing statements that name Parent or any of its Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Parent or any of its Restricted Subsidiaries as debtor;

provided that, (i) where the Borrower has used commercially reasonable efforts, to the extent any security interest under a Security Document (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or the delivery or possession of stock certificates) is not perfected on the Effective Date, such perfection shall not be a condition to Borrowing on the Effective Date and (ii) any such unperfected security shall be perfected promptly after the Effective Date, and in no event later than 90 days after the Effective Date or such later date as the Administrative Agent may agree pursuant to Section 12.21.

5.13                        ABL Credit Agreement.  On the Effective Date, (a) the Administrative Agent shall have received true and correct copies of the Effective Date ABL Amendment, (b) the Effective Date ABL Amendment and all terms and conditions thereof shall be in form and substance reasonably satisfactory to the Administrative Agent, and (c) the Effective Date ABL Amendment shall be in full force and effect.

5.14                        Financial Statements.  The Joint Lead Arrangers shall have received (i) the audited consolidated balance sheet and related statement of income, stockholders’ deficit and cash flows for Parent for its 2015 fiscal year and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Parent for each of its respective subsequent fiscal quarters ended at least 45 days before the Effective Date.

5.15                        Solvency Certificate; Insurance Certificates.  On the Effective Date, the Administrative Agent shall have received:

(a)                     a solvency certificate from the chief financial officer or treasurer of Parent in the form of Exhibit G, certifying that after giving pro forma effect to the consummation of the Transaction, Parent and its Restricted Subsidiaries, on a consolidated basis, will be Solvent; and

(b)                     certificates of insurance and related policy endorsements, each in form reasonably satisfactory to the Security Agent, complying with the requirements of Section 8.03 for the business and properties of Parent and its Subsidiaries, naming the Security Agent as an additional insured and/or as loss payee, as applicable, and stating, if commercially reasonably available, that such insurance shall not be canceled or materially altered without at least 30 days’ prior written notice by the insurer to the Security Agent.

In determining the satisfaction of the conditions specified in this Section 5, to the extent any item is required to be satisfactory to any Lender or the Administrative Agent, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction.

SECTION 6.                            Additional Conditions Precedent to the Incurrence of Loans.  Except as otherwise provided in Section 2.14, the obligation of each Lender to make Loans is also subject, at the time of such Borrowing, to the satisfaction of the following conditions:

6.01                        No Default; Representations and Warranties.  At the time of such Borrowing and also after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

6.02                        Notice of Borrowing.  Prior to the making of the Loans, the Administrative Agent shall have received the Notice of Borrowing with respect to such Loans meeting the requirements of Section 2.03(a).

SECTION 7.                            Representations, Warranties and Agreements.  Each of Parent, Holdings and the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction on the Effective Date:

7.01                        Company Status.  Each of Parent and each of its Restricted Subsidiaries (a) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (b) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02                        Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the Transaction and the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03                        No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, (b) (i) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument to which any Credit Party or any of its Restricted Subsidiaries is a party except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, or (ii) will result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents and the ABL Loan Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument material to Parent and its Restricted Subsidiaries (taken as a whole), in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of such Credit Party or any of its Restricted Subsidiaries.

7.04                        Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (a) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents and the ABL Loan Documents), or exemption by, any Governmental Authority or third party is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document which in the case of clauses (i) and (ii), if not obtained or made, could reasonably be expected to result in a Material Adverse Effect.

7.05                        Financial Statements; Financial Condition; Projections.  (a) (x) The audited consolidated balance sheet of Parent at January 2, 2016, and the related consolidated statements of income and cash flows and stockholders’ deficit of Parent for the Fiscal Year of Parent ended on such date, furnished to the Administrative Agent prior to the Effective Date, present fairly in all material respects the consolidated financial position of Parent and its Restricted Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (y) the unaudited consolidated balance sheet of the Parent at April 2, 2016 and the related consolidated statements of income and cash flows of the Parent for the Fiscal Quarter ended on such date, furnished to the Administrative Agent prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to the absence of footnotes and normal year-end adjustments.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(b)                     On and as of the Effective Date, and after giving effect to the Transaction and to all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith, Parent and its Restricted Subsidiaries, taken as a whole, are Solvent.

(c)                      The Projections delivered to the Administrative Agent prior to the Effective Date have been prepared in good faith and are based on assumptions believed to be reasonable by the preparers thereof as of the Effective Date (it being recognized by the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such difference may be material).

(d)                     Since January 2, 2016, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.06                        Litigation.  There are no actions, suits or proceedings pending against or, to the knowledge of Parent, Holdings and the Borrower, threatened in writing against Parent or any of its Restricted Subsidiaries that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07                        True and Complete Disclosure.  All factual information (taken as a whole) furnished by or on behalf of Parent, Holdings or the Borrower in writing to the Administrative Agent (including, without limitation, information contained in the Credit Documents) for purposes of or in connection with this Agreement is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include the Projections, any pro forma financial information or other forward-looking information or information relating generally to the economy or the industry in which Parent and its Restricted Subsidiaries operate.

7.08                        Use of Proceeds; Margin Regulations.  (a) All proceeds of the Loans made on the Effective Date shall be used solely to (i) finance the Refinancing, (ii) pay all fees and expenses incurred in connection with the Transaction and (iii) for general corporate purposes.

(b)                     No part of the proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock, in each case in a manner that violates the provisions of Regulation T, U or X. Neither the making of any Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X.

7.09                        Tax Returns and Payments.  Each of Parent and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Parent and/or any of its Restricted Subsidiaries except where the failure to do any of the foregoing could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect. Each of Parent and each of its Restricted Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those (i) that are being contested in good faith and with respect to which reserves in conformity with GAAP (to the extent required thereby) have been provided on the books of Parent or the relevant Restricted Subsidiary or (ii) as to which the failure to pay could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of Parent or any of its Restricted Subsidiaries, threatened by any authority regarding any taxes relating to Parent or any of its Restricted Subsidiaries except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.  As of the Effective Date, neither Parent nor any of its Restricted Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Parent or any of its Restricted Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Parent or any of its

Restricted Subsidiaries not to be subject to the normally applicable statute of limitations except, in each case, as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect.

7.10                        Compliance with ERISA.  Except as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect, none of Parent, any Restricted Subsidiary of Parent or any ERISA Affiliate maintains or contributes to (or has any obligation to contribute to), or has liability (including, without limitation, any indirect, contingent or secondary liability) with respect to, any Plan, or any Multiemployer Plan or any Foreign Pension Plan, or has any such liability with respect to any pension plan as defined in Section 3(2) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any multiemployer plan as defined in Section 4001(c)(3) of ERISA that is subject to Title IV of ERISA, which is not currently maintained or contributed to by Parent, any Restricted Subsidiary of Parent or any ERISA Affiliate.

7.11                        Security Documents.  The provisions of the Security Agreement are effective to create in favor of the Security Agent for the benefit of the Secured Creditors a legal and valid security interest in all right, title and interest of the Credit Parties in all of the Security Agreement Collateral, and the Security Agent, for the benefit of the Secured Creditors, has (or upon the filing of financing statements and intellectual property filings, entry into of Control Agreements and the taking of possession by the Security Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession will have) a First Priority (subject to the Intercreditor Agreement) perfected (if and to the extent perfection may be achieved by the filings and/or actions required to be taken hereby or by the applicable Security Documents) security interest in all right, title and interest in all of the Security Agreement Collateral described therein (except for Deposit Accounts and Securities Accounts or for Collateral for which possession or control is required for perfection and such possession or control is not otherwise required by the Security Agreement), subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 9.01(d) are subject to the terms of the Intercreditor Agreement).  The recordation of (i) the Grant of Security Interest in U.S. Patents and (ii) the Grant of Security Interest in U.S. Trademarks in the respective forms attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with UCC financing statements made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the Security Agreement, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the Security Agreement.

7.12                        Properties.  All Real Property owned by Parent or any of its Restricted Subsidiaries as of the Effective Date is correctly set forth in Schedule 7.12. Each of Parent and each of its Restricted Subsidiaries has good and marketable title to, or valid leasehold interest in, all material properties owned or leased by such entity (including each Mortgaged Property), except where such failure could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

7.13                        OFAC.  Neither Parent, Holdings, the Borrower nor any of their respective Subsidiaries (i) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner violative of Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department

of the Treasury on June 24, 2003, as updated from time to time, or the subject of the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

7.14                        Patriot Act/FCPA.  Parent, Holdings, the Borrower and their respective Subsidiaries are in compliance in all material respects with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, in violation of the laws of the United States or other jurisdiction, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

7.15                        Compliance with Statutes, etc.  Each of Parent and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.16                        Investment Company Act.  No Credit Party nor any Restricted Subsidiary of any Credit Party is an “investment company” or is subject to registration as an “investment company under the Investment Company Act of 1940.

7.17                        Environmental Matters.  Except, as could not reasonably be expected to have, either individually, or in the aggregate, a Material Adverse Effect:

(a) (i) each of Parent and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) there are no pending or, to the knowledge of Parent, Holdings and the Borrower, Environmental Claims threatened in writing against Parent or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries (including any such claim arising out of the ownership, lease or operation by Parent or any of its Restricted Subsidiaries of any Real Property formerly owned, leased or operated by Parent or any of its Restricted Subsidiaries but no longer owned, leased or operated by Parent or any of its Restricted Subsidiaries); and (iii) there are no facts, circumstances, conditions or occurrences with respect to the business or operations of Parent or any of its Restricted Subsidiaries, or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries (including, to the knowledge of Parent, Holdings and the Borrower, any Real Property formerly owned, leased or operated by Parent or any of its Restricted Subsidiaries but no longer owned, leased or operated by Parent or any of its Restricted Subsidiaries) or, to the knowledge of Parent, Holdings and the Borrower, any property adjoining or adjacent to any such Real Property that could be reasonably expected to form the basis of an Environmental Claim against Parent or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries; and

(b)                     Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property currently owned, leased or operated by Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent, Holdings and the Borrower, any Real Property formerly owned, leased or operated by Parent or any of its Restricted Subsidiaries or property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated any applicable Environmental Law or could reasonably be expected to give rise to an Environmental Claim.

7.18                        Employment and Labor Relations.  Neither Parent nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Borrower, threatened in writing against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Borrower, threatened in writing against any of them, and (b) no strike, labor dispute, slowdown or stoppage pending against Parent or any of its Restricted Subsidiaries or, to the knowledge of Parent and the Borrower, threatened in writing against Parent or any of its Restricted Subsidiaries, except, with respect to any matter specified in clauses (a) or (b) above, either individually or in the aggregate, such as could not reasonably be expected to have a Material Adverse Effect.

7.19                        Intellectual Property, etc. Each of Parent and each of its Restricted Subsidiaries owns, licenses, possesses or otherwise has the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, software, know-how, trade secrets, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its businesses as currently conducted, except to the extent the failure to own, license, possess or otherwise have the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 8.                            Affirmative Covenants. Each of Parent, Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans (together with interest thereon), Fees and all other Obligations (other than indemnities described herein and reimbursement obligations under Section 12.01 which are, in either case, not then due and payable) incurred hereunder, are paid in full:

8.01                        Information Covenants.  The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)                     Quarterly Financial Statements.  Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of Parent (commencing with its Fiscal Quarter ending July 2, 2016), (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case, setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year and comparable budgeted figures for such Fiscal Quarter as set forth in the respective budget delivered pursuant to Section 8.01(c) (if applicable), all of which shall be certified by an Authorized Officer of Parent that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Parent and its Subsidiaries as of the dates indicated and the consolidated results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of financial condition and results of operations with respect to such Fiscal Quarter.

(b)                     Annual Financial Statements.  Within 95 days after the close of each Fiscal Year of Parent commencing after the Effective Date, (i) the consolidated balance sheet of Parent and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit (other than any exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from (i) an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial covenant on a future date or in a future period) except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants), and (ii) management’s discussion and analysis of financial condition and results of operations with respect to such Fiscal Year.

(c)                      Budgets.  No later than the 95th day of each Fiscal Year of Parent commencing after the Effective Date, a budget (including budgeted statements of income, cash flow statement and balance sheets for the Parent and its Restricted Subsidiaries on a consolidated basis) for each of the twelve months of such Fiscal Year prepared in reasonable detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based and as customarily prepared by management of the Parent for its internal use.

(d)                     Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower or Parent in the form of Exhibit H certifying on behalf of the Borrower or Parent that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year or Fiscal Quarter, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Administrative Agent at the end of the previous Fiscal Year or Fiscal Quarter (or from the Effective Date with respect to the first compliance certificate delivered hereunder after the Effective Date), as the case may be, and (ii) if delivered with the financial statements required by Section 8.01(b), commencing with the Fiscal Year ending December 30, 2017, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow, the Available Amount for the respective Excess Cash Payment Period and the amount of any required payment under Section 4.02(f) in respect of such Excess Cash Flow Payment Period and the amounts, if any, charged to the Available Amount in such Fiscal Year.

(e)                      Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five Business Days after an Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Parent or any of its Restricted Subsidiaries which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect. All such notices shall describe in reasonable detail the nature of the event and Parent’s or such Restricted Subsidiary’s response thereto.

(f)                       [Reserved].

(g)                      Environmental Matters.  Promptly after any officer of Parent or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Parent or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries that (A) results in noncompliance by Print or any of its Restricted Subsidiaries with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against Parent or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Parent or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Parent or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Holdings or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event Parent shall deliver to the Administrative Agent all notices received by Parent or any of its Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Parent or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Parent or any of its Restricted Subsidiaries of potential liability under CERCLA, except where such potential liability could not reasonably be expected to exceed $2,500,000.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Parent’s or such Restricted Subsidiary’s response thereto.

(h)                     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to Parent or any of its Restricted Subsidiaries as the Administrative Agent may reasonably request.

provided that, notwithstanding the foregoing:

(i)                         no such information or documents shall be required to be provided to the extent the provision thereof would violate a confidentiality undertaking of Parent or any Restricted Subsidiary, or would result in a loss of attorney-client privilege, or such information or documents constitute attorney work product;

(ii)                      the obligations in Sections 8.01(a) and (b) may be satisfied with respect to financial information of Parent and its Subsidiaries by furnishing the Form 10-K or 10-Q of Parent (or any direct or indirect parent of Parent) filed with the SEC; provided that, (i) to the extent such information relates to a parent of Parent, such information is accompanied by consolidating information that explains (if applicable) in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Parent and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 8.01(b), such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit (other than any exception, explanatory paragraph or qualification that is expressly solely with respect to, or expressly resulting solely from (i) an upcoming maturity date under Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial covenant on a future date or in a future period) except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants); and

(iii)                   documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Parent (or any other direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on its website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on the Platform.

8.02                        Books, Records and Inspections; Conference Calls.  (a) Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP (or applicable local standards) consistently applied in respect of all material financial transactions and matters involving the assets and business of Parent and its Restricted Subsidiaries.  Parent will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Security Agent (a) to visit and inspect, under guidance of officers of Parent or such Restricted Subsidiary, any of the properties of Parent or such Restricted Subsidiary and (b) to examine the books of account of Parent or such Restricted Subsidiary and discuss the affairs, finances and accounts of Parent or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Security Agent may reasonably request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that (i) so long as no Event of Default has occurred and is continuing, no more than one such visitation and inspection referred to in preceding clause (a) may occur in any Fiscal Year and (ii) the Administrative Agent and the Security Agent shall give Parent the opportunity to participate in any discussions with Parent’s independent public accountants. Notwithstanding the foregoing, none of Parent or any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Security Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding third-party agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)                     At the request of the Administrative Agent, the Borrower will within 15 Business Days following such request (or such longer period as the Administrative Agent shall agree), hold one quarterly conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter and the financial condition of the Borrower and its Restricted Subsidiaries and the budgets presented for the current Fiscal Quarter of the Borrower and its Restricted Subsidiaries if applicable (it being understood that following the consummation of an IPO, the Borrower shall not be required to hold any such quarterly conference call or teleconference if it (or any direct or indirect parent of the Borrower) holds quarterly investor earnings calls).

8.03                        Maintenance of Property; Insurance.  (a) Parent will, and will cause each of its Restricted Subsidiaries to, (i) keep all property necessary to the business of Parent and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Parent and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, information as to the insurance carried.  The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)                     Except as otherwise agreed by the Administrative Agent, Parent will, and will cause each of the Credit Parties to, at all times keep its property insured in favor of the Security Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance shall be endorsed to the Security Agent’s satisfaction for the benefit of the Security Agent (including, without limitation, by naming the Security Agent as loss payee and/or additional insured) and, to the extent available on a commercially reasonable basis, shall state that such insurance policies shall not be canceled or materially altered without at least 30 days’ prior written notice thereof (10 days in the case of non-payment) by the respective insurer to the Security Agent.

(c)                      If at any time any Mortgaged Property is a Flood Hazard Property, Parent or the relevant Credit Party, as applicable, shall keep and maintain at all times flood insurance on terms and in an amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.  In the case of a Mortgaged Property listed on Schedule 8.12 that is a Flood Hazard Property or any Material Real Property that is acquired after the Effective Date that is a Flood Hazard Property, any evidence of the flood insurance required to be maintained under this Section 8.03(c) shall be delivered to the Security Agent prior to the effective date of the Mortgage in respect of such Flood Hazard Property and such evidence of flood insurance shall be subject to the reasonable approval of the Security Agent.

(d)                     If Parent or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and Parent agrees to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

8.04                        Existence; Franchises.  Parent will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights (charter and statutory), franchises, licenses, permits, copyrights, trademarks, patents and approvals; provided, however, that nothing in this Section 8.04 shall prevent (a) sales of assets and other transactions by Parent or any of its Restricted Subsidiaries in accordance with Section 9.02 or (b) the withdrawal or lapse by Parent or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction or the failure to preserve or keep in full force and effect any other right, license, franchise, intellectual property or approval if such withdrawal, lapse or failure could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05                        Compliance with Statutes, etc.  Parent will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, FCPA, OFAC (including sanctions administered and enforced thereunder) applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06                        Compliance with Environmental Laws.  (a) Parent will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by Parent or any of its Restricted Subsidiaries, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent noncompliance or failure to pay could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws, except Permitted Liens.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(g), (ii) at any time that Parent or any of its Restricted Subsidiaries are not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent has exercised any of the remedies pursuant to Section 10.01, Parent and the Borrower will (in each case) provide, at the sole expense of Parent and the Borrower, at the request of the Administrative Agent, an environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property.  If Parent and the Borrower fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by Parent and the Borrower, and Parent and the Borrower shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Parent or the Borrower, all at the sole expense of Parent and the Borrower

8.07                        ERISA.

(a)                     Parent, Holdings, Borrower and their respective ERISA Affiliates shall each (i) maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, and (ii) make or cause to be made contributions to all Plans in a timely manner and in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                     Parent and each of its applicable Restricted Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to result in a Material Adverse Effect.

(c)                      Promptly and in any event within 10 days after Parent, Holdings, Borrower, a Restricted Subsidiary or any of their ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of an Authorized Officer of the relevant entity describing such ERISA Event and the action, if any, that the relevant entity or its ERISA Affiliate has taken and proposes to take with respect thereto.

8.08                        End of Fiscal Years.  Parent will cause its and each of its Restricted Subsidiaries’ Fiscal Years to end on a date specified for such Fiscal Year end in the definition of “Fiscal Year”; provided that (i) any Acquired Entity or Business may have a different fiscal year and fiscal quarter ends for a period not exceeding 270 days following the acquisition thereof (or such longer period as the Administrative Agent may agree) and (ii) the Borrower or Parent may, upon written notice to the Administrative Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

8.09                        Ratings.  Parent shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower or Parent and a rating of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower or Parent and a rating of the Loans, in each case from S&P (but, in each case, not a specific rating).

8.10                        Payment of Taxes.  Parent will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, would reasonably be expected to become a Lien or charge upon any material properties of Parent or any of its Restricted Subsidiaries not otherwise permitted under Section 9.01; provided that neither Parent nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, governmental charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP (to the extent required thereby) or (ii) where the failure to pay or discharge could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.11                        Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.12                        Additional Security; Further Assurances; etc.  (a) Parent will, and will cause each other Credit Party to grant to the Security Agent for the benefit of the Secured Creditors security interests and Mortgages in (i) the Mortgaged Properties listed on Schedule 8.12 attached hereto within 120 days (or such longer period as the Administrative Agent may agree) following the Effective Date and (ii) the other assets and Material Real Property of Parent or other Credit Party acquired after the Effective Date as are not automatically subject to a Lien pursuant to pre-existing Security Documents, but solely to the extent that such other assets and Material Real Property would have been covered by the original Security Documents had such Credit Party owned them on the Effective Date, within 120 days (or such longer period as the Administrative Agent may agree) following Administrative Agent’s reasonable request therefor (or as otherwise may be required pursuant to the Intercreditor Agreement), in each case subject to Permitted Liens and subject to the limitations and exceptions of the Security Documents (collectively, the “Additional Security Documents”); provided, however, that, the Borrower shall provide not less than 30 days’ prior written notice to the Security Agent (or such shorter period as the Administrative Agent shall agree) (which shall in turn promptly notify the Lenders) of any proposed execution and delivery of a Mortgage in respect of a Flood Hazard Property.  Notwithstanding the foregoing or anything else contained herein, this Section 8.12(a) shall not apply to (i) any owned Real Property other than Material Real Property, (ii) any motor vehicles, or (iii) any other assets expressly excluded from Security Agreement Collateral or any other Collateral under any of the Security Documents.

(b)                     Parent will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Security Agent from time to time such schedules, confirmatory assignments, financing statements (including, but not limited to, UCC fixture filings to be filed along with the applicable Mortgages), transfer endorsements, powers of attorney, certificates, control agreements and other assurances or instruments to the extent required by this Agreement or any of the Security Documents, subject to the terms of the Intercreditor Agreement; provided that in the case of any such agreements, assurances or instruments that require the consent of, or any action by, a third party, Parent and the other Credit Parties shall only be required to use commercially reasonable efforts to obtain the same.  Furthermore, in the case of additional Real Property Collateral, Parent will, and will cause the other Credit Parties to, deliver to the Security Agent such customary opinions of counsel in each jurisdiction in which the mortgaged Real Property is located with respect to the enforceability and perfection of the Mortgages in form and substance reasonably satisfactory to the Security Agent, such customary corporate formalities opinions of counsel in each jurisdiction in which the Borrower or applicable Guarantor that owns the Mortgaged Property is formed or organized in form and substance reasonably satisfactory to the Security Agent, surveys, and First Priority Mortgage Policies with title insurance coverage reasonably satisfactory to the Security Agent.

(c)                      [Reserved].

(d)                     Prior to the date of delivery of any Mortgage, (i) the Security Agent shall have obtained a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Mortgaged Property covered by such Mortgage, and (ii) in the event any portion of a Mortgaged Property includes a structure with at least two walls and a roof (a “building”) and, as shown in the related flood hazard determination, such building is located in a special flood hazard area (a “Flood Hazard Property”), then (A) the Security Agent shall deliver to the Borrower a notice about special flood hazard area status and flood disaster assistance (a “Flood Hazard Notice”), and (B) the Borrower or the relevant Credit Party, as applicable, shall deliver to the Security Agent (1) a duly executed Flood Hazard Notice and (2) evidence of flood insurance required by Section 8.03(c).

(e)                      The Borrower agrees that each action required by clauses (a) through (d) of this Section 8.12 shall be completed within 120 days after such action is requested to be taken by the Administrative Agent (or such longer period of time as may be agreed to by the Administrative Agent in its discretion); provided that, in no event will Parent or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from, or actions by, third parties with respect to its compliance with this Section 8.12.

(f)                       Upon the formation or acquisition of any new Wholly-Owned Domestic Subsidiary that is a Restricted Subsidiary by any Credit Party: (i) within 60 days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), the applicable Credit Party shall pledge the capital stock or other Equity Interests of such new Wholly-Owned Domestic Subsidiary (other than any Subsidiary the Equity Interests of which are not required to be pledged under the terms of the Security Agreement) pursuant to, and to the extent required by, the Security Agreement, and shall deliver to the Security Agent the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, to the extent required by the Security Agreement, (ii) within 60 days after such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion), the Borrower shall cause each such new Wholly-Owned Domestic Subsidiary (other than any Excluded Subsidiary) to become a party to each of the Guaranty, the Security Agreement, the Intercompany Subordination Agreement and, if applicable, execute a Control Agreement, a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement, and to acknowledge the Intercreditor Agreement, and (iii) the Borrower shall, and shall cause each such new Wholly-Owned Domestic Subsidiary to, to the extent requested by the Administrative Agent, take all other actions required pursuant to this Section 8.12.  In addition, each new Wholly-Owned Domestic Subsidiary that is required to become a Subsidiary

Guarantor after the Effective Date shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including customary opinions of counsel) of the type described in Sections 5.02, 5.03, and 5.04 as such new Wholly-Owned Domestic Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Effective Date.

(g)                      In addition, promptly after any Restricted Subsidiary of the Borrower ceases to constitute an “Excluded Subsidiary” or a “Pass-Through Foreign Holding Company” in accordance with the respective definitions thereof, the Borrower shall cause such Restricted Subsidiary to take all actions required by Section 8.12 as if such Restricted Subsidiary were then established, created or acquired.

8.13                        Change of Name.  Parent or the Borrower will furnish to the Administrative Agent promptly (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Credit Party’s legal name (as set forth in its certificate of organization, incorporation or like document), or (ii) in the jurisdiction of incorporation or organization of any Credit Party or in the form of its organization.

SECTION 9.                            Negative Covenants.  Each of Parent and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans (together with interest thereon), Fees and all other Obligations (other than any indemnities described herein and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable) incurred hereunder, are paid in full:

9.01                        Liens.  Parent will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets (real or personal, tangible or intangible) of Parent or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(a)                     Liens for taxes, assessments or governmental charges or levies (i) that are not yet overdue for a period of more than 30 days or (ii) that are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (to the extent required thereby);

(b)                     Liens in respect of property or assets of Parent or any of its Restricted Subsidiaries that were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as statutory or common law Liens of carriers’, warehousemen’s, materialmen’s, repairmen’s, construction contractors’ and mechanics’ and other similar Liens so long as such Liens only secure amounts not overdue for a period of more than 60 days or amounts that are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP (to the extent required thereby);

(c)                      Liens in existence on the Effective Date which are listed on Schedule 9.01, plus renewals, replacements and extensions of such Liens; provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (except by the amount associated with costs, fees, expenses and premiums) and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of Parent or any of its Restricted Subsidiaries other than after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 9.04 and proceeds and products thereof;

(d)                     (x) Liens created by or pursuant to the Credit Documents, and (y) Liens created by or pursuant to the ABL Credit Agreement and the ABL Loan Documents (including any Permitted Refinancing Indebtedness in respect thereof) (subject, as applicable, to the terms of the Intercreditor Agreement);

(e)                      (i) licenses, sublicenses, leases or subleases granted by Parent or any of its Restricted Subsidiaries to other Persons not materially interfering with the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole, and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which Parent or any of its Restricted Subsidiaries is a party;

(f)                       Liens upon assets of Parent or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 9.04; provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation (provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender) and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any asset of Parent or any Restricted Subsidiary of Parent other than the assets subject to such Capitalized Lease Obligations, the proceeds and products thereof and improvements and accessions thereto;

(g)                      Liens to secure purchase money Indebtedness permitted under Section 9.04; provided that (i) such Liens are created within 270 days of the acquisition, construction, repair or improvement of the property subject to such Lien and (ii) such Liens do not encumber any asset of Parent or any of its Restricted Subsidiaries other than the property financed by such Indebtedness and the proceeds and products thereof and improvements and accessions thereto;

(h)                     easements, rights-of-way, restrictions (including zoning restrictions), encroachments, survey exceptions, and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the ordinary conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(i)                         Liens arising out of the existence of judgments to the extent and so long as such judgments do not individually or in the aggregate constitute an Event of Default under Section 10.01(j);

(j)                        statutory and common law landlords’ liens under leases to which Parent or any of its Restricted Subsidiaries is a party;

(k)                     Liens (other than Liens imposed under ERISA) incurred, including pledges and deposits, in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(l)                         Permitted Encumbrances;

(m)                 Liens on property or assets acquired pursuant to a Permitted Acquisition or another permitted Investment, or on property or assets of a Restricted Subsidiary of Parent in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under

Section 9.04, and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of Parent or any of its Restricted Subsidiaries other than proceeds and products thereof and improvements and accessions thereto;

(n)                     Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(o)                     Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)                     bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Parent or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other entity with which such accounts are maintained;

(q)                     deposits made or other Liens provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, in the ordinary course of business;

(r)                        Liens on earnest money deposits made in connection with any Permitted Acquisition or other permitted Investment or in respect of any anticipated Permitted Acquisition or other permitted Investment and Liens that may be deemed to exist by reason of any agreement to sell assets;

(s)                       Liens on cash and Cash Equivalents of Parent and its Restricted Subsidiaries deposited as collateral in favor of a hedging counterparty to secure obligations under Interest Rate Protection Agreements and/or Other Hedging Agreements otherwise permitted to be entered into by this Agreement;

(t)                        Liens securing obligations in respect of Indebtedness permitted under Sections 9.04(j)(ii), (l), (p) and (t);

(u)                     Liens on the Collateral securing (i) Permitted Pari Passu Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof and, in each case, subject to the Intercreditor Agreement and, to the extent applicable, the Pari Passu Intercreditor Agreement, (ii) Permitted Junior Priority Refinancing Debt or any Permitted Refinancing Indebtedness in respect thereof and, in each case, subject to the Intercreditor Agreement (if applicable) and the Second Lien Intercreditor Agreement (if applicable) and (iii) to the extent such Indebtedness is secured, Credit Agreement Refinancing Indebtedness of the type referred to in clause (d) of the definition thereof;

(v)                     other Liens on assets of Parent or any Restricted Subsidiary of Parent that secure obligations in an aggregate outstanding principal amount for all such Liens not to exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period, in each case determined as of the date of incurrence;

(w)                   Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction not otherwise prohibited under this Agreement;

(x)                     (i) Liens on Equity Interests in joint ventures securing obligations of such joint ventures and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(y)                     Liens securing obligations incurred in connection with any Sale/Leaseback Transaction; provided that the aggregate principal amount of any such Indebtedness outstanding at any time shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period; and

(z)                      Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary.

In connection with the granting of Liens of the type described in clauses (c), (e), (f), (g), (m), (n), (r), (s), (v), (x), (y) and (z) of this Section 9.01 by Parent or any of its Restricted Subsidiaries, the Administrative Agent and the Security Agent shall be authorized to release its Liens on property subject to such Liens (and, so long as the ABL Agent has released (or concurrently releases) its Lien (if any) in favor of the holder or holders of such Liens, shall at the request of the Borrower release its Liens on property subject to such Liens) and take any other actions reasonably deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases in favor of the holder or holders of such Liens solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02                        Consolidation, Merger, Sale of Assets, etc.  Parent will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate into or with any Person, or convey, sell, lease or otherwise dispose of any of its property or assets, except that:

(a)                     so long as no Event of Default has occurred and is continuing or would result therefrom, Parent, Holdings or the Borrower may merge or consolidate with any other Person; provided that (i) in any such merger or consolidation involving Parent, Parent shall be the continuing or surviving Person, in any such merger or consolidation involving Holdings, Holdings shall be the continuing or surviving Person, and in any such merger or consolidation involving the Borrower, the Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger or consolidation is not Parent, Holdings or the Borrower (as applicable) (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States or any state thereof or the District of Columbia, (B) the Successor Company shall expressly assume all the obligations of Parent, Holdings or the Borrower (as applicable) under this Agreement and the other Credit Documents to which Parent, Holdings or the Borrower (as applicable) is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Credit Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Credit Documents, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Credit Documents, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, Parent, Holdings or the Borrower (as applicable) under this Agreement;

(b)                     each of Parent and its Restricted Subsidiaries may sell inventory in the ordinary course of business;

(c)                      each of Parent and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business and property no longer used or useable in the conduct of business of Parent and its Restricted Subsidiaries;

(d)                     Investments may be made to the extent permitted by Section 9.05;

(e)                      each of Parent and its Restricted Subsidiaries may convey, sell, lease, or dispose of property or assets so long as (i) at the time of such conveyance, sale, lease or disposition (other than any such conveyance, sale, lease or disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing), no Event of Default has occurred and is continuing or would result therefrom, (ii) with respect to any such transaction (or series of related transactions) in which the purchase price is in excess of $1,000,000, Parent or the respective Restricted Subsidiary receives at least Fair Market Value, (iii) with respect to any such transaction (or series of related transactions) in which the purchase price is in excess of $15,000,000, the consideration received by Parent or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents (provided, however, that for the purposes of this clause (e), the following shall be deemed to be cash: (x) any liabilities (as shown on Parent’s or a Restricted Subsidiary of Parent’s most recent balance sheet or in the footnotes thereto) of Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee of any such assets or that are otherwise cancelled or terminated in connection with the transaction with such transferee and for which Parent and all of its applicable Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (y) any securities, notes, or other obligations or assets received by Parent or the applicable Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable transaction and (z) aggregate non-cash consideration received by Parent or the applicable Restricted Subsidiary having an aggregate Fair Market Value (determined as of the closing of the applicable conveyance, sale, lease or disposition for which such non-cash consideration is received) taken together with all other non-cash consideration received pursuant to this clause (z) does not to exceed the greater of (x) $15,000,000 and (y) 5.0% of Consolidated EBITDA for the most recently ended Calculation Period at any time outstanding, and (iv) an amount equal to the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(d);

(f)                       each of Parent and its Restricted Subsidiaries may lease or sublease (as lessee or sublessee) or license or sublicense (as licensee or sublicensee) real or personal property (so long as any such lease or sublease or license or sublicense does not create a Capitalized Lease Obligation except to the extent permitted by Section 9.04);

(g)                      each of Parent and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and not as part of any financing transaction;

(h)                     each of Parent and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Parent and its Restricted Subsidiaries, taken as a whole;

(i)                         Parent or any Restricted Subsidiary of Parent may convey, sell or otherwise transfer all or any part of its business, properties and assets to Parent or any Restricted Subsidiary; provided that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party;

(j)                        any Restricted Subsidiary of Parent may merge, amalgamate or consolidate with and into, or be dissolved or liquidated into (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries of Parent; provided that when any Person that is a Credit Party is merging, amalgamating or consolidating with a Restricted Subsidiary that is not a Credit Party, a Credit Party shall be the continuing or surviving Person or the surviving entity shall substantially concurrently become a Credit Party;

(k)                     Parent and its Restricted Subsidiaries may consummate a merger, amalgamation, dissolution, liquidation, consolidation, investment or conveyance, the purpose of which is to effect an Investment permitted pursuant to Section 9.05 or a sale, transfer or other disposition otherwise permitted under this Section 9.02;

(l)                         each of Parent and its Restricted Subsidiaries may liquidate or otherwise dispose of cash and Cash Equivalents;

(m)                 Liens may be granted to the extent permitted by Section 9.01;

(n)                     any involuntary loss, damage or destruction of property and the disposition of the assets so damaged or destroyed shall be permitted;

(o)                     any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property shall be permitted;

(p)                     the lapse, abandonment or cancellation of patents, trademarks and other intellectual property of Parent and its Restricted Subsidiaries shall be permitted if, in the reasonable business judgment of Parent or such Restricted Subsidiary, it is not economically desirable in the conduct of their business to maintain such patents, trademarks or other intellectual property;

(q)                     (i) any Restricted Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Credit Party, (ii) any Restricted Subsidiary may liquidate or dissolve and (iii) any Restricted Subsidiary may change its legal form; provided that with respect to clause (ii) or (iii), the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(r)                        Dividends may be paid to the extent permitted by Section 9.03;

(s)                       grants of credits or allowances to distributors, customers or suppliers in the ordinary course of business may be made;

(t)                        the discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable may be made;

(u)                     dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings may be made;

(v)                     sales or other dispositions in connection with any Sale/Leaseback Transaction to the extent not otherwise prohibited hereunder may be made;

(w)                   dispositions in connection with a reorganization and other activities related to tax planning or tax reorganization that do not impair the security interests granted to the Security Agent for the benefit of the Secured Creditors and are otherwise not materially adverse to the Lenders after giving effect to such reorganization, provided, that Parent and its Restricted Subsidiaries comply with Section 8.12;

(x)                     the unwinding or settlement of any Interest Rate Protection Agreement or Other Hedging Agreement;

(y)                     sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(z)                      any sale, transfer or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(aa)              sales, transfers and other dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased).

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale, transfer or disposition of any Collateral, or any Collateral is sold, transferred or disposed of as permitted by this Section 9.02 (other than to a Credit Party), such Collateral shall be sold, transferred or disposed of free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Security Agent shall be authorized to take (and shall, at the request of the Borrower, take) any actions reasonably deemed appropriate in order to effect or evidence the foregoing.

9.03                        Dividends.  Parent will not, and will not permit any of its Restricted Subsidiaries to, declare or pay any Dividends, except that:

(a)                     each Restricted Subsidiary of Parent may make Restricted Payments to Parent and any Restricted Subsidiary of Parent;

(b)                     any Non-Wholly-Owned Subsidiary of Parent may pay Dividends to its shareholders, members or partners generally, so long as Parent or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(c)                      Parent may (and may pay cash Dividends to any direct or indirect parent of Parent for the purpose of enabling any direct or indirect parent of Parent to) redeem, repurchase or otherwise acquire for value Equity Interests of Parent (or of such direct or indirect parent of Parent) following the death, disability, retirement or termination of employment of officers, directors or employees of Parent or any of its Restricted Subsidiaries, provided that the sum of the aggregate amount of Dividends paid by Parent in reliance on this clause (c) shall not exceed $15,000,000 in any Fiscal Year (which shall increase to $20,000,000 subsequent to the consummation of an IPO) with unused amounts in any fiscal year being permitted to be carried over to the immediately succeeding fiscal year, plus any cash proceeds received by Parent or any of its Restricted Subsidiaries from key man life insurance policies;

(d)                     Parent may pay cash Dividends to any direct or indirect parent of Parent at the times and in the amounts necessary to enable such direct or indirect parent of Parent to pay their respective tax obligations, to the extent attributable to the business of Parent and its Restricted Subsidiaries; provided that (x) the amount of cash Dividends paid by Parent pursuant to this clause (d) to enable any direct or indirect parent of Parent to pay Federal and state income and franchise taxes at any time shall not exceed the amount of such Federal and state income and franchise taxes actually owing by such direct or indirect parent of Parent at such time for the respective period as determined in good faith by such direct or indirect parent of Parent and (y) the proceeds of such Dividends shall be used by such direct or indirect parent of Parent for the purposes described above in this clause (d);

(e)                      Parent may pay cash Dividends to any direct or indirect parent of Parent so long as the proceeds thereof are used by such direct or indirect parent of Parent solely to (i) pay operating expenses of such direct or indirect parent of Parent incurred in the ordinary course of business (including, without limitation, outside directors and professional fees, expenses and indemnities) and other similar corporate overhead costs and expenses in each case attributable to the ownership or operations of Parent and the Restricted Subsidiaries and (ii) pay cash Dividends to any direct or indirect parent of Parent for the purpose of paying (and so long as same are used to pay) operating expenses of such direct or indirect parent of Parent incurred in the ordinary course of business and other similar corporate overhead costs and expenses in each case attributable to the ownership or operations of Parent and the Restricted Subsidiaries;

(f)                       the Borrower may pay Dividends to Holdings (or any direct or indirect parent company thereof) at the times and in amounts necessary to enable Parent (or any direct or indirect parent company thereof) to make payments due under the Tax Receivable Agreement (and Parent (or such direct or indirect parent company) shall be permitted to make such payments);

(g)                      after an IPO, (i) any Dividend by Parent to pay listing fees and other costs and expenses payable by any direct or indirect parent of Parent that are attributable to being a publicly traded company and are reasonable and customary and (ii) additional Dividends in an aggregate amount in any Fiscal Year not to exceed an amount equal to 6.0% of the Market Capitalization;

(h)                     Parent may, in lieu of making direct cash payments to Sponsor and its Affiliates or the Advance Shareholders as otherwise permitted by Sections 9.06(g), (h), (i), (j) and (k), pay Dividends (including to any direct or indirect parent of Parent) in order to make the payments permitted by such Sections;

(i)                         if immediately before and immediately after giving effect to the respective Dividend, the First Lien Net Leverage Ratio for the Calculation Period most recently ended (calculated on a Pro Forma Basis) does not exceed 4.70:1.00, other Dividends in an aggregate amount not to exceed the Available Amount; provided that with respect to any Dividend made pursuant to this Section 9.03(i), no Event of Default has occurred and is continuing or would result therefrom;

(j)                        other Dividends, so long as the aggregate amount of all Dividends made pursuant to this Section 9.03(j) does not exceed $75,000,000;

(k)                     other Dividends so long as the Total Net Leverage Ratio for the Calculation Period most recently ended (calculated on a Pro Forma Basis) does not exceed 4.00:1.00;

(l)                         Parent and each of its Restricted Subsidiaries may declare and make Dividends payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests);

(m)                 repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(n)                     repurchases of Equity Interests in Parent (or any direct or indirect parent thereof) or any Restricted Subsidiary of Parent deemed to occur upon exercise or vesting of stock options, warrants, or other Equity Interests if such Equity Interests (i) represent all or a portion of the exercise price of such options or warrants, or (ii) are surrendered in connection with satisfying any federal, state, local, or foreign income tax obligation (including withholding in respect thereof) incurred in connection with such exercise or vesting; and

(o)                     Parent or any Restricted Subsidiary of Parent may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms.

9.04                        Indebtedness.  Parent will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(b)                     Existing Indebtedness outstanding on the Effective Date and listed on Schedule 9.04, without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(c)                      Indebtedness (i) under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (ii) under Other Hedging Agreements, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements is in the ordinary course of business and not for speculative purposes;

(d)                     Indebtedness (including any Permitted Refinancing thereof) of Parent and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness secured by Liens permitted under Section 9.01; provided that in no event shall the sum of the aggregate outstanding principal amount of all Capitalized Lease Obligations and purchase money Indebtedness incurred in reliance on this clause (d) exceed the greater of (x) $30,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(e)                      Indebtedness constituting Intercompany Loans to the extent permitted by Sections 9.05(h) and (q);

(f)                       guarantees by Parent or any Restricted Subsidiary in respect of Indebtedness of Parent or any Restricted Subsidiary otherwise permitted under this Section, provided, in no event shall any Restricted Subsidiary that is not a Credit Party guarantee Indebtedness of a Credit Party pursuant to this Section 9.04(f);

(g)                      Indebtedness of Parent or a Restricted Subsidiary of Parent acquired, incurred, assumed or issued to finance a Permitted Acquisition, merger, amalgamation or consolidation or other Investment permitted under this Agreement (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted acquisition of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other Investment or acquisition, and (ii) (x) such Indebtedness does not exceed an aggregate principal amount of $75,000,000 at any time outstanding or (y) either (1) the Interest Coverage Ratio as of the last day of the most recently ended Calculation Period (calculated on a Pro Forma Basis as if such Permitted Acquisition or other permitted transaction had occurred on the first day of such Calculation Period) is no less than 2.00:1.00 or (2) the Interest Coverage Ratio as of the last day of the most recently ended Calculation Period (calculated on a Pro Forma Basis as if such Permitted Acquisition or other permitted transaction had occurred on the first day of such Calculation Period) is no less than the Interest Coverage Ratio as of the last day of the most recently ended Calculation Period (calculated on a Pro Forma Basis without giving pro forma effect to such Permitted Acquisition or other permitted transaction, but with giving pro forma effect to any other Permitted Acquisitions or other permitted transactions theretofore consummated after the first day of such Calculation Period) (and in each case, any Permitted Refinancing Indebtedness in respect thereof);

(h)                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished in the ordinary course of business;

(i)                         Indebtedness of Parent and its Restricted Subsidiaries with respect to performance bonds, surety bonds (including in favor of the U.S.D.A. in connection with Parent’s and its Restricted Subsidiaries’ contracts and transactions therewith), appeal bonds, customs bonds, worker’s compensation claims, self-insurance obligations and bankers acceptances and other obligations of a like nature incurred in the ordinary course of business or consistent with past practices or in connection with the enforcement of rights or claims of Parent or any of its Restricted Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default (including guarantees or obligations of Parent or any Restricted Subsidiary with respect to letters of credit supporting such performance, appeal, customs or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances);

(j)                        Indebtedness of the Credit Parties under the (i) ABL Loan Documents in an aggregate principal amount not to exceed $250,000,000 at any time outstanding (including any Permitted Refinancing Indebtedness in respect thereof), and (ii) Junior Lien Debt (including Permitted Junior Priority Refinancing Debt) so long as, after giving effect to the incurrence of such principal amount of Junior Lien Debt, the Total Secured Net Leverage Ratio shall not exceed 4.70:1.00, determined on a Pro Forma Basis (in each case including any Permitted Refinancing Indebtedness in respect thereof);

(k)                     Indebtedness of Parent or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earnouts, extended purchase price obligations and similar obligations in connection with any acquisition or other Investment or disposition permitted by this Agreement;

(l)                         secured Indebtedness of the Credit Parties that is (x) contractually subordinated or (y) secured by Liens on the Collateral having a junior priority relative to the Liens on the Collateral securing the Obligations; provided that (i) after giving effect to the incurrence and application of proceeds thereof, the Total Secured Net Leverage Ratio determined on a Pro Forma Basis for the Calculation Period most recently ended does not exceed 4.70:1.00, (ii) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness is not secured by any property or assets of Parent or any Subsidiary other than the Collateral, (iv) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, or prepayments of the type applicable to the Loans, to the extent the amounts subject to such prepayments are applied first, to the Loans, and second, to such Indebtedness), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Loans at the time of such incurrence (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), and (v) in the case of any such Indebtedness that is Secured, the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement (provided, that if the Borrower or any Guarantor shall incur Junior Lien Debt, then the Intercreditor Agreement shall be amended, or amended and restated, in substantially the form of the Restated Intercreditor Agreement, with such modifications thereto as may be reasonably agreed by the Administrative Agent, the Security Agent, the ABL Agent (if any) and the holders of such Indebtedness (or their representative agents)), and to the extent constituting Junior Lien Debt, the holders of such Indebtedness (or their representative) shall be party to a Second Lien Intercreditor Agreement, if applicable (and any Permitted Refinancing Indebtedness in respect thereof);

(m)                 Indebtedness of Parent or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(n)                     Indebtedness of Parent or any other Credit Party issued to a seller on the date of the consummation of a Permitted Acquisition or other Investment permitted hereunder for the purpose of consummating such Permitted Acquisition or other Investment permitted hereunder, so long as (i) the aggregate principal amount of all such Indebtedness does not exceed the greater of $75,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Calculation Period at any time outstanding and (ii) such Indebtedness is unsecured (such Indebtedness, the “Seller Debt”);

(o)                     Indebtedness of Parent or any Restricted Subsidiary in respect of indemnification, working capital or similar adjustments of purchase price, “earn-out” or similar performance-based deferred purchase price arrangements, non-competes, transition services or similar obligations incurred in connection with any Permitted Acquisition or other Investment permitted hereunder or any dispositions permitted hereunder;

(p)                     secured or unsecured notes issued by any Credit Party in lieu of Incremental Facilities and which may be guaranteed by the other Credit Parties (such notes, “Incremental Equivalent Debt”); provided that (i) the aggregate principal amount of all Incremental Equivalent Debt, together with the aggregate principal amount (or committed amount, if applicable) of all Incremental Loans provided pursuant to Section 2.14, shall not exceed the Maximum Incremental Facilities Amount, (ii) if any Incremental Equivalent Debt is secured, it shall be secured only by the Collateral and either be secured on a pari passu basis with the Obligations, in which case the Liens securing such Indebtedness shall be subject to a Pari Passu Intercreditor Agreement, or on a junior lien basis (but on a pari passu basis with any other outstanding Junior Lien Debt), in which case the Liens securing such Junior Lien Debt shall be subject to the Intercreditor Agreement (and the Intercreditor Agreement shall be amended, or amended and restated, in substantially the form of the Restated Intercreditor Agreement, with such modifications thereto as may be reasonably agreed by the Administrative Agent, the Security Agent, the ABL Agent (if any) and the holders of such Junior Lien Debt (or their representative agents)), and, if applicable, a Second Lien Intercreditor Agreement, (iii) such Incremental Equivalent Debt shall not be guaranteed by any Person other than the Credit Parties, (iv) such Incremental Equivalent Debt secured by Liens subject to the Pari Passu Intercreditor Agreement shall not mature or have a Weighted Average Life to Maturity (other than to the extent of nominal amortization for periods where amortization has been eliminated) shorter than the Loans, and shall not be subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, prepayment requirements substantially similar to those applicable to the Loans and amortization), in each case, prior to the Latest Maturity Date then in effect at the time of such incurrence and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Loans at the time of such incurrence, and (v) such Incremental Equivalent Debt that is unsecured or is subject to a Second Lien Intercreditor Agreement shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default, and prepayment requirements substantially similar to those applicable to the Loans), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect at the time of such incurrence and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Loans at the time of such incurrence (and any Permitted Refinancing Indebtedness in respect thereof);

(q)                     any Credit Agreement Refinancing Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(r)                        Contribution Indebtedness and any Permitted Refinancing Indebtedness with respect thereto;

(s)                       Permitted Ratio Debt; provided, that the aggregate outstanding principal amount of Indebtedness under this clause (s) of Restricted Subsidiaries that are not Credit Parties shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA at any time (and in each case, Permitted Refinancing Indebtedness in respect thereof);

(t)                        Indebtedness of a Credit Party that is secured on a pari passu basis with the Obligations (and which may be guaranteed by the other Credit Parties), so long as (i) after giving effect to the incurrence and application of proceeds thereof, the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) for the Calculation Period most recently ended does not exceed 4.70:1.00, (ii) such Indebtedness shall not be guaranteed by any Person other than the Credit Parties, (iii) no such Indebtedness shall be secured by any asset of Parent or any of its Restricted Subsidiaries other than the Collateral, (iv) such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase on a change of control, asset sale or casualty event and customary acceleration rights after an event of default and prepayment requirements substantially similar to those applicable to the Loans), in each case, prior to the date that is 91 days after the Latest Maturity Date then in effect and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the Weighted Average Life to Maturity of the Term Loans at the time of such incurrence (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), (v) the Net Cash Proceeds of such Indebtedness are applied substantially concurrently with the incurrence of such Indebtedness to finance Permitted Acquisitions or other Investments permitted hereunder (including repayment of Indebtedness associated with such Permitted Acquisition or other Investments permitted hereunder and any Capital Expenditures and other expenditures related to the assets acquired in the applicable Permitted Acquisition or other Investments permitted hereunder), (vi) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Intercreditor Agreement and a Pari Passu Intercreditor Agreement (and any Permitted Refinancing Indebtedness in respect thereof) and (vii) if such Indebtedness is in the form of a credit facility incurred within 18 months of the Effective Date, such Indebtedness shall be subject to the provisions of clause (i) of the third sentence of Section 2.14(a) to the same effect as if such Indebtedness was in the form of Incremental Term Loans;

(u)                     Parent or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(v)                     unsecured Indebtedness in respect of obligations of Parent or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money;

(w)                   Indebtedness representing deferred compensation or similar arrangements to directors, officers, employees, members of management, consultants or independent contractors of Parent (or its direct or indirect parent) and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with any Permitted Acquisition or other Investment permitted under Section 9.05 hereof;

(x)                     Indebtedness consisting of Indebtedness issued by Parent or a Restricted Subsidiary to future, present or former officers, directors, employees, members of management or consultants thereof or any direct or indirect parent thereof, their respective estates, spouses, former spouses, domestic partners or former domestic partners, in each case to finance the purchase or redemption of Equity Interests of Parent, a Restricted Subsidiary or any of their direct or indirect parent companies permitted by Section 9.03(c) hereof;

(y)                     Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of Parent or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed, at any one time outstanding, the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(z)                      Indebtedness of Restricted Subsidiaries that are not Qualified Credit Parties in an aggregate principal amount outstanding at any time not to exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period;

(aa)              Indebtedness of Parent and its Restricted Subsidiaries relating to Sale/Leaseback Transactions in an aggregate outstanding principal amount not to exceed the greater of $50,000,000 and 20.0% of Consolidated EBITDA for the most recently ended Calculation Period (and Permitted Refinancing Indebtedness in respect thereof);

(bb)              Indebtedness in respect of treasury, depositary and cash management services or automated clearinghouse transfer of funds, including without limitation the Cash Management Obligations, in the ordinary course of business; and

(cc)                all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (bb) above.

For purposes of determining compliance with this Section 9.04, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (cc) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.

9.05                        Advances, Investments and Loans.  Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)                     Parent and its Restricted Subsidiaries may extend trade credit and acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business;

(b)                     Parent and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(c)                      Parent and its Restricted Subsidiaries may hold the Investments held by them on the Effective Date; provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(d)                     Parent and its Restricted Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)                      Parent and its Restricted Subsidiaries may make loans and advances to their officers and employees (i) for moving, relocation and travel expenses and other similar expenditures in the ordinary course of business in an aggregate amount not to exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time (determined without regard to any write-downs or write-offs of such loans and advances but taking into account any return of capital, repayment, dividend or distribution in respect thereof), (ii) in connection with such Person’s purchase of Equity Interests of Parent or any direct or indirect parent of Parent and (iii) for business related expenses, moving expenses and other similar expenses and advances of payroll payments, in each case incurred in the ordinary course of business or consistent with past practices;

(f)                       Parent and its Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Equity Interests of Holdings or Parent (so long as no cash is actually advanced by Parent or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(g)                      Parent and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(c);

(h)                     (i) any Credit Party may make intercompany loans and advances to any other Credit Party, (ii) any Restricted Subsidiary of Parent which is not a Credit Party may make intercompany loans and advances to any Credit Party, (iii) any Restricted Subsidiary of Parent which is not a Credit Party may make intercompany loans and advances to any other Restricted Subsidiary of Parent which is not a Credit Party and (iv) any Credit Party may make intercompany loans and advances to any Restricted Subsidiary of Parent which is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (i) through (iv), collectively, the “Intercompany Loans”); provided that (A) each Intercompany Loan made by a Credit Party shall be evidenced by an Intercompany Note, (B) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Security Agent pursuant to the Security Agreement, (C) each Intercompany Loan made to a Credit Party shall be subject to the subordination provisions contained in the Intercompany Subordination Agreement, and (D) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (iv) of this clause (h) when added to the amount of contributions and acquisitions of Equity Interests theretofore made pursuant to subclause (i)(y) of this Section 9.05 (for this purpose taking the Fair Market Value of any property (other than cash) so contributed at the time of such contributions) exceed the greater of $25,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time (determined without regard to any write-downs or write-offs of such loans and advances but taking into account any return of capital, repayment, dividend or distribution in respect thereof);

(i)                         (x) the Credit Parties may make capital contributions to, or acquire Equity Interests of, any other Credit Party, (y) any Credit Party may make capital contributions to, or acquire Equity Interests of, any Restricted Subsidiary of Parent which is not a Credit Party; provided that the aggregate amount of contributions and acquisitions of Equity Interests on and after the Effective Date made pursuant to preceding subclause (y) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to any Restricted Subsidiary of Parent which is not a Credit Party pursuant to subclause (iv) of Section 9.05(h) (determined without regard to any write-downs or write-offs thereof but taking into account any return of capital, repayment, dividend or distribution in respect thereof), shall not exceed an amount equal to the greater of $25,000,000 and 10.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time; provided that such limit shall not be applicable if such Restricted Subsidiary becomes a Credit Party following such capital contributions, or acquisition of Equity Interests; and (z) Restricted Subsidiaries that are not Credit Parties may make capital contributions to, or acquire Equity Interests of, other Restricted Subsidiaries that are not Credit Parties;

(j)                        Parent and its Restricted Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are after the Effective Date independently permitted under another provision of this Section 9.05);

(k)                     Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(l)                         Permitted Acquisitions, so long as: (i) no Event of Default shall have occurred and be continuing at the time of entry into the applicable definitive agreement with respect to such Permitted Acquisition; and (ii) in the case of a Permitted Acquisition of an Excluded Subsidiary or a Non-Wholly Owned Subsidiary (or assets which will be acquired by an Excluded Subsidiary or a Non-Wholly Owned Subsidiary pursuant to a Permitted Acquisition or assets located outside the United States which will be acquired pursuant to a Permitted Acquisition), the Aggregate Consideration payable for such Permitted Acquisition, when added to the Aggregate Consideration paid or payable for all other

Permitted Acquisitions of Excluded Subsidiaries and Non-Wholly Owned Subsidiaries (and assets acquired by Excluded Subsidiaries and Non-Wholly Owned Subsidiaries pursuant to all other Permitted Acquisitions), does not exceed (I) the greater of $75,000,000 and 30.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time plus (II) the amount of any other provision of this Section 9.05 that may be utilized to make an Investment;

(m)                 Parent and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02;

(n)                     Parent and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of Parent or such Restricted Subsidiary;

(o)                     Parent and its Restricted Subsidiaries may make advances in connection with purchases of goods or services in the ordinary course of business;

(p)                     other Investments, provided that the aggregate amount of Investments made pursuant to this clause (p) that are at that time outstanding shall not exceed the greater of (x) $50,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended Calculation Period (determined without regard to any write-downs or write-offs thereof but taking into account any disposition proceeds, return of capital, repayment, interest, dividend or distribution in respect thereof);

(q)                     Parent and its Restricted Subsidiaries may from time to time make Investments in Foreign Subsidiaries to finance Permitted Acquisitions of Foreign Subsidiaries (or assets located outside the United States which will be acquired pursuant to a Permitted Acquisition) in accordance with Section 9.05(l);

(r)                        so long as no Event of Default then exists or would result therefrom, additional Investments at any time not in an amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the Available Amount at such time;

(s)                       Investments in joint ventures in an aggregate amount not to exceed the greater of $15,000,000 and 5.0% of Consolidated EBITDA for the most recently ended Calculation Period outstanding at any time;

(t)                        Investments of a Person acquired (pursuant to a merger, consolidation, acquisition or otherwise) pursuant to a Permitted Acquisition or other Investment permitted under Section 9.05; provided that such Investment was not made in anticipation or contemplation of such Permitted Acquisition or other Investment;

(u)                     Investments consisting of Liens, fundamental changes, sales or other dispositions and Indebtedness (other than by reference to this Section 9.05(u)) under Sections 9.01, 9.02 and 9.04, respectively;

(v)                     Investments to the extent that payment for such Investments is made with Qualified Equity Interests of Parent (or any direct or indirect parent thereof) or Net Cash Proceeds therefrom; provided that such amounts used pursuant to this Section 9.05(v) shall not increase the Available Amount;

(w)                   Contingent Obligations in respect of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into by or of Parent or any Restricted Subsidiary in the ordinary course of business;

(x)                     the forgiveness or conversion to Equity Interests of any intercompany Indebtedness owed to Parent or any of its Restricted Subsidiaries otherwise permitted by Section 9.05; and

(y)                     other Investments, provided that at the time of making such Investment, the Total Net Leverage Ratio (calculated on a Pro Forma Basis) is not greater than 4.00:1.00.

For purposes of determining compliance with this Section 9.05, if any Investment (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

9.06                        Transactions with Affiliates.  Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions involving payments by Parent or any of its Restricted Subsidiaries in excess of $1,000,000 with any Affiliate of Parent or any of its Subsidiaries (other than Parent or any Subsidiary thereof), except:

(a)                     Dividends permitted under Section 9.03 and any payments under the Tax Receivable Agreement;

(b)                     loans may be made and other transactions may be entered into by Parent and its Restricted Subsidiaries to the extent permitted by Section 9.02, 9.04 or 9.05;

(c)                      customary fees, indemnities and reimbursements may be paid to directors of Parent and its Restricted Subsidiaries;

(d)                     Parent and any Restricted Subsidiary of Parent of may issue Qualified Equity Interests (and options, warrants and rights thereto);

(e)                      Parent and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, severance arrangements, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Parent and its Restricted Subsidiaries in the ordinary course of business;

(f)                       Restricted Subsidiaries of Parent may pay management fees, licensing fees and similar fees to Parent, Holdings, the Borrower or any other Restricted Subsidiary;

(g)                      Parent, Holdings the Borrower or any other Restricted Subsidiary may pay the management, consulting, monitoring, advisory and other fees (including, without limitation, any termination fee) and related expenses (including, without limitation, indemnification and other similar amounts) pursuant to any Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year), or, in each case, any amendment to any Management Agreement so long as any such amendment is not, in the good faith judgment of the board of directors (or similar governing body) of

Parent or the Borrower, materially disadvantageous to the Lenders when taken as a whole, as compared to such Management Agreement as in effect on the Effective Date;

(h)                     Parent, Holdings the Borrower or any other Restricted Subsidiary may reimburse the Sponsor and its Affiliates and the Advance Shareholders for their reasonable out-of-pocket expenses and indemnification claims incurred in connection with their providing management services to Parent and its Restricted Subsidiaries;

(i)                         Parent and its Restricted Subsidiaries may pay to Sponsor and the Advance Shareholders reasonable out-of-pocket expenses pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities in connection with acquisitions, divestitures, debt incurrences or equity issuances that are permitted by this Agreement;

(j)                        Parent and any of its Restricted Subsidiaries may pay customary and reasonable fees to the Sponsor and the Advance Shareholders for any transaction-based financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and, in any such case, in connection with acquisitions, divestitures, debt incurrences or equity issuances that are permitted by this Agreement, provided that such fees are approved in good faith by a majority of the members of the board of directors (or similar governing body), or a majority of the disinterested members of the board of directors (or similar governing body), of the Borrower or Parent;

(k)                     payments of principal, interest and fees hereunder (or under other Indebtedness) to Affiliated Persons and Sponsor Debt Funds that are Lenders (or lenders under other Indebtedness) solely in their capacities as lenders; and

(l)                         transactions on terms and conditions substantially as favorable to Parent or such Restricted Subsidiary as would be obtained by Parent or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

9.07                        [Reserved].

9.08                        [Reserved].

9.09                        [Reserved].

9.10                        Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Prepayments of Junior Indebtedness.  Parent will not, and will not permit any of its Restricted Subsidiaries to:

(a)                     except in connection with a Permitted Refinancing thereof, make any voluntary or optional payment or prepayment on or redemption or acquisition for value of, any Permitted Junior Priority Refinancing Debt or other Junior Lien Debt (collectively a “Junior-Lien Financing”) or any other Junior Financing (other than any such Junior Financing constituting unsecured Indebtedness that is not Subordinated Indebtedness) prior to scheduled maturity (each a “Voluntary Prepayment”) (it being understood that each of the following shall be permitted: (A) AHYDO “catch-up” payments and payments of regularly scheduled principal and interest (including default interest) and (B) indemnity and expense reimbursement payments); provided that Parent or any of its Restricted Subsidiaries may (w) make any Voluntary Prepayment of Seller Debt, (x) make Voluntary Prepayments of any Junior-Lien Financing and any other Junior Financing outstanding (1) in an aggregate principal amount not to exceed $75,000,000, (2) in an amount not to exceed the Available Amount at such time, so long as (i) no Event of Default has occurred and is continuing at the time of such payments or would exist after giving effect to the Voluntary Prepayment, and (ii) the First Lien Net Leverage Ratio (calculated on a Pro Forma Basis) for the Calculation Period most recently ended does not exceed 4.70:1.00, (3) to the extent made with proceeds from an IPO or with Net Cash Proceeds from an issuance of Qualified Equity Interests and (4) in an unlimited amount, so long as the Total Net Leverage Ratio (calculated on a Pro Forma Basis) for the Calculation Period most recently ended does not exceed 4.00:1.00, and (y)  any Junior-Lien Financing or Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Parent or any of its direct or indirect parents; or

(b)                     amend, modify or change its certificate or articles of incorporation, certificate of formation, limited liability company agreement, by-laws (or the equivalent organizational documents), as applicable, or the documentation governing any Junior-Lien Financing, Subordinated Indebtedness with an outstanding principal amount in excess of $10,000,000 or other Junior Financing with an outstanding principal amount in excess of $10,000,000 (other than any such Junior Financing constituting unsecured Indebtedness that is not Subordinated Indebtedness), unless such amendment, modification, change or other action contemplated by this clause (b) would not be materially adverse to the interests of the Lenders and the terms of any such amendment, modification, change or other action will not violate any of the other provisions of this Agreement or any other Credit Document.

9.11                        Negative Pledge.  Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any agreement, instrument or other undertaking (each, a “Contractual Obligation”) to which Parent or such Restricted Subsidiary is a party (other than this Agreement or any other Credit Document) that limits the ability of any Credit Party to create, incur, assume or suffer to exist Liens on property of such Credit Party for the benefit of the Secured Creditors with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to (i) Contractual Obligations which exist on the Effective Date, (ii) Contractual Obligations which are binding on a Restricted Subsidiary of Parent at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Parent, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Parent, (iii) Contractual Obligations which arise in connection with any sale, transfer or other disposition permitted by Section 9.02 and relate solely to the assets or Person subject to such sale, transfer or other disposition, (iv) Contractual Obligations which are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.05 and applicable solely to such joint venture entered into in the ordinary course of business, (v) Contractual Obligations which are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.04 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vi) Contractual Obligations which are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) Contractual Obligations which comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 9.04 and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to Parent or any of its Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (viii) Contractual Obligations which are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Parent or any of its Restricted Subsidiaries, (ix) Contractual Obligations which are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (x) Contractual Obligations which are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) Contractual Obligations which arise in connection with cash or other deposits permitted under Sections 9.01 and 9.05 and limited to such cash or deposit, (xii) any documentation governing Incremental Equivalent Debt, Permitted Unsecured Refinancing Debt, Permitted Pari Passu Refinancing Debt, Permitted Ratio Debt, Permitted Junior Priority Refinancing Debt, Refinanced Debt or any other Indebtedness permitted hereunder or any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in this clause (xii);

provided that such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Credit Documents or, in the case of Junior Financing, are market terms at the time of issuance, (xiii) the ABL Obligations or any Permitted Refinancing thereof, or (xiv) apply by reasonable application of any applicable laws, rule, regulation or order or are required by any Governmental Authority having jurisdiction over Parent or any of its Restricted Subsidiaries.

9.12                        Business; etc.  Parent will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any material line of business substantially different from the businesses engaged in by Parent and its Restricted Subsidiaries as of the Effective Date and businesses reasonably related, ancillary or complementary thereto or reasonable extensions thereof.

SECTION 10.                     Events of Default and Remedies.

10.01                 Upon the occurrence of any of the following specified events (each, an “Event of Default”):

(a)                     Payments.  The Borrower shall (x) default in the payment when due of any principal of any Loan or any Note, or (y) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b)                     Representations, etc.  Any representation, warranty or statement made, confirmed or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made, confirmed or deemed made; or

(c)                      Covenants.  Parent or any of its Restricted Subsidiaries shall (x) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(e)(i) or Section 9 or (y) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01(a), 10.01(b) and clause (x) of this 10.01(c)) and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof is given to the Borrower by the Administrative Agent; or

(d)                     Default Under Other Agreements.  (i) Parent or any of its Restricted Subsidiaries shall (A) default in any payment of any Indebtedness (other than the Obligations) having an outstanding aggregate principal amount of more than $50,000,000 beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness having an outstanding aggregate principal amount of more than $50,000,000 (other than, with respect to Indebtedness consisting of Interest Rate Protection Agreements or Other Hedging Agreements, termination events or equivalent events pursuant to the terms of such Interest Rate Protection Agreements or Other Hedging Agreements and not as a result of any default thereunder by any Credit Party) beyond any period of grace, if any, provided therein or contained in any instrument or agreement evidencing, securing or relating thereto beyond any period of grace, if any, provided therein, or any other event shall occur or condition exist beyond any period of grace applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of Parent or any of its Restricted Subsidiaries having an outstanding aggregate principal amount of more than $50,000,000 shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory repayment (unless such required prepayment or mandatory repayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided that clauses (i) and (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Equity Interests and converts to Equity Interests in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by Parent, Holdings, the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 10. Notwithstanding the foregoing provisions of this Section 10.01(d), no breach, default or event of default under the ABL Loan Documents shall constitute an Event of Default under this Section 10.01(d), except (X) any event of default, giving effect to any applicable grace period, under Section 8.1 of the ABL Credit Agreement (or any successor provision thereto), (Y) any event of default (except any event of default described in the immediately preceding clause (X) or arising as a result of a breach of Section 7.1 of the ABL Credit Agreement (or any other financial covenant subsequently added to the ABL Credit Agreement or contained in any Permitted Refinancing of the ABL Credit Agreement)), giving effect to any applicable grace period, under the ABL Credit Agreement that remains unremedied and unwaived for 60 consecutive days after the occurrence thereof, or (Z) any acceleration of the Advances or termination of the Revolver Commitments (each as defined in the ABL Credit Agreement) prior to the scheduled maturity thereof as a result of an event of default under the ABL Loan Documents; or

(e)                      Bankruptcy, etc.  Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), to operate all or any substantial portion of the business of Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), or there is commenced against Parent or any of its Restricted Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or Parent or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(f)                       ERISA.  (i) any of Parent, Holdings, the Borrower or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan has failed to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of Parent, Holdings, the Borrower or any ERISA Affiliate thereof, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, (iv) any

Plan shall terminate for purposes of Title IV of ERISA, (v) Parent, Holdings, the Borrower or any ERISA Affiliate thereof shall incur liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, (vi) a determination has been made that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (vii) a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (viii) any contribution required to be made with respect to a Plan, Multiemployer Plan or Foreign Pension Plan has not been timely made, (ix) a Plan has an Unfunded Current Liability; or (x) the occurrence of any other event or condition which constitutes an ERISA Event with respect to the Plan, and in each case in clauses (i) through (x)) above, such event or condition, together with all other such events or conditions, if any, has had, or would reasonably be expected to have, a Material Adverse Effect; or

(g)                      Security Documents.  Any of the material Security Documents shall cease to be in full force and effect, or shall cease to give the Security Agent for the benefit of the Secured Creditors, a valid and perfected security interest in, and Lien on, a material portion of the Collateral; provided that the failure to have such a valid and perfected Lien on Collateral in favor of the Security Agent shall not give rise to an Event of Default under this Section 10.01(g), (i) if such lack of validity or perfection results from (A) any act or omission of the Security Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document) or (B) from the sale, transfer or other disposition of the applicable Collateral to a Person that is not a Credit Party in a transaction permitted under this Agreement or (ii) as to Collateral consisting of real property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(h)                     Guaranties.  Any Guaranty or any material provision thereof shall cease to be in full force or effect (except in accordance with the terms thereof), or any Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

(i)                         Other Credit Documents. Any material Credit Document (other than in accordance with the terms thereof or otherwise as described in clause (h) or clause (l) of this Section 10.01) shall for any reason cease to be in full force and effect or be asserted by any Credit Party not to be a legal, valid and binding obligation of any party thereto; or

(j)                        Judgments.  One or more judgments or decrees shall be entered against Parent or any Restricted Subsidiary of Parent for payment of money in an aggregate amount in excess of $50,000,000 (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees shall be final and non-appealable and shall not be vacated, satisfied, discharged or stayed or bonded pending appeal for any period of 60 consecutive days; or

(k)                     Change of Control.  A Change of Control shall occur; or

(l)                         Intercreditor Agreement.  The Intercreditor Agreement or, after the execution thereof, any Pari Passu Intercreditor Agreement or Other Intercreditor Agreement, or any material provision of any thereof shall cease to be in full force or effect (except in accordance with its terms), any Credit Party shall deny or disaffirm in writing its obligations thereunder;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 10.01(e) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice):  (a) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) subject to the terms of the Intercreditor Agreement, enforce, as Security Agent, all of the Liens and security interests created pursuant to the Security Documents in accordance with the terms thereof; and (d) enforce each Guaranty.

10.02                 Application of Funds.  After the exercise of remedies (subject to the terms of the Intercreditor Agreement) provided for in Section 10.01 (or after the Loans have automatically become immediately due and payable as provided in Section 10.01), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including expense of counsel payable under Section 12.01 and amounts payable under Section 2.10) payable to the Administrative Agent and the Security Agent in their respective capacities as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest and other than any amounts due under Secured Hedging Agreements) payable to the Secured Creditors (including expenses of counsel payable under Section 12.01 and amounts payable under Section 2.10), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and any interest due on amounts unpaid under Secured Hedging Agreements, ratably among the Secured Creditors in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and any amounts due under Secured Hedging Agreements (other than as previously applied under clause Third above), ratably among the Secured Creditors in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations of the Credit Parties that are due and payable to the Administrative Agent and the other Secured Creditors on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Creditors on such date; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in cash in full, to the Borrower or as otherwise required by law.

SECTION 11.                     The Administrative Agent.

11.01                 Appointment.  The Lenders hereby irrevocably designate and appoint MSSF as Administrative Agent and Security Agent (for purposes of this Section 11 and Section 12.01, the term “Administrative Agent” also shall include MSSF in its capacity as Security Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents and MSSF hereby accepts such designation and appointment.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder by or through its officers, directors, agents, sub-agents, employees or affiliates.  Any sub-agent may perform any and all its duties and exercise its rights and powers by or through its directors, trustees, officers, employees, agents, advisors or affiliates. The exculpatory provisions contained in this Section 11 shall apply to the Administrative Agent and any sub-agent and to their respective directors, trustees, officers, employees, agents, advisors and affiliates, and shall apply to their respective activities in connection with the syndication of the Loans, as well as activities as Agent or sub-agent.

11.02                 Nature of Duties.  (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b)                     Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01.  Without limitation of the foregoing, none of the Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent or the Documentation Agent shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

11.03                 Lack of Reliance on the Administrative Agent; Etc.  Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of Parent and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Parent or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Parent or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.  The Administrative Agent shall be deemed to have no knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by Parent, Holdings, the Borrower or a Lender.

11.04                 Certain Rights of the Agents.  If any Agent shall request instructions from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 12.12) with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders (or such other Lenders, as the case may be); and such Agent shall not incur liability to any Lender by reason of so refraining.  Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or if required pursuant to Section 12.12, all Lenders).

11.05                 Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, order or other document or electronic message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel (who may be counsel for the Borrower), independent accountants and other experts selected by the Administrative Agent and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

11.06                 Indemnification.  To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.07                 The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity.  The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08                 Holders.  Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09                 Resignation by the Administrative Agent.  (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by notifying the Lenders and the Borrower.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)                     Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed, provided that (x) the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing and (y) in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Lender.

(c)                      If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) (provided that the Borrower’s approval shall not be required if an Event of Default has occurred and is continuing), then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)                     If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by such 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.

(e)                      Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 (and the analogous provisions of the other Credit Documents) and Section 12.01 shall continue in effect for the benefit of the Administrative Agent, its sub-agents and their respective Affiliates for each of their actions and inactions while serving as the Administrative Agent.

(f)                       Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

11.10                 Collateral Matters.  (a) Each Lender authorizes and directs the Security Agent to enter into the Security Documents and the Intercreditor Agreement, any Pari Passu Intercreditor Agreement, any Second Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Creditors (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Permitted Pari Passu Refinancing Debt, or any Permitted Junior Priority Refinancing Debt or other Junior Lien Debt, in order to permit such Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Credit Documents)).  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Security Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)                     The Lenders hereby authorize the Security Agent, (1) at its option and in its discretion, to release any Lien granted to or held by the Security Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification and reimbursement obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Parent, Holdings and the Qualified Credit Parties) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) as otherwise may be expressly provided in the relevant Security Documents, in the Intercreditor Agreement and Other Intercreditor Agreements or the last sentence of each of Sections 9.01 (so long as the ABL Agent has released or concurrently releases its Lien on such Collateral) and 9.02, (v) constituting property (x) owned by any Unrestricted Subsidiary permitted to be designated as such pursuant to the terms of this Agreement or (y) following or concurrently with a sale or other disposition (to Persons other than Parent, Holdings and the Qualified Credit Parties) of a Subsidiary of Parent in compliance with Section 9.02, constituting property owned by such Subsidiary or (vi) constituting property subject to a Sale/Leaseback Transaction permitted hereunder or property subject to (or which will become subject to promptly following such release) Liens pursuant to Section 9.01(f), 9.01(g) or 9.01(m) and (2) to automatically release any Lien on any property granted to or held by the Administrative Agent or the Security Agent under any Credit Document (i) upon payment in full of all Obligations, (ii) at the time the property subject to such Lien is sold, transferred or otherwise disposed or to be sold, transferred or otherwise disposed as part of or in connection with any disposition permitted hereunder or under any other Credit Document, (iii) subject to Section 12.12, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.02, and the Security Agent shall, at the written request of the Borrower, release the Security Agent’s Liens on such property.  The Lenders hereby further authorize the Administrative Agent to release from its Guaranty any Unrestricted Subsidiary permitted to be designated as such pursuant to the terms of this Agreement (provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any of the ABL Loan Documents, or continues to be a guarantor of any Junior Lien Debt), or any Subsidiary of Parent upon the sale or other disposition thereof (to Persons other than Parent, Holdings and the Qualified Credit Parties) in compliance with Section 9.02, and the Administrative Agent shall, at the written request of the Borrower, release such Unrestricted Subsidiary or Subsidiary of Parent sold or disposed of in compliance with Section 9.02 from its Guaranty.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Security Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c)                      The Security Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Security Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Security Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Security Agent may act in any manner it may deem appropriate, in its sole discretion, given the Security Agent’s own interest in the Collateral as one of the Lenders and that the Security Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11                 Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

11.12                 Withholding.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any other reason, or the Administrative Agent has paid over to the IRS applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred, unless such amounts have been indemnified by any Credit Party or the relevant Lender.

SECTION 12.                     Miscellaneous.

12.01                 Payment of Expenses; Indemnification, etc.  (a) The Borrower hereby agrees to:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable and documented fees and disbursements of Shearman & Sterling LLP and a single local counsel in each appropriate jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable and documented fees and disbursements of counsel for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, counsel for the Lenders; provided that reasonable and documented fees and disbursements of counsel shall be limited to (x) one primary counsel for the Administrative Agent and the Lenders and, if reasonably required by the Administrative Agent, a single local counsel in each appropriate jurisdiction and (y) if there is a conflict of interest, where the Lenders affected by such conflict notify the Borrower of the existence of such conflict that requires separate representation for any Lender, in which case each group of Lenders similarly affected shall, as a whole, be entitled to one separate counsel; and (ii) indemnify the Administrative Agent, the Security Agent, each Joint Lead Arranger, each Joint Book-Running Manager, the Syndication Agent, the Documentation Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, controlling persons, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented attorneys’ and consultants’ fees and disbursements, but limited, in the case of legal fees, to the reasonable and documented fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, if there is a conflict of interest, where the Indemnified Persons affected by such conflict notify the Borrower of the existence of such conflict that requires separate representation for any Indemnified Person, in which case each group of Indemnified Persons similarly affected shall, as a whole, be entitled to one separate counsel, incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (A) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Security Agent, any Joint Lead Arranger, each Joint Book-Running Manager, the Syndication Agent, the Documentation Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (B) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Parent or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Parent or any of its Subsidiaries at any location, whether or not owned, leased or operated by Parent or any of its Subsidiaries, the non-compliance by Parent or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Parent, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Parent or any of its Subsidiaries (but excluding, in each case, any disputes solely among Indemnified Persons (other than claims against the Administrative Agent, the Security Agent, the Syndication Agent, the Documentation Agent, any Joint Book-Running Manager or any Joint Lead Arranger solely in connection with their duties in such capacities) and any losses, liabilities, claims, damages or expenses to the extent incurred by reason of (x) the bad faith, gross negligence or willful misconduct of the Indemnified Person to be indemnified or (y) a material breach of any of the Credit Documents by the Indemnified Person to be indemnified (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision)).  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Security Agent, Joint Lead Arrangers, the Joint Book-Running Managers, the Syndication Agent, the Documentation Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For the avoidance of doubt, this Section 12.01 shall not apply to Taxes.

(b)                     To the full extent permitted by applicable law, none of Parent, Holdings and the Borrower and their Subsidiaries, or any Indemnified Person shall assert, and hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.02                 Right of Set-off.  (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and, subject to Section 12.23, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of Parent or any of the other Credit Parties against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b)                     NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY,

PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE SECURITY AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

12.03                 Notices.  (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including facsimile or other electronic transmission) and mailed, telegraphed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified on Schedule 12.03 or in the other relevant Credit Documents; if to any Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) (all such non-excluded communications being referred to herein collectively as “Communications”). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)                     [Reserved].

(c)                      Each of Parent, Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Parent, Holdings and/or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information of a type that would constitute material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Each of Parent, Holdings and the Borrower hereby agrees that (w) at the reasonable request of the Administrative Agent Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent, Holdings and the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any information of a type that would constitute material non-public information with respect to Parent, Holdings or the Borrower or its securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as such as set forth in Section 12.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative

Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”

(d)                     Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain information of a type that would constitute material non-public information with respect to Parent, Holdings or the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                      THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH.

(f)                       Notwithstanding Section 12.03(a), the Administrative Agent and Lenders agree that the receipt of the Communications by the Administrative Agent at its e-mail address shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

12.04                 Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, except as provided in Section 9.02, none of Parent, Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders (and any purported assignment or transfer without such consent shall be null and void) and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment, Loans, Note or other Obligations hereunder except as provided in Sections 2.13 and 12.04(b)) and the participant shall not constitute a

“Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan (or the addition of additional Commitments or Loans) shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Parent, Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  In the case of any such participation, except as otherwise set forth in Section 12.04(g), the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b)                     Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to (i) (A) any Lender Affiliate of such Lender or (B) to one or more other Lenders (other than an Affiliated Person, except in accordance with and as expressly provided in Section 2.15) or any Lender Affiliate of any such other Lender (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as a Lender Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 10.01(a) or 10.01(e), the Borrower may otherwise agree, which agreement shall not be unreasonably withheld or delayed) in the aggregate for the assigning Lender or assigning Lenders, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) upon the surrender of the relevant Notes (if any) by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (ii) the consent of the Administrative Agent and, so long as no Event of Default under Section 10.01(a) or 10.01(e) has occurred and is continuing, the Borrower (such consent deemed to have been made with respect to any assignment if the Borrower has not responded within ten Business Days after written request for consent to such assignment) shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (iii) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor and which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Loans.  At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, (i) to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 4.04(f) and (ii) deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee Lender shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee Lender’s compliance procedures and applicable laws, including Federal and state securities laws).  To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay increased costs, as and to the extent provided in Section 2.10 and 4.04 (excluding for the avoidance of doubt Excluded Taxes), after the date of the respective assignment).

(c)                      Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, and any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d)                     Any Lender which assigns all of its Commitment and/or Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(e)                      (i) Any assignment of Loans by a Lender to a Sponsor Debt Fund shall be subject to the condition that each Sponsor Debt Fund shall identify itself as a Sponsor Debt Fund in its Assignment and Assumption Agreement.

(ii)                      If at any time a Sponsor Debt Fund ceases to maintain management and operations independent from the Sponsor or any Affiliated Person which is directly or indirectly engaged in the management of the Credit Parties, then such Sponsor Debt Fund shall no longer be permitted to purchase or participate in any assignments of Loans other than as an Affiliated Person pursuant to Section 2.15 or any related Obligations or exercise any voting rights under the Credit Documents other than those voting rights as are applicable to Affiliated Persons that are Lenders.

(iii)                   By acceptance of the benefits of this Section 12.04(e), each Sponsor Debt Fund that becomes a Lender hereunder shall be deemed to have agreed to be bound by the terms of the Credit Agreement (including, without limitation, Section 11 hereof) as a Lender hereunder; provided however, that regardless of the aggregate outstanding principal amount of all Loans beneficially owned by a Sponsor Debt Fund, for purposes of determining Lenders for all voting purposes, such Sponsor Debt Fund shall only be permitted to vote up to 49.9% of the aggregate outstanding principal amount of all Loans outstanding (to the extent that such Sponsor Debt Funds beneficially owns more than 49.9% of the aggregate outstanding principal amount of all Loans, such excess shall be excluded for any vote of the Lenders hereunder).

(f)                       Regardless of the aggregate outstanding principal amount of all Loans beneficially owned by a Sponsor Debt Fund, for purposes of determining Lenders for all voting purposes, such Sponsor Debt Fund shall only be permitted to vote up to 49.9% of the aggregate outstanding principal amount of all Loans outstanding (to the extent that such Sponsor Debt Funds beneficially owns more than 49.9% of the aggregate outstanding principal amount of all Loans, such excess shall be excluded for any vote of the Lenders hereunder).

(g)                      No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lenders”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of this clause (g), or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) purchase or prepay the Loans of such Disqualified Lender by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(h)                     Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to the Administrative Agent or the Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter.  The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(i)                         The Borrower agrees that each participant under this Agreement shall be entitled to the benefits of Sections 2.10 and 4.04 (subject to the requirements and limitations therein, including the requirements under Section 4.04(f) (it being understood that the documentation required under Section 4.04(f) shall be delivered to the participant Lender by the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (A) agrees to be subject to the provisions of Section 2.13 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 4.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent the sale of the participation to such participant is made with the Borrower’s consent and such entitlement to receive a greater payment results from any applicable law, rule or regulation that is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority that occurs after the participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

12.05                 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06                 Payments Pro Rata.  (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                     Each of the Lenders agrees that, except as contemplated in Section 12.04 or elsewhere herein, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)                      Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and the express provisions of Section 2.15 that permit differing payments among Lenders.

12.07                 Computations.  All computations of interest hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Rate in the case of Base Rate Loans, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable.

12.08                 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS (INCLUDING ANY APPELLATE COURTS THEREOF).  EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER PARENT, HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER PARENT, HOLDINGS OR THE BORROWER.  EACH OF PARENT, HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE

PREPAID, TO PARENT, HOLDINGS OR THE BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 12.03, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PARENT, HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b)                     EACH OF PARENT, HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                      EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

12.10                 [Reserved].

12.11                 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12                 Amendment or Waiver; etc.  (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be amended, waived or modified (other than upon payment in full of the Obligations) unless such amendment, waiver or modification is in writing signed by the respective Credit Parties party hereto or thereto and signed or consented to in writing by the Required Lenders or the Administrative Agent with the consent of the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower and Collateral may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such amendment, waiver or modification shall, without the consent of each Lender (with Obligations being directly affected in the case of following clauses (i) and (iv)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of scheduled amortization, interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under the Security Documents or release all or substantially all of the value of the Guaranty provided by the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Loans on the Effective Date), or (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, pursuant to Section 2.14 or with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Commitments and/or Loans are included on the Effective Date); provided further, that no such amendment, waiver or modification shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent or (3) without the consent of the Security Agent, amend, modify or waive any provision relating to the rights or obligations of the Security Agent.

(b)                     If, in connection with any proposed amendment, waiver or modification of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay all outstanding Loans and terminate all Commitments of such non-consenting Lender in accordance with Section 4.01(b), provided that, unless the Loans which are repaid or Commitments which are terminated pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans or Commitments of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), (x) the calculation of Required Lenders shall be determined after giving effect to any such repayment or termination, (y) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto and (z) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment.

(c)                      Notwithstanding anything to the contrary in this Section 12.12, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Pari Passu Refinancing Debt or Permitted Junior Priority Refinancing Debt (or a representative agent or trustee with respect thereto) as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement, such Pari Passu Intercreditor Agreement or such Second Lien Intercreditor Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders), (ii) that is expressly contemplated by the Intercreditor Agreement (or the comparable provisions, if any, of any Pari Passu Intercreditor Agreement or any Second Lien Intercreditor Agreement), or (iii) that is to amend, or amend and restate, the Intercreditor Agreement into substantially the form of the attached Restated Intercreditor Agreement concurrently with the incurrence of any Junior Lien Debt by the Borrower or any Guarantor for the purpose of adding the holders of such Indebtedness (or their representative agents) to the Intercreditor Agreement, and in the course of doing so, to make such other changes to the Intercreditor Agreement that, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Security Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Security Agent, as applicable.

(d)                     If Indebtedness is incurred pursuant to Section 9.04 hereof that is secured by a Lien on any Collateral, the Administrative Agent and/or the Security Agent is authorized to enter into any Other Intercreditor Agreement or any amendment to the Intercreditor Agreement (including amending, or amending and restating, the Intercreditor Agreement into substantially the form of the attached Restated Intercreditor Agreement, as provided in clause (c) above) or any Other Intercreditor Agreement (and the Administrative Agent and the Security Agent shall enter into such Other Intercreditor Agreement or amendment to the Intercreditor Agreement or such Other Intercreditor Agreement) if reasonably requested to do so by the Borrower in order to reflect the incurrence of such Indebtedness and the Lien priority intended to be created thereon.

(e)                      Notwithstanding anything to the contrary contained in clause (a) above of this Section 12.12, the Borrower, the Administrative Agent and each Additional Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Amendment, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Additional Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 12.12.

(f)                       Notwithstanding anything to the contrary in this Section 12.12, guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Security Agent and may be amended and waived with the consent of the Security Agent at the request of Parent or the Borrower without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to reflect local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(g)                      Further, notwithstanding anything to the contrary contained in this Section 12.12, (x) (i) Security Documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Security Agent, (ii) the Other Intercreditor Agreements entered into in connection with this Agreement may be in a form reasonably determined by the Security Agent, and (iii) such Security Documents and related documents, the Intercreditor Agreement and the Other Intercreditor Agreements may be amended, supplemented and waived with the consent of the Security Agent, the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (A) in order to comply with local law or advice of local counsel, (B) in order to cause such Security

Document or other document to be consistent with this Agreement and the other Credit Documents or (C) in connection with the incurrence of any Indebtedness under Sections 9.04(j), 9.04(l) or 9.04(t), Incremental Loans, Incremental Equivalent Debt (and Permitted Refinancing Indebtedness in respect thereof), Credit Agreement Refinancing Indebtedness (and Permitted Refinancing Indebtedness in respect thereof), Permitted Pari Passu Refinancing Debt, Permitted Junior Priority Refinancing Debt or other Junior Lien Debt, or Refinanced Debt (and the addition of any collateral as Collateral in connection therewith) and the entry by the Administrative Agent and the Security Agent into intercreditor arrangements (including, without limitation, any amendment, amendment and restatement or supplement to the Intercreditor Agreement pursuant to Section 8.3 of the Intercreditor Agreement, or any Pari Passu Intercreditor Agreement or Second Lien Intercreditor Agreement or amendment or modification thereof, or amendment, or amendment and restatement, of the Intercreditor Agreement into substantially the form of the attached Restated Intercreditor Agreement) in connection therewith (and the Administrative Agent and Security Agent agree to enter into such agreements, amendments and modifications if reasonably requested by the Borrower in connection with the transactions described above) and (y) if, following the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a typographical, technical or immaterial nature, in each case, in any provision of any Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

12.13                 Survival.  All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 4.04, 11.06 and 12.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14                 Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in law after the date of the respective transfer).

12.15                 Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, and the Commitments of, and the principal amounts (and stated interest) of the Loans made by each of the Lenders pursuant to the terms hereof from time to time.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b), an Administrative Questionnaire completed in respect of the assignee Lender (unless the assignee Lender shall already be a Lender hereunder), the appropriate IRS Forms, if applicable, the processing and recordation fee referred to in Section 12.04(b), if applicable, and the consent of the Administrative Agent and, if required, the Borrower.  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.

Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15 except to the extent incurred by reason of its bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable decision).

12.16                 Confidentiality.  (a) Subject to the provisions of clause (b) of this Section 12.16, each of the Administrative Agent, Security Agent and each Lender agrees that it will not disclose without the prior written consent of the Borrower (other than to its partners, employees, auditors, advisors or counsel to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Agent or such Lender) any information with respect to Parent, Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that the Administrative Agent, Security Agent or any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) or other obligation of confidentiality owed to Parent or any of its respective Affiliates, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, Federal or other regulatory body (including any self-regulatory authority or organization) having or claiming to have jurisdiction or authority over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors; provided that the Administrative Agent, the Security Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation; provided that the Administrative Agent, the Security Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation, (v) to the Administrative Agent or the Security Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (and/or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.16 (in each case other than any Disqualified Lender), (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender (in each case other than any Disqualified Lender), provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 12.16, (viii) to any rating agency when required by it or the CUSIP Service Bureau or any similar agency in connection with the issuance or monitoring of CUSIP numbers or other market identifiers with respect to the credit provided hereunder, (ix) in connection with the exercise of any remedies hereunder or under any other Credit Document, (x) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

(b)                     Each of Parent, Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Parent or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Parent and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.16 to the same extent as such Lender.

12.17                 Special Notice Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and certain capital stock and other Equity Interests in, various Persons owned by the respective Credit Party be pledged, and, in certain cases, delivered for pledge, pursuant to (and to the extent required by) the Security Documents.  The parties hereto further acknowledge and agree that each Credit Party shall only be required to take actions under the laws of the United States and any State thereof to perfect the security interests under the Security Documents.  To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or capital stock or other Equity Interests in, any Foreign Subsidiary of the Borrower or any other Person organized under the laws of a jurisdiction other than the United States or any State thereof, it is acknowledged that no actions have been required or will be taken under local law of any jurisdiction outside the United States or any State thereof.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law.

12.18                 Patriot Act.  Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act (Pub. L. 109-177 (signed into law March 9, 2009)) (the “Patriot Act”) hereby notifies Parent, Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Parent, Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

12.19                 OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.  (a) EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS SHALL BE CREATED ON THE COLLATERAL PURSUANT TO THE ABL LOAN DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT REGARDING RELATIVE PRIORITIES AND THE EXERCISE OF RIGHTS AND REMEDIES.  PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS WITH RESPECT TO THE RELATIVE PRIORITIES OF ANY OF THE LIENS AND THE EXERCISE OF ANY RIGHTS AND REMEDIES, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(b)                     EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE SECURITY AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.

(c)                      THE PROVISIONS OF THIS SECTION 12.19 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORMS OF WHICH ARE ATTACHED AS AN EXHIBIT TO THIS AGREEMENT.  REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL

TERMS AND CONDITIONS THEREOF.  EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

12.20                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.21                 Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that Parent and its Restricted Subsidiaries shall take (and, if applicable, shall cause their respective Restricted Subsidiaries to take) the actions specified in Schedule 12.21 attached hereto within the time periods set forth in Schedule 12.21 (as such time periods may be extended by the Security Agent, without any requirement for Lender consent).  The provisions of such Schedule 12.21 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety, and the undertakings of the Parent and its Restricted Subsidiaries thereunder shall constitute covenants under, and for all purposes of, this Agreement.

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects (or in all respects, to the extent such representation or warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.21.

12.22                 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Secured Obligations by the Borrower or any Guarantor or the transfer to the Secured Creditors of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Secured Creditors are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that the Secured Creditors are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorney’s fees of the Secured Creditors related thereto, the liability of the Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

12.23                 Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent (in respect of the exercise of any set off, such consent not to be unreasonably withheld).  The provisions of this Section 12.23 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party

12.24                 Hedging Creditors.  Each Hedging Creditor shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents solely for purposes of and solely with respect to any reference in a Credit Document to the parties for whom the Security Agent is acting.  The Security Agent hereby agrees to act as agent for such Hedging Creditors and, by virtue of being a counterparty to a Secured Hedging Agreement, each Hedging Creditor shall be automatically deemed to have appointed the Security Agent as its agent; it being understood and agreed that the rights and benefits of each Hedging Creditor under the Credit Documents consist exclusively of such Hedging Creditor’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Security Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, the Security Agent shall be entitled to assume no amounts are owing to any Hedging Creditor unless such Hedging Creditor has provided written notification to the Administrative Agent of the amount that is owing to it and such notification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution.

12.25                 Contractual Recognition of Bail-in.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action in relation on any such liability, including, if applicable: (i) reduction, in full or in part, in the principal amount or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Term Loan Credit Agreement as of the date first above written.

ADVANCEPIERRE FOODS HOLDINGS, INC., as Parent

By:
Name:
Title:

PIERRE HOLDCO, INC., as Holdings

By:
Name:
Title:

ADVANCEPIERRE FOODS, INC., as Borrower

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., Individually and as Administrative Agent and Security Agent

By:
Name:
Title: